    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FIRST EMPIRE STATE CORPORATION

               (Exact name of registrant as specified in charter)

           NEW YORK                           6712                          16-0968385
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240
                                 (716) 842-5445

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          RICHARD A. LAMMERT, ESQUIRE
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                         FIRST EMPIRE STATE CORPORATION
                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240
                                 (716) 842-5390

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         STEVEN KAPLAN, ESQ.                   WILLIAM S. RUBENSTEIN, ESQ.
           ARNOLD & PORTER                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM
       555 TWELFTH STREET, N.W.                            LLP
         WASHINGTON, DC 20004                        919 THIRD AVENUE
            (202) 942-5998                       NEW YORK, NEW YORK 10022
                                                      (212) 735-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT(2)      OFFERING PRICE(2)         FEE(3)
Common Stock ($5.00 Par Value).............      1,510,000            $455.16           $687,284,472          $202,749

(1) The number of shares to be registered is based upon an estimate of the maximum number of shares of Common Stock of the Registrant that may be issued to holders to Common Stock of ONBANCorp, Inc. ("ONBANCorp") pursuant to the Merger Agreements (as defined herein).

(2) The registration fee was computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the ONBANCorp Common Stock on the Nasdaq National Market on February 5, 1998 divided by 0.161, the number of shares of the Common Stock of the Registrant to be exchanged for each share of ONBANCorp Common Stock in the proposed Merger to which this Registration Statement relates.

(3) In accordance with Rule 457(b), the total registration fee of $202,749 has been reduced by $179,700, which was previously paid on December 16, 1997 upon filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of proxy materials of the Registrant and ONBANCorp.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FIRST EMPIRE STATE CORPORATION

                                  FEBRUARY 9, 1998

Dear First Empire Stockholder:

    You are cordially invited to attend a Special Meeting of the stockholders of First Empire State Corporation ("First Empire") to be held on Tuesday, March 17, 1998 beginning at 11:00 a.m., local time, at M&T Center, One Fountain Plaza, in Buffalo, New York.

    At the Special Meeting, you will be asked to consider and vote upon the proposed acquisition of ONBANCorp, Inc. ("ONBANCorp") through the merger of ONBANCorp with and into First Empire's wholly owned subsidiary, Olympia Financial Corp. (the "Merger") and the issuance of up to 1,510,000 shares of common stock of First Empire in connection therewith. In the Merger, ONBANCorp stockholders may elect to receive $69.50 in cash or 0.161 of a share of First Empire common stock for each of their ONBANCorp shares (subject to the limitations described in the enclosed Joint Proxy Statement). Approximately 12,712,196 shares of ONBANCorp stock currently are outstanding.

    ONBANCorp, a Delaware corporation, is a registered bank holding company headquartered in Syracuse, New York with total assets of $5.3 billion as of December 31, 1997. Its subsidiary banks are OnBank & Trust Co., a commercial bank headquartered in Syracuse, New York with 59 branches in the Syracuse, Rochester and Albany areas, and Franklin First Savings Bank, a savings bank headquartered in Wilkes-Barre, Pennsylvania with 19 branches in the greater Wilkes-Barre area. Following consummation of the Merger, both of these banks will be merged into First Empire's wholly owned subsidiary commercial bank, Manufacturers and Traders Trust Company. Among other anticipated benefits, the Merger presents a unique opportunity for First Empire to create the largest banking franchise, based on deposits, in Central and Western New York State, with a significant presence in many other New York markets and in Northeast Pennsylvania. The Merger will result in very few branch consolidations since there is little overlap between the retail branch networks. In addition, the Merger will generate substantial synergies by reducing costs associated with duplicative operations and enhancing revenue growth through the marketing of First Empire's products and services to ONBANCorp's customers. Based on the assumptions and subject to the qualifications described in the enclosed Joint Proxy Statement, we expect the Merger, excluding one-time costs, to be accretive to earnings on a cash basis in 1998.

    Your Board of Directors has approved the consummation of the proposed transaction subject to stockholder approval and certain other conditions, and recommends that you vote FOR the Merger which requires the issuance of additional shares of First Empire common stock. The Board reached this decision after careful consideration of a number of factors. The enclosed Joint Proxy Statement details these factors and also explains the proposed Merger in greater detail. Please read it carefully.

    I urge you to take the time now to consider this very important matter and vote. In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope regardless of whether you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy at the meeting and vote in person.

                                          Cordially,

                                          Robert G. Wilmers
                                          Chairman of the Board, President
                                            and Chief Executive Officer

                                ONBANCorp, Inc.

                                                                February 9, 1998

Dear ONBANCorp Stockholder:

    You are cordially invited to attend a special meeting of stockholders of ONBANCorp, Inc. ("ONBANCorp") to be held on March 17, 1998 at 10:00 a.m., at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York 13057. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt a reorganization agreement and related merger agreement (together, the "Merger Agreement") which provide for the merger (the "Merger") of ONBANCorp with a wholly owned subsidiary of First Empire State Corporation ("First Empire").

    Upon consummation of the Merger, each outstanding share of ONBANCorp common stock will be converted into the right to receive, at the election of the holder thereof, either (a) $69.50 in cash without interest or (b) 0.161 of a share (the "Exchange Ratio") of First Empire common stock (together with a cash payment in lieu of any fractional share). Each stockholder's election will be subject to the allocation and election procedures set forth in the Merger Agreement as described in the attached Joint Proxy Statement, which provide generally that the number of shares of ONBANCorp Common Stock to be converted into First Empire common stock in the Merger will be not less than 60% nor more than 70% of the total number of shares of ONBANCorp common stock outstanding at the time of the Merger, with the remaining outstanding shares of ONBANCorp common stock being converted into the per share cash consideration of $69.50. Based on the Exchange Ratio and the closing price of First Empire common stock on the American Stock Exchange on February 5, 1998 of $477.06 per share, the value of the per share stock consideration payable by First Empire in the Merger would be $76.81. The market price of First Empire common stock may change prior to and following consummation of the Merger.

    The proposed Merger has been unanimously approved by your Board of Directors. Your Board of Directors has determined that the Merger is in the best interests of ONBANCorp and its stockholders and unanimously recommends that you vote FOR approval of the Merger Agreement. The investment banking firm of Sandler O'Neill & Partners, L.P. has issued to your Board of Directors a written opinion dated the date of the attached Joint Proxy Statement to the effect that, as of such date, the consideration to be received by ONBANCorp stockholders pursuant to the Merger Agreement is fair to ONBANCorp stockholders from a financial point of view.

    Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the requisite vote of ONBANCorp's stockholders, the approval of the issuance of the shares to be issued in the Merger by the requisite vote of First Empire stockholders, and the approval of the Merger by the State of New York Banking Board.

    Specific information regarding the special meeting and the Merger is contained in the enclosed Notice of ONBANCorp special meeting and Joint Proxy Statement. Please read these materials carefully.

    ONBANCorp is also sending to you a Form of Election/Letter of Transmittal to be used to express your preference with respect to the form of consideration you wish to receive in the Merger. Please note that the deadline for receipt of the Form of Election/Letter of Transmittal is March 24, 1998.

    It is very important that your shares be represented at the ONBANCorp special meeting, whether or not you plan to attend in person. The affirmative vote of holders of a majority of the outstanding shares of ONBANCorp common stock entitled to vote at the special meeting is required to approve the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage paid envelope as soon as possible to assure that your shares will be voted at the special meeting.

    On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement.

                                        Sincerely,
                                        Robert J. Bennett
                                        Chairman, President and
                                          Chief Executive Officer

                         FIRST EMPIRE STATE CORPORATION
                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 17, 1998

To The Stockholders of
First Empire State Corporation:

    A Special Meeting of Stockholders (the "First Empire Special Meeting") of First Empire State Corporation ("First Empire") will be held at M&T Center, One Fountain Plaza, in Buffalo, New York on Tuesday, March 17, 1998 at 11:00 a.m. for the following purposes:

        1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization ("Reorganization Agreement") among ONBANCorp, Inc. ("ONBANCorp"), First Empire and its wholly owned subsidiary, Olympia Financial Corp. ("Olympia"), and a related Agreement and Plan of Merger ("Plan of Merger" and, collectively, with the Reorganization Agreement, the "Merger Agreements"), a copy of each of which is included in Appendix A to the accompanying Joint Proxy Statement, pursuant to which (i) ONBANCorp will be merged with and into Olympia; (ii) subject to the allocation and election procedures set forth in the Merger Agreements, each outstanding share of common stock of ONBANCorp, par value $1.00 per share, will be converted, at the election of the holder thereof, into the right to receive either $69.50 in cash without interest or 0.161 of a share of the common stock of First Empire, par value $5.00 per share, with cash in lieu of any fractional share; and (iii) up to 1,510,000 shares of First Empire Common Stock will be issued in connection with the proposed merger (the matters being voted on constituting the "First Empire Proposal"); and

        2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on February 3, 1998 are entitled to notice of and to vote at the First Empire Special Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Marie King
Corporate Secretary
Buffalo, New York
February 9, 1998

                                   IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE FIRST EMPIRE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE FIRST EMPIRE PROPOSAL.

                                ONBANCORP, INC.
                            101 SOUTH SALINA STREET
                                 P.O. BOX 4983
                            SYRACUSE, NEW YORK 13221

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 17, 1998

    NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders (the "ONBANCorp Special Meeting") of ONBANCorp, Inc. ("ONBANCorp"), a Delaware corporation, will be held at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York on March 17, 1998 at 10:00 a.m. local time, for the following purposes:

        1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Reorganization, dated as of October 28, 1997 ("Reorganization Agreement"), among ONBANCorp, First Empire State Corporation, a New York corporation ("First Empire"), and Olympia Financial Corp., a wholly owned subsidiary of First Empire ("Olympia"), and a related Agreement and Plan of Merger, dated as of October 28, 1997 (the "Plan of Merger" and, collectively, with the Reorganization Agreement, the "Merger Agreements") (a copy of each of which is included in Appendix A to the accompanying Joint Proxy Statement-Prospectus), pursuant to which, among other things, (i) ONBANCorp will be merged with and into Olympia and (ii) each outstanding share of common stock of ONBANCorp, par value $1.00 per share ("ONBANCorp Common Stock"), together with the rights attached thereto issued pursuant to the Rights Agreement dated as of September 25, 1989 between ONBANCorp and The Bank of New York, will be converted into the right to receive, at the election of the holder thereof but subject to the allocation and election procedures set forth in the Merger Agreements, either (a) $69.50 in cash without interest or (b) 0.161 of a share of the common stock of First Empire, par value $5.00 per share ("First Empire Common Stock"), and cash in lieu of any fractional share. As described in the attached Joint Proxy Statement-- Prospectus, the Merger Agreements generally provide that the number of shares of ONBANCorp Common Stock to be converted into First Empire Common Stock in the Merger will be not less than 60% nor more than 70% of the total number of shares of ONBANCorp Common Stock outstanding at the time of the Merger, with the remaining outstanding shares of ONBANCorp Common Stock being converted into the per share cash consideration of $69.50.

        2. To transact such other business as may properly come before the ONBANCorp Special Meeting or any adjournments or postponements thereof.

    Pursuant to ONBANCorp's Bylaws, the Board of Directors of ONBANCorp has fixed February 3, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the ONBANCorp Special Meeting and at any adjournments or postponements thereof. Only holders of record of ONBANCorp Common Stock at the close of business on the record date are entitled to vote at the ONBANCorp Special Meeting. A list of ONBANCorp stockholders entitled to vote at the ONBANCorp Special Meeting will be available for examination for any purpose germane to the ONBANCorp Special Meeting, during ordinary business hours, at the principal executive offices of ONBANCorp, located at 101 South Salina Street, Syracuse, New York, for ten days prior to the ONBANCorp Special Meeting.

    Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), holders of ONBANCorp Common Stock who comply with the requirements of
Section 262 of the DGCL will have the right to dissent from the Merger and to obtain payment of the fair value of their shares. A copy of Section 262 of the DGCL is attached as Appendix E to the accompanying Joint Proxy Statement-Prospectus. Reference is made to the section entitled "PROPOSED MERGER--Dissenters' Rights" in the attached Joint Proxy Statement-Prospectus for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed merger under Section 262 of the DGCL.

    Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the ONBANCorp Special Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the ONBANCorp Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the ONBANCorp Special Meeting.

By Order of the Board of Directors,

David M. Dembowski
Secretary
Syracuse, New York

February 9, 1998

                                   IMPORTANT

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                         FIRST EMPIRE STATE CORPORATION
                                      AND
                                ONBANCORP, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                         FIRST EMPIRE STATE CORPORATION

                                   PROSPECTUS
                    (UP TO 1,510,000 SHARES OF COMMON STOCK)

    This Joint Proxy Statement-Prospectus ("Joint Proxy Statement") is being furnished to stockholders of First Empire State Corporation ("First Empire") and stockholders of ONBANCorp, Inc. ("ONBANCorp") in connection with the solicitation of proxies by the Boards of Directors of First Empire and ONBANCorp (the "First Empire Board" and the "ONBANCorp Board," respectively) for their use at their respective special meetings of stockholders, and any adjournments or postponements thereof, to be held at the time and place set forth in the accompanying respective notices of special meeting ("Special Meetings"). It is anticipated that the mailing of this Joint Proxy Statement and the enclosed proxy card will commence on or about February 12, 1998.

    At the respective Special Meetings, stockholders of First Empire and ONBANCorp will be asked to approve and adopt an Agreement and Plan of Reorganization (the "Reorganization Agreement") and related Agreement and Plan of Merger (the "Plan of Merger"), each dated as of October 28, 1997 (collectively, the "Merger Agreements"), copies of which are attached hereto as Appendix A, providing for the merger ("Merger") of ONBANCorp with and into Olympia Financial Corp. ("Olympia"), a direct wholly owned subsidiary of First Empire, and stockholders of First Empire will be asked to approve the issuance of up to 1,510,000 shares of First Empire common stock in connection with the Merger (the matters being voted on by the First Empire stockholders and the ONBANCorp stockholders are referred to herein as the "First Empire Proposal" and the "ONBANCorp Proposal", respectively).

    If both the First Empire Proposal and the ONBANCorp Proposal are approved and the Merger is consummated, the separate existence of ONBANCorp will cease, and Olympia, as the surviving corporation ("Surviving Corporation"), will continue unaffected and unimpaired by the Merger. Following the consummation of the Merger, OnBank & Trust Co. and Franklin First Savings Bank, each a wholly owned subsidiary of ONBANCorp, will merge with and into Manufacturers and Traders Trust Company ("M&T Bank"), which at the time will be a direct wholly owned subsidiary of the Surviving Corporation (the "Bank Merger").

    At the effective time of the Merger (the "Effective Time"), each share of the common stock of ONBANCorp, par value $1.00 per share ("ONBANCorp Common Stock"), issued and outstanding immediately prior to the Effective Time (subject to certain exceptions), together with the rights attached thereto (the "Rights") issued pursuant to the Rights Agreement dated as of September 25, 1989 (as amended, the "Rights Agreement") between ONBANCorp and The Bank of New York, will be converted into the right to receive, at the election of the holder thereof but subject to the election and allocation procedures set forth in the Merger Agreements, either (a) $69.50 in cash without interest (the "Cash Consideration") or (b) 0.161 of a share of the common stock of First Empire, par value $5.00 per share ("First Empire Common Stock"), and cash in lieu of any fractional share (the "Stock Consideration"). The consideration to be received by ONBANCorp stockholders pursuant to the Merger Agreements is sometimes referred to herein as the "Merger Consideration". Under the terms of the Plan of Merger, holders of ONBANCorp Common Stock can elect to convert their shares into First Empire Common Stock (a "Stock Election"), cash (a "Cash Election") or a combination of the two, subject to the limitation that a person electing to receive a combination of the two forms of consideration must be able to, and must, make a Cash Election with respect to at least 100 shares of ONBANCorp Common Stock and a Stock Election with respect to at least 100 shares of ONBANCorp Common Stock. A form of election to be used by holders of ONBANCorp Common Stock is enclosed with the copies of this Joint Proxy Statement being sent to record holders and is being sent to other holders by their brokers or other nominees. All elections of ONBANCorp stockholders are further subject to the allocation procedures set forth in the Merger Agreements, which provide generally that the number of shares of ONBANCorp Common Stock to be converted into First Empire Common Stock in the Merger must be at least 60%, but not more than 70%, of the total number of shares of ONBANCorp Common Stock issued and outstanding immediately prior to the Effective Time, excluding certain shares beneficially owned, directly or indirectly, by ONBANCorp or First Empire. Based upon data as of February 3, 1998, assuming that 70% of the eligible issued and outstanding shares of ONBANCorp Common Stock are converted into First Empire Common Stock, approximately 1,510,000 shares, or $737 million, of First Empire Common Stock will be issued in connection with the Merger. Such shares will represent approximately 18% of the total number of shares of First Empire Common Stock issued and outstanding after giving effect to the issuance of such shares.

    In the event that ONBANCorp stockholders as a whole elect to receive the Stock Consideration with respect to fewer than 60% or more than 70% of the total number of outstanding shares of ONBANCorp Common Stock, then the Stock Consideration and the Cash Consideration will be allocated among the stockholders of ONBANCorp in a manner that will ensure that the number of issued and outstanding shares of ONBANCorp Common Stock that are converted into the Stock Consideration will be 60% or 70%, as the case may be, of the total number of such shares. In addition, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code and that the tax opinion described under "PROPOSED MERGER--Certain Federal Income Tax Consequences" can be rendered, First Empire may reduce the number of Outstanding ONBANCorp Shares that will be converted into the right to receive the Cash Consideration in accordance with a written agreement which shall be entered into between First Empire and ONBANCorp on or prior to the Closing Date. For a description of the method of carrying out the allocation, and for a more complete description of the Merger Agreements and the terms of the Merger generally, see "PROPOSED MERGER--Terms of the Merger."

    NO GUARANTEE CAN BE MADE THAT ONBANCORP STOCKHOLDERS WILL RECEIVE THE AMOUNTS OF CASH CONSIDERATION AND/OR STOCK CONSIDERATION THEY ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS DESCRIBED HEREIN AND IN THE MERGER AGREEMENTS, ONBANCORP STOCKHOLDERS MAY RECEIVE STOCK CONSIDERATION OR CASH CONSIDERATION IN AMOUNTS THAT VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE.

    First Empire Common Stock is listed and traded on the American Stock Exchange ("AMEX") under the symbol "FES". ONBANCorp Common Stock is traded in the over-the-counter market and price quotations therefor are reported on The Nasdaq National Market(r) ("NASDAQ/NMS") under the symbol "ONBK". The closing or last reported sale prices per share of First Empire Common Stock and ONBANCorp Common Stock as of February 5, 1998 (the latest practicable trading day before the printing of this Joint Proxy Statement) were $477.06 and $72.88, respectively. See "SUMMARY--Markets and Market Prices." The market prices of First Empire Common Stock and ONBANCorp Common Stock may change prior to and, in the case of First Empire, following consummation of the Merger.

    Because the market price of First Empire Common Stock may fluctuate prior to and following the Effective Time and could be greater than or less than $431.68 per share (the approximate price at which the market value of the Stock Consideration would equal the Cash Consideration of $69.50), the value of the Stock Consideration could be less than or greater than the value of the Cash Consideration. In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, ONBANCorp stockholders are urged to read carefully the information set forth below under "PROPOSED MERGER--Certain Federal Income Tax Consequences."

    All information concerning First Empire contained in this Joint Proxy Statement has been furnished by First Empire, and all information contained herein concerning ONBANCorp has been furnished by ONBANCorp.

    THE SHARES OF FIRST EMPIRE COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF FIRST EMPIRE.

    THE FIRST EMPIRE COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
("COMMISSION"), ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement, which also constitutes a prospectus of First Empire for up to 1,510,000 shares of First Empire Common Stock issuable in connection with the Merger, is February 9, 1998. This Joint Proxy Statement does not cover any resales of First Empire Common Stock received by the stockholders of ONBANCorp upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement in connection with any such resale.

    ALL STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST EMPIRE OR ONBANCORP SINCE THE DATE HEREOF.

           AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

    First Empire (Commission File No. 1-9861) and ONBANCorp (Commission File No. 0-18011) are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, First Empire and ONBANCorp file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by First Empire and ONBANCorp can be inspected and copied at the Commission's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (located at http://www.sec.gov) which contains reports, proxy and information statements and other information regarding First Empire and ONBANCorp. ONBANCorp Common Stock is listed on the NASDAQ/NMS. Consequently, reports, proxy statements and other information concerning ONBANCorp may also be inspected at the offices of the Nasdaq Stock Market, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. First Empire Common Stock is listed on the AMEX. Consequently, reports, proxy statements and other information concerning First Empire may also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    First Empire has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of First Empire to which this Joint Proxy Statement relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. Under applicable securities laws, certain information contained in the Registration Statement is not required to be included in the Joint Proxy Statement. The entire Registration Statement, including exhibits, may be obtained from the Commission in the manner described above. Statements contained in this Joint Proxy Statement or in any document incorporated by reference herein or in the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such other documents filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference.

    THIS JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE RELATING TO FIRST EMPIRE AND ONBANCORP THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF INFORMATION CONCERNING FIRST EMPIRE, FIRST EMPIRE STATE CORPORATION, ONE M&T PLAZA, BUFFALO, NEW YORK 14240, ATTENTION: CLIFFORD P. JOHNSON, VICE PRESIDENT, CORPORATE REPORTING (TELEPHONE: 716-842-5973), OR, IN THE CASE OF INFORMATION CONCERNING ONBANCORP, ONBANCORP, INC., 101 SOUTH SALINA STREET, SYRACUSE, NEW YORK 13202, ATTENTION: DAVID M. DEMBOWSKI, SECRETARY (TELEPHONE: 315-424-4400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 6, 1998.

    The following documents previously filed by First Empire with the Commission pursuant to the Exchange Act are incorporated by reference herein:

    (1) First Empire's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) First Empire's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

    (3) First Empire's Current Reports on Form 8-K dated as of January 9, January 31, February 19, May 24, June 6, October 28, 1997 and February 5, 1998; and

    (4) the description of First Empire Common Stock contained in a registration statement on Form 8-A dated March 4, 1988 filed by First Empire pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

    The following documents previously filed by ONBANCorp with the Commission pursuant to the Exchange Act are incorporated by reference herein:

    (1) ONBANCorp's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) ONBANCorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

    (3) ONBANCorp's Current Reports on Form 8-K dated as of October 28, 1997 and February 5, 1998; and

    (4) ONBANCorp's Current Report on Form 8-K dated as of October 6, 1989 (setting forth a description of the Rights issued pursuant to the Rights Agreement).

    All documents filed by First Empire or ONBANCorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement.

    THIS JOINT PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF FIRST EMPIRE FOLLOWING THE CONSUMMATION OF THE MERGER. First Empire has made, and may continue to make, various forward-looking statements with respect to earnings per share, cash earnings per share, cost savings related to acquisitions, credit quality and other financial business matters for 1998 and, in certain instances, subsequent periods. First Empire cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods subsequent to 1998 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in such forward-looking statements. In addition to those factors disclosed by First Empire in documents incorporated herein by reference and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from those expressed in such forward-looking statements: expected cost savings from the Merger cannot be fully realized or cannot be realized within the expected time frame; revenues following the Merger are lower than expected; competitive pressure among depository institutions increases significantly; costs or difficulties related to the integration of the business of First Empire and ONBANCorp are greater than expected; changes in the interest rate environment reduce interest margins; general economic conditions, either nationally or in the markets in which the combined company will be doing business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect the business in which the combined company would be engaged; and other "Future Factors" enumerated in First Empire's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. First Empire's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, First Empire assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           i
AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE.................................................         iii
THE COMPANIES..............................................................................................           1
SUMMARY....................................................................................................           3
MEETING INFORMATION
  Date, Place and Time.....................................................................................          16
  Record Date; Voting Rights...............................................................................          16
  Voting and Revocation of Proxies.........................................................................          17
  Solicitation of Proxies..................................................................................          17
PROPOSED MERGER............................................................................................          18
  Background of and Reasons for the Merger; Recommendations of the Boards of Directors.....................          18
  Terms of the Merger......................................................................................          25
  Election Procedures; Surrender of Stock Certificates.....................................................          28
  Opinions of Financial Advisors...........................................................................          29
  Representations and Warranties; Conditions to the Merger; Waiver.........................................          41
  Regulatory Approvals.....................................................................................          42
  Covenants; Conduct of Business Pending the Merger........................................................          43
  Effective Date of the Merger; Termination................................................................          44
  Management and Operations After the Merger...............................................................          45
  Interests of Certain Persons in the Merger...............................................................          48
  Certain Federal Income Tax Consequences..................................................................          52
  Resale of First Empire Common Stock......................................................................          55
  Accounting Treatment.....................................................................................          55
  Stock Option Agreement...................................................................................          55
  Dissenters' Rights.......................................................................................          57
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF FIRST EMPIRE COMMON STOCK AND ONBANCORP COMMON STOCK............          60
RECENT DEVELOPMENTS........................................................................................          69
CERTAIN REGULATORY CONSIDERATIONS..........................................................................          71
PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)......................................................          73
EXPERTS....................................................................................................          82
LEGAL OPINION..............................................................................................          82
SUBMISSION OF STOCKHOLDER PROPOSALS........................................................................          82
APPENDIX A-- AGREEMENT AND PLAN OF REORGANIZATION (INCLUDING AGREEMENT AND PLAN OF MERGER)
APPENDIX B--STOCK OPTION AGREEMENT
APPENDIX C--OPINION OF KEEFE, BRUYETTE & WOODS, INC.
APPENDIX D--OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
APPENDIX E--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                 THE COMPANIES

FIRST EMPIRE

    First Empire is a New York business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA") and under Article III-A of the New York Banking Law ("Banking Law"). First Empire was incorporated in November 1969. As of December 31, 1997, First Empire had total consolidated assets of $14.0 billion and total stockholders' equity of $1.0 billion. First Empire's two wholly owned banking subsidiaries are M&T Bank, with its principal executive offices in Buffalo, New York and M&T Bank, National Association ("M&T Bank, N.A."), with its main office at 48 Main Street, Oakfield, New York 14125. Collectively, the banks offer a wide range of commercial banking, trust and investment services to their customers.

    M&T Bank is a banking corporation which is incorporated and chartered under the laws of the State of New York. M&T Bank is a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the FDIC up to applicable limits. As of December 31, 1997, M&T Bank represented 95% of the consolidated assets of First Empire. As of the date of this Joint Proxy Statement, M&T Bank had 178 banking offices located throughout New York State plus a branch in Nassau, The Bahamas. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State and on New York-based small and medium-size businesses. However, certain of M&T Bank's subsidiaries conduct lending activities in markets outside of New York State. M&T Bank also provides other financial services through its operating subsidiaries, including a consumer credit company, a mortgage banking subsidiary, a company specializing in capital-equipment leasing, a company engaged in commercial real estate lending and servicing activities, a company providing securities brokerage and investment advisory services and a consumer leasing company. See "PROPOSED MERGER--Background."

    M&T Bank, N.A., is a national bank and a member of the Federal Reserve System, and its deposits are insured by the FDIC up to applicable limits. M&T Bank, N.A., commenced operations on October 2, 1995 and offers selected deposit and loan products on a nationwide basis, primarily through direct mail and telephone marketing techniques. As of December 31, 1997, M&T Bank, N.A. had total assets of $703 million.

    From time to time, First Empire investigates and holds discussions and negotiations in connection with possible acquisition transactions with other banks and financial services entities. At the date hereof, First Empire has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." If required under applicable law, or AMEX policy, any such transactions would be subject to regulatory approval and the approval of stockholders. As of February 3, 1998, there were 3,418 stockholders of record of First Empire Common Stock.

    The principal executive offices of First Empire are located at One M&T Plaza, Buffalo, New York 14240. Its telephone number is (716) 842-5445. For additional information concerning the business of First Empire and its financial condition, reference should be made to the First Empire documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

OLYMPIA

    Olympia, a wholly owned subsidiary of First Empire, is a Delaware corporation created to effectuate the Merger. Its registered office is located at 1209 Orange Street, Wilmington, Delaware.

ONBANCORP

    ONBANCorp is a Delaware corporation registered as a bank holding company under the BHCA. As of December 31, 1997, ONBANCorp had total assets of $5.3 billion and stockholders' equity of $335 million. ONBANCorp has two wholly owned subsidiary banks: OnBank & Trust Company ("OnBank & Trust"), a New York-chartered trust company and Franklin First Savings Bank ("Franklin First"), a Pennsylvania-chartered savings bank (the "ONBANCorp Banks").

    The ONBANCorp Banks offer diversified financial services through 78 branches in the upstate New York communities of Syracuse, Auburn, Rome, Rochester and Albany, and in Scranton/Wilkes-Barre, Pennsylvania. The principal business of the ONBANCorp Banks is to accept deposits from the general public and to invest those deposits, together with funds from borrowings and ongoing operations, in commercial, consumer and residential mortgage loans. The ONBANCorp Banks concentrate their efforts in the retail, municipal and commercial banking businesses. The ONBANCorp Banks offer a variety of deposit and loan products and trust services designed to meet the needs of residents and businesses of their market areas, as well as discount brokerage services through Investor Services, Inc., and non-insured mutual funds and annuities through Liberty Securities Corporation. As of February 3, 1998, there were 4,378 stockholders of record of ONBANCorp Common Stock.

    The principal executive office of ONBANCorp is located at 101 South Salina Street, Syracuse, New York 13221-4983. Its telephone number is (315) 424-4400. For additional information concerning the business of ONBANCorp and its financial condition, reference should be made to ONBANCorp's documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

COMBINED COMPANY

    On a pro forma basis as of September 30, 1997, the combined company would have ranked 40th among independent U.S. bank holding companies with $19.5 billion in total consolidated assets. Among other anticipated benefits, the Merger presents a unique opportunity for First Empire to create the largest banking franchise, based on deposits, in Central and Western New York State, with a significant presence in many other New York markets and in northeast Pennsylvania. The Merger will result in very few branch consolidations since there is little overlap between the companies' respective retail branch networks. The Merger will result in a market expansion of M&T Bank to become a New York State "thruway" franchise with a substantial presence from Buffalo to New York City, with 236 banking offices in the New York markets. In addition, the Merger is expected to generate substantial synergies by reducing costs associated with duplicative operations and enhancing revenue growth through the marketing of First Empire's products and services to ONBANCorp's customers. See "PROPOSED MERGER--Management and Operations After the Merger."

                                    SUMMARY

    This summary is necessarily general and abbreviated and has been prepared to assist stockholders in their review of this Joint Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Joint Proxy Statement and is qualified in all respects by reference to the more detailed information contained elsewhere in this Joint Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. Stockholders are urged to read this Joint Proxy Statement and the Appendices hereto in their entirety.

THE SPECIAL MEETINGS

    FIRST EMPIRE. The Special Meeting of First Empire stockholders (the "First Empire Special Meeting") to consider and vote upon the First Empire Proposal will be held on March 17, 1998 beginning at 11:00 a.m., local time, at M&T Center, One Fountain Plaza, in Buffalo, New York. Only holders of record of First Empire Common Stock at the close of business on February 3, 1998 (the "First Empire Record Date") will be entitled to notice of and to vote at the First Empire Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 6,667,664 shares of First Empire Common Stock.

    ONBANCORP. The Special Meeting of ONBANCorp stockholders (the "ONBANCorp Special Meeting") to consider and vote upon the ONBANCorp Proposal will be held on March 17, 1998 at 10:00 a.m., local time, at the Marriott Hotel located at 6302 Carrier Parkway, East Syracuse, New York. Only holders of record of ONBANCorp Common Stock at the close of business on February 3, 1998 (the "ONBANCorp Record Date") will be entitled to notice of and to vote at the ONBANCorp Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 12,712,196 shares of ONBANCorp Common Stock.

    For additional information with respect to the Special Meetings and the voting rights of stockholders, see "MEETING INFORMATION--Record Date; Voting Rights."

THE PROPOSED MERGER

    In accordance with the terms of the Merger Agreements, at the Effective Time, ONBANCorp will be merged with and into Olympia, the separate existence of ONBANCorp shall cease and Olympia, as the Surviving Corporation ("Surviving Corporation"), shall continue unaffected and unimpaired by the Merger. All of the shares of capital stock of Olympia issued and outstanding immediately prior to the Effective Time shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation. The Surviving Corporation shall remain a wholly owned subsidiary of First Empire. Following the consummation of the Merger, First Empire will contribute to the Surviving Corporation all of the issued and outstanding capital stock of M&T Bank and immediately thereafter the ONBANCorp Banks will be merged with and into M&T Bank, which will be the surviving bank and will continue to operate as a wholly owned subsidiary of Olympia.

    Under the Merger Agreements, and subject to the other provisions therein, each share of ONBANCorp Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares owned by ONBANCorp or First Empire or any of their respective subsidiaries and shares as to which dissenters' rights have been exercised in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")), together with the Rights attached thereto, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, at the election of the holder thereof and subject to the election and allocation procedures set forth in the Merger Agreements, either (i) $69.50 in cash without interest (the "Cash Consideration") or (ii) 0.161 of a share (the "Exchange Ratio") of First Empire Common Stock (and cash in lieu of any fractional share) (the "Stock Consideration"). The consideration to be received by ONBANCorp stockholders pursuant to the Merger Agreements is sometimes referred to herein as the "Merger Consideration". Under the terms of the Plan of Merger, holders of ONBANCorp Common Stock can elect to convert their shares into First Empire Common Stock (a "Stock Election"), cash (a "Cash Election") or a combination of the two, subject to the limitation that a person electing to receive a combination of the two forms of consideration must be able to, and must, make a Cash Election with respect to at least 100 shares of ONBANCorp Common Stock and a Stock Election with respect to at least 100 shares of ONBANCorp Common Stock. All elections of ONBANCorp stockholders are further subject to the allocation procedures set forth in the Merger Agreements, which provide generally that the number of shares of ONBANCorp Common Stock to be converted into First Empire Common Stock in the Merger must be at least 60%, but not more than 70%, of the total number of shares of ONBANCorp Common Stock issued and outstanding immediately prior to the Effective Time, excluding certain shares beneficially owned, directly or indirectly, by ONBANCorp or First Empire.

    In the event that ONBANCorp stockholders as a whole elect to receive the Stock Consideration with respect to fewer than 60% or more than 70% of the total number of outstanding shares of ONBANCorp Common Stock, then the Stock Consideration and the Cash Consideration will be allocated among the stockholders of ONBANCorp in a manner that will ensure that the number of issued and outstanding shares of ONBANCorp Common Stock that are converted into the Stock Consideration will be 60% or 70%, as the case may be, of the total number of such shares. In addition, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code and that the tax opinion described under "PROPOSED MERGER--Certain Federal Income Tax Consequences" can be rendered, First Empire may reduce the number of Outstanding OBC Shares that will be converted into the right to receive the Cash Consideration in accordance with a written agreement which shall be entered into between First Empire and ONBANCorp on or prior to the Closing Date. For a description of the method of carrying out the allocation, and for a more complete description of the Merger Agreements and the terms of the Merger generally, see "PROPOSED MERGER--Terms of the Merger."

    NO GUARANTEE CAN BE MADE THAT ONBANCORP STOCKHOLDERS WILL RECEIVE THE AMOUNTS OF CASH CONSIDERATION AND/OR STOCK CONSIDERATION THEY ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS DESCRIBED HEREIN AND CONTAINED IN THE MERGER AGREEMENTS, ONBANCORP STOCKHOLDERS MAY RECEIVE STOCK CONSIDERATION OR CASH CONSIDERATION IN AMOUNTS THAT VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE.

    Because the market price of First Empire Common Stock may fluctuate prior to and following the Effective Time and could be greater than or less than $431.68 per share (the approximate price at which the market value of the Stock Consideration would equal the Cash Consideration of $69.50), the market value of the Stock Consideration could be less than or greater than the value of the Cash Consideration. See "--Markets and Market Prices." In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, ONBANCorp stockholders are urged to read carefully the information set forth below under "PROPOSED MERGER-- Certain Federal Income Tax Consequences."

    Notwithstanding the foregoing, each holder of shares of ONBANCorp Common Stock who would otherwise have been entitled to receive a fraction of a share of First Empire Common Stock (after taking into account all shares of ONBANCorp Common Stock owned by such holder) will receive, in lieu thereof, cash in an amount equal to the "market value" of such fraction of a share of First Empire Common Stock. The "market value" of First Empire Common Stock shall be the average of the closing prices of First Empire Common Stock on the AMEX Composite Transactions List (as reported by the Wall Street Journal or other comparable authoritative source) for the ten trading days preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other stockholder right in respect of such fractional share.

    The Merger Agreements also provide that, upon consummation of the Merger, the outstanding stock options (the "ONBANCorp Options") granted under the 1992 ONBANCorp Directors Stock Option Plan, the 1987 Stock Option and Appreciation Rights Plan and the Franklin First Savings Bank Incentive Plan (collectively, the "ONBANCorp Stock Option Plans") will be assumed by First Empire, whether vested or unvested. Each ONBANCorp Option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the ONBANCorp Stock Option Plan under which it was granted and as in existence immediately prior to the Effective Date, except that
(i) such ONBANCorp Option will be exercisable for that number of whole shares of First Empire Common Stock equal to the product of the number of shares of ONBANCorp Common Stock covered by the ONBANCorp Option multiplied by 0.161 and
(ii) the exercise price per share of First Empire Common Stock will be equal to the exercise price per share of ONBANCorp Common Stock of such ONBANCorp Option divided by 0.161. Each holder of an ONBANCorp Option may elect to receive cash in cancellation of such ONBANCorp Option at the Effective Time without payment of any consideration by such holder pursuant to the terms of the Merger Agreements. See "PROPOSED MERGER--Terms Of The Merger."

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

    An election form (an "Election Form") and other appropriate and customary transmittal materials are being sent to holders of ONBANCorp Common Stock concurrently with the mailing of this Joint Proxy Statement. Each Election Form entitles the holder of shares of ONBANCorp Common Stock to make a Cash Election, a Stock Election, a Mixed Election or no election. To be effective, a properly completed Election Form (along with the stockholder's ONBANCorp stock certificate) must be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on March 24, 1998 (the "Election Deadline"). Within five business days after the Effective Time, First Empire will cause the Exchange Agent to allocate the Cash Consideration and the Stock Consideration among holders of ONBANCorp Common Stock as set forth in the Merger Agreements. See "PROPOSED MERGER--Terms of the Merger." ONBANCorp stockholders who do not submit Election Forms will receive instructions on where to send and surrender their stock certificates from the Exchange Agent after the Merger is completed. IN ANY EVENT, ONBANCORP STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "PROPOSED MERGER--Election Procedures; Surrender of Stock Certificates" and "--Terms of the Merger."

    ONBANCorp Stockholders are not entitled to change the amount of Stock Consideration and/or Cash Consideration allocated to them in accordance with the Merger Agreements. Nevertheless, ONBANCorp stockholders having a preference as to the form of Merger Consideration to be received in exchange for their shares of ONBANCorp Common Stock should make an election, because shares as to which an election has been made will be given priority in allocating the Merger Consideration over shares as to which no election is made. Neither ONBANCorp nor the ONBANCorp Board makes any recommendation as to whether stockholders should elect to receive the Cash Consideration or the Stock Consideration in the Merger. Each holder of ONBANCorp Common Stock must make his or her own decision with respect to such election.

MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTERESTS OF CERTAIN PERSONS IN THE
  MERGER

    Following the Merger, those persons serving as directors of First Empire immediately prior to the Effective Date will continue as directors, except that, as of the Effective Date, Robert J. Bennett, Chairman of the Board, President and Chief Executive Officer of ONBANCorp, will be appointed as the Chairman of the First Empire Board and a member of the Executive Committee of the First Empire Board, as well as the Vice Chairman of M&T Bank. In addition, four other directors of ONBANCorp, William F. Allyn, Russell A. King, Peter J. O'Donnell and John L. Vensel, will join Mr. Bennett on First Empire's and M&T Bank's Board of Directors. The Merger Agreements also provide that the remaining directors on the ONBANCorp Board (other than any such persons appointed to the First Empire Board) will be appointed members of a newly-formed M&T Bank Syracuse Division Advisory Board, for which each such advisory director will be paid an annual retainer of $11,000 and meeting attendance fees of $600 for each meeting attended, and the remaining members of the Board of Directors of Franklin First (other than any such persons appointed to the First Empire Board) will be appointed to the Board of Directors of the newly-formed M&T Bank Wilkes-Barre Division Advisory Board, for which each such advisory director will be paid an annual retainer of $6,000 and meeting attendance fees of $600 for each meeting attended. The Merger Agreements also contain provisions relating to, among other things, employee benefits, indemnification of directors and officers, and directors' and officers' liability insurance after the Merger. In addition, although not required by the Merger Agreements, First Empire has entered into employment agreements with Mr. Bennett and Howard W. Sharp, Senior Executive Vice President of ONBANCorp, pursuant to which Mr. Bennett will receive a cash hiring bonus of $2,000,000 at the Effective Time, an annual base salary of not less than $550,000 and a retention bonus of $1,000,000 on the first anniversary of the Effective Date, and Mr. Sharp will receive a cash hiring bonus of $750,000 at the Effective Time, an annual base salary of not less than $200,000 and a retention bonus of $500,000 on the first anniversary of the Effective Date. First Empire has also agreed to assume certain existing employment and severance agreements between ONBANCorp, OnBank & Trust and/or Franklin First and certain executives pursuant to which, if each such executive were to incur a qualifying termination thereunder, the aggregate severance payments under such agreements would equal approximately $7,000,000. See "PROPOSED MERGER--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE BOARDS OF DIRECTORS

    The Merger has been unanimously approved by the ONBANCorp Board and by the First Empire Board (with four directors absent). The First Empire Board and the ONBANCorp Board believe that the Merger is fair to and in the best interests of their respective stockholders and recommend that their respective stockholders vote FOR the First Empire Proposal and FOR the ONBANCorp Proposal, respectively. See "PROPOSED MERGER--Background of and Reasons for the Merger; Recommendations of the Board of Directors--Recommendation of the First Empire Board; Recommendation of the ONBANCorp Board."

OPINIONS OF FINANCIAL ADVISORS

    Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), First Empire's financial advisor in connection with the Merger, has rendered its opinion dated the date of this Joint Proxy Statement, that, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to First Empire and its stockholders. Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), ONBANCorp's financial advisor in connection with the Merger, has also rendered its opinion dated the date of this Joint Proxy Statement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to ONBANCorp stockholders. The summaries of such opinions set forth in this Joint Proxy Statement are qualified in their entirety by reference to the full text of such opinions. Copies of the opinions of Keefe, Bruyette and Sandler O'Neill are attached hereto as Appendices C and D, respectively, and should be read in their entirety with respect to the procedures followed, assumptions made, matters considered and limitations and qualifications on the reviews undertaken. The opinions of Keefe, Bruyette and Sandler O'Neill are directed only to the consideration to be paid in the Merger and do not constitute a recommendation to any First Empire or ONBANCorp stockholder as to how such stockholder should vote at the applicable Special Meeting. See "PROPOSED MERGER--Opinions of Financial Advisors."

VOTE REQUIRED

    FIRST EMPIRE. Although neither applicable New York law nor First Empire's Certificate of Incorporation requires the stockholders of First Empire to approve the First Empire Proposal, the rules and regulations of the AMEX require that the issuance of shares of First Empire Common Stock in connection with the Merger must be approved by the affirmative vote of holders of a majority of the votes cast on the First Empire Proposal by the holders of First Empire Common Stock present in person or by proxy at the First Empire Special Meeting, assuming a quorum is present. Approval of the First Empire Proposal by the requisite vote of the holders of First Empire Common Stock is a condition to, and required for, the consummation of the Merger. See "MEETING INFORMATION-- Record Date; Voting Rights."

    As of the First Empire Record Date, directors and executive officers of First Empire and their affiliates had voting power with respect to 1,075,258 shares of First Empire Common Stock, representing approximately 16% of the aggregate voting power of the then outstanding First Empire Common Stock. Each such director or executive officer of First Empire has indicated his or her intention to vote the First Empire Common Stock as to which such person has voting power for approval of the First Empire Proposal (and, other than those discussed in the next paragraph, are the only persons to indicate to First Empire their voting intentions). Other than compensation paid in connection with their executive duties or service as members of the First Empire Board, no compensation has been paid to any person who has indicated an intention to vote in favor of the Merger. In addition, as of the Record Date, First Empire through the asset management activities of its subsidiary banks, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 286,322 shares of First Empire Common Stock representing approximately 4% of the aggregate voting power of the then outstanding First Empire Common Stock. First Empire's asset management units will vote the shares of First Empire's Common Stock over which they exercise sole or shared voting authority in accordance with the terms of the respective governing documents, applicable laws and First Empire's fiduciary policies. A determination with respect to the manner in which such shares will be voted will be made following their receipt of this Joint Proxy Statement.

    In addition, as of the First Empire Record Date, ONBANCorp's directors and executive officers as a group had no voting power with respect to any shares of First Empire Common Stock.

    ONBANCORP. Under applicable Delaware law, approval of the ONBANCorp Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of ONBANCorp Common Stock entitled to vote at the Special Meeting. Approval of the ONBANCorp Proposal by the requisite vote of the holders of ONBANCorp Common Stock is a condition to, and required for, consummation of the Merger. See "MEETING INFORMATION--Record Date; Voting Rights."

    As of the ONBANCorp Record Date, directors and executive officers of ONBANCorp and their affiliates had voting power with respect to 246,309 shares of ONBANCorp Common Stock, representing approximately 1.9% of the shares of ONBANCorp Common Stock then outstanding. Each such director or executive officer has indicated his or her intention to vote for the ONBANCorp Proposal. Other than compensation paid in connection with their executive duties or service as members of the ONBANCorp Board, no compensation has been paid to any person who has indicated an intention to vote in favor of the Merger. In addition, as of the same date, the trust departments of the ONBANCorp Banks, as fiduciary, custodian or agent, had no voting power with respect to any shares of ONBANCorp Common Stock.

    In addition, as of the ONBANCorp Record Date, First Empire held 12,501 shares of ONBANCorp Common Stock, representing less than 1% of the shares of ONBANCorp Common Stock outstanding. First Empire intends to vote such shares in favor of the ONBANCorp Proposal. As of the same date, the trust departments of First Empire's subsidiary banks held an aggregate of 11,240 shares of ONBANCorp Common Stock in fiduciary accounts for the benefit of other persons and had voting power (sole or shared) with respect to of such shares.

CONDITIONS; AMENDMENT; TERMINATION

    Consummation of the Merger is subject to satisfaction of certain conditions, including, among other conditions, approval of the First Empire Proposal and the ONBANCorp Proposal by the requisite vote of the stockholders of First Empire and ONBANCorp, respectively; receipt by the parties of the opinion described in "PROPOSED MERGER--Certain Federal Income Tax Consequences"; and the receipt of all regulatory approvals required by law or deemed necessary by the parties in connection with the Merger, which approvals may not include any condition reasonably determined by the First Empire Board or the

ONBANCorp Board to so materially and adversely affect the benefits of the Merger as to render its consummation inadvisable.

    Pursuant to the terms of the Merger Agreements, except for stockholder and regulatory approval or as otherwise set forth in the next sentence, any of the conditions to consummation of the Merger may be waived at any time in writing by the party whose obligation to consummate the Merger is contingent upon satisfaction of such condition, and the Merger Agreements may be amended at any time by mutual written agreement of the parties, except that no such waiver or amendment executed after approval of the Merger Agreements by the stockholders of First Empire or ONBANCorp shall change the number of shares of First Empire Common Stock or the amount of cash, as the case may be, into which each share of ONBANCorp Common Stock may be converted pursuant to the Merger. Notwithstanding the foregoing, certain conditions to consummation of the Merger cannot be waived as a matter of law, including the existence of an effective registration statement or exemption therefrom or the absence of a government order enjoining or prohibiting consummation of the Merger. See "PROPOSED MERGER-- Representations and Warranties; Conditions to the Merger; Waiver."

    In addition, the Merger Agreements may be terminated by either First Empire or ONBANCorp, either before or after stockholder approval, under certain circumstances, including ONBANCorp's right to terminate the Merger Agreements upon the execution by ONBANCorp of a definitive agreement relating to a takeover proposal, provided that ONBANCorp satisfies certain obligations under the Merger Agreements. See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver"; "--Effective Date of the Merger; Termination" and "-- Stock Option Agreement."

REGULATORY APPROVALS

    Under the Merger Agreements, the respective obligations of First Empire, Olympia and ONBANCorp to consummate the Merger are conditioned upon, among other things, the receipt of all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by the Merger Agreements and the Bank Merger Agreement (the "Requisite Regulatory Approvals"), expiration of all notice and waiting periods required after the grant of any such approvals and the satisfaction of all pre-consummation conditions contained in any such approval.

    The Requisite Regulatory Approvals include the approval of the Merger and the Bank Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the New York State Banking Board (the "Banking Board"). The Requisite Regulatory Approvals of the Federal Reserve and the Banking Board have been received. There can be no assurance that there will be no litigation challenging the granting of any of the Requisite Regulatory Approvals or that any state attorney general will not attempt to challenge the Merger or the Bank Merger on antitrust grounds or, if such a challenge is made, as to the result thereof. See "PROPOSED MERGER Representations and Warranties; Conditions to the Merger; Waiver" and "--Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    First Empire and ONBANCorp have received an opinion from Arnold & Porter with respect to the anticipated material U.S. federal income tax consequences of the Merger to a holder of ONBANCorp Common Stock. First Empire, Olympia and ONBANCorp have provided Arnold & Porter with the facts, representations and assumptions on which it relied in rendering its opinion, which information is consistent with the state of facts that First Empire, Olympia and ONBANCorp believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter has opined as set forth below in "PROPOSED MERGER--Certain Federal Income Tax Consequences." The following is a summary of the anticipated material U.S. federal income tax consequences to holders of ONBANCorp Common Stock. Each holder of ONBANCorp Common Stock should read in full the more detailed description of the anticipated material U.S. federal income tax consequences under that heading.

    The Merger has been structured with the intent that it be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The federal income tax consequences of the Merger to a holder of ONBANCorp Common Stock will depend primarily on whether the holder exchanges its ONBANCorp Common Stock for solely First Empire Common Stock (except for cash received in lieu of a fractional share of First Empire Common Stock), solely cash or a combination thereof.

    - If all of the shares of ONBANCorp Common Stock actually owned by a holder are exchanged solely for cash, the holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of ONBANCorp Common Stock surrendered. If, however, such a holder owns any shares of First Empire Common Stock immediately after the Merger, either actually or through the constructive ownership rules of the Code, part or all of the cash received may be treated as ordinary income if the exchange has the effect of a distribution of a dividend with respect to such holder.

    - If all of the shares of ONBANCorp Common Stock actually owned by a holder are exchanged solely for shares of First Empire Common Stock (and cash in lieu of a fractional share thereof), the holder will not recognize gain or loss (except in respect of such cash, as described below).

    - If all of the shares of ONBANCorp Common Stock actually owned by a holder are exchanged for a combination of shares of First Empire Common Stock and cash (exclusive of any cash received in lieu of a fractional share of First Empire Common Stock), the holder will recognize gain equal to the lesser of (i) the amount of such cash received, and (ii) the excess of (A) the sum of the amount of such cash and the fair market value of the First Empire Common Stock received (including the fair market value of the fractional share of First Empire Common Stock deemed received, if any) over (B) the holder's adjusted tax basis in the shares of ONBANCorp Common Stock surrendered. Such gain generally will be capital gain, but part or all of such gain may be treated as ordinary income if the exchange has the effect of a distribution of a dividend with respect to the holder.

    In addition, a holder who receives cash in lieu of a fractional share of First Empire Common Stock will generally recognize gain or loss measured by the difference between the amount of such cash and the portion of the basis of the shares of ONBANCorp Common Stock allocable to such fractional share. The gain recognized by a holder described in the previous sentence will generally be capital gain, but part or all of the cash received may be treated as ordinary income if the receipt of cash has the effect of a distribution of a dividend.

    Certain exceptions or other considerations may apply. Each holder of ONBANCorp Common Stock is urged to consult its tax advisor with respect to the federal income tax and other tax consequences of the Merger. See "PROPOSED MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

    The Merger will be accounted for as a purchase transaction under generally accepted accounting principles. See "PROPOSED MERGER--Accounting Treatment."

DISSENTERS' RIGHTS

    Under Delaware law, holders of ONBANCorp Common Stock are entitled to dissent from the Merger and to receive payment equal to the "fair value" of their shares upon compliance with Section 262 of the DGCL, the full text of which is attached as Appendix E to this Joint Proxy Statement. See "PROPOSED MERGER--Terms of the Merger" and "--Dissenters' Rights." Stockholders of First Empire are not entitled to dissenters' rights under the New York Business Corporation Law in connection with the Merger.

EFFECTIVE DATE OF THE MERGER

    The Effective Date will be the date and time as set forth in the certificate of merger to be delivered to and filed with the Delaware Secretary of State in accordance with DGCL. First Empire and ONBANCorp each anticipate that the Effective Date will occur and the Merger will be consummated on or about April 1, 1998. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreements, First Empire and ONBANCorp have entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which ONBANCorp granted First Empire the option (the "Option") to purchase up to 2,529,000 shares of authorized but unissued shares of ONBANCorp Common Stock, which constitutes approximately 19.9% of the shares of ONBANCorp Common Stock outstanding on the date of the grant, at a price of $60 per share, such number of shares and exercise price being subject to further adjustments under certain circumstances. The Option is exercisable only upon the occurrence and continuation of certain events that could jeopardize consummation of the Merger pursuant to the terms of the Merger Agreements. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreements and may make it more difficult and more expensive for another person who might be interested in acquiring ONBANCorp to do so. See "PROPOSED MERGER--Stock Option Agreement" and the text of the Stock Option Agreement, attached hereto as Appendix B.

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF FIRST EMPIRE COMMON STOCK AND
  ONBANCORP COMMON STOCK

    After the Effective Date, those stockholders of ONBANCorp who receive First Empire Common Stock will become stockholders of First Empire and their rights as stockholders of First Empire will be governed by First Empire's Certificate of Incorporation and By-Laws, and by New York law. The rights of ONBANCorp stockholders currently are governed by ONBANCorp's Certificate of Incorporation and By-Laws, and by applicable Delaware law. The rights of stockholders of First Empire are different in certain respects from the rights of stockholders of ONBANCorp. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF FIRST EMPIRE COMMON STOCK AND ONBANCORP COMMON STOCK."

MARKETS AND MARKET PRICES

    First Empire Common Stock is listed and traded on the AMEX under the symbol "FES". ONBANCorp Common Stock is traded in the over-the-counter market and price quotations therefor are reported in the NASDAQ/NMS under the symbol "ONBK".

    The table below sets forth the high and low sale prices for First Empire Common Stock and the high and low closing sale prices for ONBANCorp Common Stock for the periods indicated.

                                                                              FIRST EMPIRE           ONBANCORP
                                                                          --------------------  --------------------
                                                                            HIGH        LOW       HIGH        LOW
                                                                          ---------  ---------  ---------  ---------
1998 QUARTER
    First (through February 5, 1998)....................................  $  488.00  $  429.00  $   73.94  $   67.06
1997 QUARTER
    First...............................................................  $  336.00  $  281.00  $   47.00  $   35.50
    Second..............................................................     343.50     303.00      51.00      43.00
    Third...............................................................     415.00     335.00      58.00      47.25
    Fourth..............................................................     468.00     401.00      70.75      58.50
1996 QUARTER
    First...............................................................  $  247.75  $  209.00  $   35.00  $   30.25
    Second..............................................................     247.00     232.00      35.50      30.75
    Third...............................................................     258.00     239.00      34.63      28.88
    Fourth..............................................................     289.63     250.00      38.75      34.00

    The information presented in the following table reflects the closing price for First Empire Common Stock and the last reported sale price for ONBANCorp Common Stock on October 27, 1997, the last trading day preceding the public announcement of the proposed Merger, and on February 5, 1998 (the latest practicable trading day before the printing of this Joint Proxy Statement). The ONBANCorp Common Stock equivalent pro forma per share price is calculated by multiplying the closing price of First Empire Common Stock on each such date by the Exchange Ratio of 0.161. The Merger Agreements generally provide that the number of issued and outstanding shares of ONBANCorp Common Stock that may be converted into shares of First Empire Common Stock in the Merger cannot be less than 60% or more than 70% of the total number of such ONBANCorp shares. The remaining shares of ONBANCorp Common Stock will be converted into the right to receive $69.50 in cash per share. See "PROPOSED MERGER--Terms of the Merger."

                                                                        FIRST EMPIRE   ONBANCORP      ONBANCORP
                                                                           COMMON        COMMON     EQUIVALENT PRO
                                                                           STOCK         STOCK          FORMA
                                                                        ------------  ------------  --------------
Market Value per share:
    October 27, 1997..................................................   $   417.00    $   58.875     $   67.137
    February 5, 1998..................................................   $  477.063    $   72.875     $   76.807

    No assurance can be given as to what the market price of First Empire Common Stock will be if and when the Merger is consummated. Because the Exchange Ratio is fixed and because the market price of the First Empire Common Stock is subject to fluctuation, the value of the Stock Consideration that holders of ONBANCorp Common Stock may elect to receive in the Merger may increase or decrease prior to and following the Merger and could be less than or greater than $69.50 (the amount of the Cash Consideration). FIRST EMPIRE AND ONBANCORP STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIRST EMPIRE COMMON STOCK AND ONBANCORP COMMON STOCK.

COMPARATIVE PER SHARE DATA

    The following table presents at the dates and for the periods indicated (i) historical and pro forma consolidated per share data for First Empire Common Stock, and (ii) historical and equivalent pro forma per share data for ONBANCorp Common Stock. The information is based upon and should be read in conjunction with the historical financial statements of First Empire and ONBANCorp incorporated by reference in this Joint Proxy Statement and the pro forma consolidated financial information giving effect to the Merger appearing elsewhere herein. The pro forma data are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations which would have been realized had the Merger been consummated as of the dates or at the beginning of the periods for which the pro forma data are presented or which will be attained in the future. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)."

                                                                       HISTORICAL
                                                                ------------------------                 ONBANCORP
                                                                  FIRST                    PRO FORMA     PRO FORMA
                                                                 EMPIRE      ONBANCORP     COMBINED    EQUIVALENT(2)
                                                                ---------  -------------  -----------  -------------
NET INCOME (1)
    Nine months ended September 30, 1997......................  $   18.60         2.79         15.66     $    2.52
    Twelve months ended December 31, 1996.....................      21.08         2.88         16.90          2.72
CASH DIVIDENDS (3)
    Nine months ended September 30, 1997......................       2.40         1.02          2.40          0.39
    Twelve months ended December 31, 1996.....................       2.80         1.24          2.80          0.45
BOOK VALUE PER COMMON SHARE
    At September 30, 1997.....................................  $  149.31        25.59        193.36     $   31.13

------------------------

(1) Earnings per common share is on a diluted basis. All earnings per share amounts reflect the implementation of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. SFAS No. 128 requires that all prior period earnings per share data be restated to conform with the provisions of the statement.

(2) The ONBANCorp pro forma equivalent represents the pro forma combined amount multiplied by the Exchange Ratio of 0.161. See "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)".

(3) Pro forma combined dividends per share represent historical dividends per common share paid by First Empire.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables set forth certain selected historical and selected pro forma consolidated financial data ("selected financial data") for First Empire and ONBANCorp. Certain of the historical selected financial data for the five years ended December 31, 1996 are derived from the respective audited consolidated financial statements of First Empire and ONBANCorp. The selected financial data for the nine month periods ended September 30, 1997 and 1996 are derived from unaudited consolidated interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. In each management's opinion, their respective consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. This summary should be read in connection with the financial statements and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    The pro forma selected financial data were developed giving effect to the Merger using the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger and the related effects on the historical financial statements of First Empire and ONBANCorp, see "PROPOSED MERGER--Accounting Treatment." The pro forma condensed financial statements may not be indicative of the financial position or results that actually would have occurred had the Merger been consummated on the dates or at the beginning of the periods indicated, or which will be attained in the future. See "SUMMARY--Comparative Per Share Data" and "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)."

                   PRO FORMA SELECTED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                FOR THE NINE       FOR THE YEAR
                                                                                MONTHS ENDED          ENDED
                                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                                    1997               1996
                                                                              -----------------  ----------------
SUMMARIZED INCOME STATEMENT DATA:
  Net interest income.......................................................   $       507,724    $      656,515
  Provision for possible credit losses......................................            39,386            51,138
  Other income..............................................................           170,313           208,757
  Other expense.............................................................           418,085           560,255
  Income taxes..............................................................            90,368           110,250
                                                                              -----------------  ----------------
    Net income..............................................................   $       130,198    $      143,629

PER SHARE DATA:
  Basic net income (1)......................................................   $         16.35    $        17.85
  Diluted net income (1)....................................................             15.66             16.90
  Book value................................................................            193.36            185.53
  Cash dividends............................................................   $          2.40    $         2.80

WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic (1).................................................................             7,964             7,994
  Diluted (1)...............................................................             8,315             8,500

AVERAGE BALANCE SHEET DATA:
  Total assets..............................................................   $    18,852,891    $   18,089,336
  Total borrowings..........................................................         2,242,192         2,430,443
  Stockholders' equity......................................................   $     1,492,966    $    1,460,865

(1) Restated to conform with the provisions of SFAS No. 128. See
    "SUMMARY--Comparative Per Share Data."

                         FIRST EMPIRE STATE CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                     ----------------------  ---------------------------------------------------------
                                        1997        1996        1996        1995        1994        1993       1992
                                     ----------  ----------  ----------  ----------  ----------  ----------  ---------
SUMMARIZED INCOME STATEMENT DATA:
  Net interest income..............    $414,585    $394,400    $531,024    $486,424    $468,140    $470,756   $432,879
  Provision for possible credit
    losses.........................      34,000      31,850      43,325      40,350      60,536      79,958     84,989
  Other income.....................     140,088     122,607     170,248     149,538     123,739     110,544    126,226
  Other expense....................     311,060     301,896     408,978     374,439     336,862     327,819    311,338
  Income taxes.....................      79,672      72,578      97,866      90,137      77,186      71,531     64,841
                                     ----------  ----------  ----------  ----------  ----------  ----------  ---------
    Net income.....................    $129,941    $110,683    $151,103    $131,036    $117,295    $101,992    $97,937

PER COMMON SHARE DATA:
  Basic net income (1).............      $19.59      $16.51      $22.54      $19.61      $16.90      $14.32     $14.01
  Diluted net income (1)...........       18.60       15.38       21.08       17.98       15.73       13.42      12.99
  Book value.......................      149.31      130.58      135.45      125.33      103.02       99.43      85.79
  Cash dividends...................        2.40        2.10        2.80        2.50        2.20        1.90       1.60

WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic (1)........................       6,634       6,651       6,663       6,499       6,729       6,869      6,735
  Diluted (1)......................       6,985       7,194       7,170       7,288       7,459       7,598      7,540

AVERAGE BALANCE SHEET DATA:
  Total assets.....................  $13,148,101 $12,394,931 $12,478,666 $11,484,754 $10,025,421 $10,390,030 $9,553,875
  Total borrowings.................   1,202,898   1,407,190   1,321,767   1,569,514   1,849,818   1,998,165  1,128,497
  Stockholders' equity.............     934,969     853,821     863,133     782,520     723,202     670,449    582,569

(1) Restated to conform with the provisions of SFAS No. 128. See
    "SUMMARY--Comparative Per Share Data."

                                ONBANCORP, INC.
                  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                        --------------------  -----------------------------------------------------
                                          1997       1996       1996       1995       1994       1993       1992
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
SUMMARIZED INCOME
STATEMENT DATA:
  Net interest income.................   $113,064   $113,667   $152,747   $152,515   $163,629   $156,567   $112,296
  Provision for possible credit
    losses............................      5,386      5,850      7,813      6,790      7,638     10,297      5,900
  Other income (loss).................     29,049     27,881     36,262     29,301    (52,689 (1)    46,066    23,073
  Other expense.......................     78,145     85,035    110,614    103,462     99,890     98,666     58,783
  Income taxes........................     21,513     20,146     27,618     26,887        708     35,707     29,532
  Income before cumulative effect of
    accounting change.................     37,069     30,517     42,964     44,677      2,704     57,963     41,154
  Cumulative effect of change in
    accounting for income taxes.......     --         --         --         --         --          3,400     --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income........................    $37,069    $30,517    $42,964    $44,677     $2,704    $61,363    $41,154

PER COMMON SHARE DATA:
  Basic net income (loss) (2).........      $2.82      $2.09      $3.02      $2.88     $(0.15)     $4.32      $3.01
  Diluted net income (loss) (2).......       2.79       2.02       2.88       2.76      (0.15)      3.97       2.90
  Book value..........................      25.59      24.14      24.82      24.11      20.82      25.77      20.87
  Cash dividends......................       1.02       0.90       1.24       1.14       1.03       0.69       0.45

WEIGHTED AVERAGE NUMBER
OF SHARES:
  Basic (2)...........................     13,132     13,081     12,855     13,967     14,017     13,092     12,610
  Diluted (2).........................     13,288     15,143     14,914     16,178     14,017     15,474     14,197

AVERAGE BALANCE SHEET DATA:
  Total assets........................  $5,429,507 $5,328,955 $5,335,387 $6,319,460 $6,397,953 $5,175,685 $3,390,625
  Total borrowings....................  1,029,637  1,123,092  1,099,019  2,046,308  2,464,982  1,695,761    908,933
  Stockholders' equity................    336,407    381,157    376,142    380,386    395,060    373,702    295,496

------------------------

(1) Includes an $80 million net loss on the sale of $1.3 billion of assets available for sale. The proceeds of the sale were used to restructure the ONBANCorp balance sheet through the purchase of higher yielding assets with shorter durations and to pay down borrowings.

(2) Restated to conform with the provisions of SFAS No. 128. See
    "SUMMARY--Comparative Per Share Data."

                              MEETING INFORMATION

DATE, PLACE AND TIME

    The First Empire Special Meeting will be held at 11:00 a.m. on March 17, 1998 at M&T Center, One Fountain Plaza, Buffalo, New York.

    The ONBANCorp Special Meeting will be held at 10:00 a.m. on March 17, 1998 at the Marriott Hotel, 6302 Carrier Parkway, East Syracuse, New York.

RECORD DATE; VOTING RIGHTS

    FIRST EMPIRE. The close of business on February 3, 1998 has been fixed as the Record Date for purposes of determining stockholders entitled to notice of, and to vote at, the First Empire Special Meeting. On that date, there were issued and outstanding 6,667,664 shares of First Empire Common Stock. The holders of First Empire Common Stock are entitled to one vote per share.

    The rules and regulations of the AMEX require the approval of First Empire stockholders for the issuance of shares of First Empire Common Stock in connection with the Merger. The affirmative vote by holders of a majority of the votes cast on the First Empire Proposal by the holders of First Empire Common Stock in person or by proxy will be required to approve the First Empire Proposal, assuming a quorum is present. Under New York law and First Empire's By-Laws, a quorum is constituted by the presence, in person or by proxy, of a majority of the shares of First Empire Common Stock entitled to vote at the First Empire Special Meeting.

    First Empire intends to count the shares of First Empire Common Stock present in person or by proxy at the First Empire Special Meeting but not voting, and shares of First Empire Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the First Empire Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, under applicable exchange rules, brokers who hold shares of First Empire Common Stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the First Empire Proposal without specific instruction from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of First Empire Common Stock to their broker will have the effect of such shares not being voted and therefore will have no effect on the vote to approve the First Empire Proposal. Such instances, if any, are referred to as broker non-votes. Nonetheless, broker non-votes will be counted as being present or represented at the First Empire Special Meeting for the purposes of establishing a quorum.

    ONBANCORP. The close of business on February 3, 1998 has been fixed as the Record Date for purposes of determining stockholders entitled to notice of, and to vote at, the ONBANCorp Special Meeting. On the ONBANCorp Record Date, there were issued and outstanding 12,712,196 shares of ONBANCorp Common Stock entitled to vote at the ONBANCorp Special Meeting. The holders of ONBANCorp Common Stock outstanding on the Record Date will be entitled to one vote for each share of ONBANCorp Common Stock held of record on the ONBANCorp Record Date upon each matter properly submitted at the ONBANCorp Special Meeting. The affirmative vote by holders of a majority of the outstanding shares of ONBANCorp Common Stock entitled to vote at the ONBANCorp Special Meeting is required to approve the ONBANCorp Proposal under Delaware law. Under Delaware law and ONBANCorp's By-Laws, a quorum is constituted by the presence, in person or represented by proxy, of a majority of the shares of ONBANCorp Common Stock issued and outstanding on the Record Date and entitled to vote at the ONBANCorp Special Meeting.

    ONBANCorp intends to count shares of ONBANCorp Common Stock present in person at the ONBANCorp Special Meeting but not voting, and shares of ONBANCorp Common Stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the ONBANCorp Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, because the ONBANCorp Proposal requires the approval of the holders of a majority of the outstanding shares of ONBANCorp Common Stock, such nonvoting shares and abstentions will have the same effect as a vote against the ONBANCorp Proposal. In addition, under applicable exchange rules, brokers who hold shares of ONBANCorp Common Stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the ONBANCorp Proposal without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of ONBANCorp Common Stock to their broker will have the effect of a vote against the ONBANCorp Proposal. Such "broker non-votes," if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business.

VOTING AND REVOCATION OF PROXIES

    Shares of First Empire Common Stock or ONBANCorp Common Stock represented by a proxy properly signed and returned at or prior to the applicable Special Meeting and not subsequently revoked prior to the vote will be voted at the applicable Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of First Empire Common Stock or ONBANCorp Common Stock represented by such proxy will be voted FOR approval of the First Empire Proposal in the case of First Empire stockholders and FOR approval of the ONBANCorp Proposal in the case of ONBANCorp stockholders.

    Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the stockholder must either give written notice of such revocation to the Corporate Secretary of First Empire or ONBANCorp or to the Secretary of the First Empire Special Meeting or the ONBANCorp Special Meeting, as appropriate, or vote the shares of First Empire Common Stock or ONBANCorp Common Stock subject to such proxy by a later dated proxy or by written ballot at the appropriate Special Meeting. Written notices of revocation may be directed, for First Empire stockholders, to: Marie King, Corporate Secretary, First Empire State Corporation, One M&T Plaza, Buffalo, New York 14240, and, for ONBANCorp stockholders, to: David M. Dembowski, Secretary, ONBANCorp, Inc., 101 South Salina Street, P.O. Box 4983, Syracuse, New York 13221. The presence at a Special Meeting of any stockholder who has given a proxy will not, in and of itself, revoke the proxy. Any stockholder of record attending the First Empire Special Meeting or the ONBANCorp Special Meeting may vote in person whether or not a proxy has been previously given.

    The Boards of Directors of First Empire and ONBANCorp are not aware of any other business to be acted upon at the Special Meeting of their respective stockholders other than as described herein. It is not anticipated that other matters will be brought before either Special Meeting. If, however, other matters are duly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the First Empire Special Meeting or ONBANCorp Special Meeting, as the case may be, to permit another solicitation of proxies in favor of the First Empire Proposal or the ONBANCorp Proposal, as the case may be; provided, however, that no proxy which is voted against the ONBANCorp Proposal, in the case of ONBANCorp stockholders, or against the First Empire Proposal, in the case of First Empire stockholders, will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

    In addition to solicitation of proxies by mail, First Empire and ONBANCorp, through their directors, officers and regular employees, may also solicit proxies from the stockholders of First Empire and ONBANCorp, respectively, personally, by telephone or by telecopy, without additional compensation to such directors, officers or regular employees and at a nominal cost to First Empire and ONBANCorp, respectively. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of First Empire Common Stock and ONBANCorp Common Stock and such parties will be reimbursed for the expenses incurred by them. ONBANCorp has retained Morrow & Co. to assist in the solicitation of proxies. It is anticipated that the fee of such firm will not exceed $7,500 plus reasonable out-of-pocket costs and expenses authorized by ONBANCorp. First Empire and ONBANCorp each will bear its own expenses in connection with the solicitation of proxies, except that First Empire and ONBANCorp each will bear 50% of all printing and mailing costs and filing fees associated with this Joint Proxy Statement.

                                PROPOSED MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT DESCRIBES MATERIAL ASPECTS OF THE MERGER. THE DESCRIPTION OF THE MERGER AGREEMENTS AND THE STOCK OPTION AGREEMENT CONTAINED IN THIS SECTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENTS AND THE STOCK OPTION AGREEMENT, WHICH ARE ATTACHED AS APPENDIX A AND APPENDIX B, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENTS AND THE STOCK OPTION AGREEMENT CAREFULLY AND IN THEIR ENTIRETY.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF
  DIRECTORS

    BACKGROUND.

    FIRST EMPIRE. Over the years, First Empire has sought to develop a major commercial and retail banking franchise, centered in Buffalo and operating throughout New York State. Since the beginning of 1990, M&T Bank has experienced significant growth through federally-assisted acquisitions of assets and liabilities of failed thrift institutions and through unassisted mergers with, and acquisitions of, depository institutions. In 1990, M&T Bank, in two federally-assisted transactions, purchased certain assets and assumed certain liabilities of Monroe Savings Bank, FSB, Rochester, New York (approximately $0.5 billion in deposits and $0.4 billion in loans) and Empire Federal Savings Bank of America, Buffalo, New York (approximately $1.2 billion in deposits and $0.5 billion in loans). In 1991, M&T Bank purchased certain assets and assumed certain liabilities of Goldome, a Buffalo, New York savings bank, from the FDIC as receiver (approximately $2.2 billion in deposits and $1.0 billion in loans). In 1992, First Empire acquired Central Trust Company, Rochester, New York (approximately $1.0 billion in deposits and $0.8 billion in loans), and Endicott Trust Company, Endicott, New York (approximately $0.3 billion in deposits and $0.2 billion in loans), both banks being merged into M&T Bank. In 1994, First Empire acquired Ithaca Bancorp, Inc., Ithaca, New York, and its subsidiary, Citizens Savings Bank, F.S.B. (approximately $0.3 billion in deposits and $0.4 billion in loans). In addition, since 1994, M&T Bank has acquired a number of branches from other financial institutions in New York State. Consistent with this strategy, First Empire continues to explore other market expansion opportunities within New York and contiguous states and has had discussions with and responded to inquiries from a number of other financial institutions in addition to those discussed above. Except for the acquisitions discussed above, however, none of the discussions led to an agreement on the terms of a potential transaction.

    BACKGROUND OF THE MERGER. From time to time the ONBANCorp Board has considered and analyzed ONBANCorp's strategic alternatives, including prospects for ONBANCorp continuing as an independent entity and possible business combination transactions with other financial institutions of various sizes and the potential effects of such transactions on ONBANCorp and its stockholders, employees and customers and the communities it serves. In addition, Mr. Bennett has, from time to time, had informal conversations with representatives of other financial institutions, including Robert G. Wilmers, the Chairman of the Board, President and Chief Executive Officer of First Empire, regarding the possibility of a business combination transaction involving ONBANCorp, but none of such conversations developed into discussions or negotiations concerning the specific terms of a business combination transaction. These discussions reflected First Empire's desire to expand in both Syracuse and Albany, two significant upstate markets where First Empire's retail banking presence was nominal. ONBANCorp operates a significant banking network in Syracuse and has a modest presence in Albany. First Empire therefore considered ONBANCorp a potential merger partner.

    In January 1995, ONBANCorp retained Sandler O'Neill to assist ONBANCorp in its analysis of various strategic alternatives available to it. In its role as financial advisor, Sandler O'Neill met with the ONBANCorp Board periodically to review ONBANCorp's strategic alternatives, including the competitive environment of the financial services industry, strategic alternatives for enhancing stockholder value on a stand-alone basis, and the merger and acquisition market for financial institutions generally. In addition, in the ordinary course of its contacts with representatives of other financial institutions, Sandler O'Neill periodically received inquiries and had discussions concerning the interest of such parties in considering a potential business combination transaction with certain of Sandler O'Neill's financial institution clients, including ONBANCorp.

    During 1997, Sandler O'Neill had discussions regarding inquiries with respect to ONBANCorp's possible interest in a business combination transaction with each of First Empire and another financial institution (the "Other Financial Institution"). In September 1997, representatives of Sandler O'Neill reviewed with Mr. Bennett the discussions with First Empire and the Other Financial Institution concerning ONBANCorp. Mr. Bennett subsequently met with each of Mr. Wilmers and the chief executive officer of the Other Financial Institution to discuss, on a preliminary and nonbinding basis, the strategic merits and other potential benefits of a business combination transaction involving ONBANCorp.

    Following these meetings, Mr. Bennett determined that the prospect of a strategic business combination with either First Empire or the Other Financial Institution warranted further investigation and in late September authorized Sandler O'Neill to contact each of First Empire and the Other Financial Institution to explore in more detail the value or range of values of per share consideration which it would be willing to pay in a business combination transaction with ONBANCorp. First Empire responded with a preliminary range of per share consideration having a dollar value in the low to mid-$60s and the Other Financial Institution responded with a preliminary range of per share consideration having a dollar value in the upper $60s. Each party's preliminary indication of interest contemplated a stock-for-stock merger transaction or, in the case of First Empire, the possibility of a mixture of cash and stock consideration as an alternative, and was subject to a satisfactory due diligence investigation of ONBANCorp and approval of such party's Board of Directors.

    Mr. Bennett communicated to each of First Empire and the Other Financial Institution that its range of per share consideration would need to be improved in order for ONBANCorp to be willing to commence discussions with such party concerning the terms of a business combination transaction. In furtherance of that end, in early October 1997 ONBANCorp entered into confidentiality agreements with each of First Empire and the Other Financial Institution and provided each with certain nonpublic financial and other information with respect to ONBANCorp.

    Discussions continued periodically over the next several days between representatives of ONBANCorp and Sandler O'Neill and representatives of each of First Empire and the Other Financial Institution and their respective financial advisors concerning the range of per share consideration which such party would be willing to offer in a business combination transaction with ONBANCorp, the general possibilities for integrating the companies and the potential synergies from such integration, the compatibility of the companies' respective franchises and community banking philosophies, and their respective strategic outlooks and focus for the future. In mid-October 1997, Mr. Bennett requested each of Mr. Wilmers and the chief executive officer of the Other Financial Institution to increase its indicated range of per share values and to reaffirm its willingness to proceed toward discussions concerning the terms of a business combination with ONBANCorp. In Mr. Bennett's discussion with Mr. Wilmers, Mr. Wilmers increased the exchange ratio in First Empire's preliminary indication of interest to .161 (which equated to approximately $68.25 for ONBANCorp Common Stock, based upon the then-current price of First Empire Common Stock) and reaffirmed First Empire's desire to proceed to discuss the terms of a potential business combination transaction between the two parties. In Mr. Bennett's discussion with the chief executive officer of the Other Financial Institution, the chief executive officer of the Other Financial Institution noted that municipal deposits held by ONBANCorp (which totaled approximately $580 million at September 30, 1997) could not be held by the Other Financial Institution following a prospective business combination of their respective subsidiary depository institutions due to applicable legal restrictions. Subsequently, as a result of its review of this issue, the Other Financial Institution stated that it was not prepared to continue discussions with ONBANCorp concerning the terms of a potential business combination transaction.

    Mr. Bennett, after consultation with Sandler O'Neill, determined that the value implied by the exchange ratio offered by First Empire was sufficient to allow First Empire to conduct on-site due diligence and warranted ONBANCorp to proceed to conduct discussions with First Empire concerning the terms of a strategic business combination. Beginning on October 23 and continuing through October 26, representatives of First Empire and its financial advisors conducted a detailed on-site due diligence investigation of ONBANCorp, and representatives of ONBANCorp and its legal and financial advisors conducted a due diligence investigation of First Empire. Also during this time, Mr. Bennett apprised members of the ONBANCorp Board individually regarding the potential merger transaction with First Empire, initial drafts of the Merger Agreements, the Stock Option Agreement and the other related documents were prepared, circulated, reviewed and discussed by the parties and their respective legal and financial advisors, and discussions continued between the parties with respect to the financial terms of the proposed merger transaction. In the course of these discussions First Empire indicated that it would be willing to provide part of the consideration to be paid to ONBANCorp stockholders in the Merger in cash.

    At a special meeting of the ONBANCorp Board held on October 26, 1997 (the "October 26 Meeting"), the ONBANCorp Board reviewed and discussed at length ONBANCorp's strategic alternatives, including the First Empire proposal, which at that time contemplated a stock-for-stock merger in which ONBANCorp stockholders would receive 0.161 of a share of First Empire Common Stock in exchange for each share of ONBANCorp Common Stock (constituting an implied value of $67.94 per share based on the closing price of First Empire Common Stock on the AMEX on October 24, 1997). Representatives of Sandler O'Neill reviewed in detail with the ONBANCorp Board a number of matters relevant to the ONBANCorp Board's analysis of the proposed transaction with First Empire and other strategic alternatives available to ONBANCorp, including the general status of the financial services industry and the regional and local environments in which ONBANCorp operates, valuation analyses of ONBANCorp and First Empire on a stand-alone basis and on a pro forma basis as a combined entity, historical stock price and other financial information for certain publicly-held banking institutions, and statistical data concerning the terms of recent financial institution merger and acquisition transactions. Representatives of Sandler O'Neill reviewed the financial terms of the proposed merger agreement as negotiated to date and certain financial information and analyses relating to the proposed transaction assuming that 25% of the shares of ONBANCorp Common Stock were exchanged for cash in the transaction. Legal counsel to ONBANCorp reviewed certain legal issues relevant to the ONBANCorp Board's consideration of the Merger Agreements and the Stock Option Agreement. Mr. Bennett reviewed and discussed the anticipated benefits of the proposed Merger and its potential impact on ONBANCorp's stockholders, employees and customers and on the communities served by ONBANCorp.

    At the conclusion of the October 26 Meeting, the ONBANCorp Board authorized senior management of ONBANCorp to continue negotiations with First Empire concerning the terms of the proposed transaction (including whether and to what extent part of the aggregate consideration to be paid to ONBANCorp stockholders in the Merger would be paid in cash), and scheduled an executive session of the ONBANCorp Board for the following afternoon to review the terms of the proposed Merger Agreements and the related agreements with a view towards approval of the proposed transaction with First Empire and execution of definitive transaction agreements. Following the conclusion of the October 26 Meeting, discussions and negotiations continued among ONBANCorp, First Empire and their respective legal and financial advisors concerning the terms of the proposed business combination transaction between the parties, including discussions with respect to the amount of the aggregate merger consideration to ONBANCorp stockholders to be paid in cash, the amount to be paid in stock and the terms and provisions with respect to the allocation of such cash and stock consideration among ONBANCorp stockholders.

    The ONBANCorp Board met again in executive session in the afternoon on October 27, 1997 (the "October 27 Meeting"). At the October 27 Meeting, the ONBANCorp Board reviewed and discussed the strategic alternatives available to ONBANCorp and the revised terms of the proposed Merger Agreements, Stock Option Agreement and related agreements (including the terms of the Merger Agreements relating to the Merger Consideration--See "--Terms of the Merger"). Mr. Bennett and representatives of Sandler O'Neill discussed the financial and other terms of the Merger Agreements and the related agreements. Sandler O'Neill reviewed certain financial data and analyses and delivered its oral opinion to the ONBANCorp Board to the effect that, as of such date, the consideration to be received by ONBANCorp stockholders pursuant to the Merger Agreements was fair from a financial point of view to such stockholders. After review and discussion of the foregoing matters, the ONBANCorp Board unanimously approved the Merger Agreements and the Stock Option Agreement.

    On October 28, 1997, the First Empire Board met to discuss the final terms of the transaction, including the Merger Consideration. The results of First Empire's due diligence were presented and First Empire's legal advisors reviewed the terms of the proposed Merger Agreements and Stock Option Agreement. Keefe, Bruyette made a presentation regarding the financial terms and fairness, from a financial point of view, of the Merger Consideration to First Empire and its stockholders. After consideration of these factors, among others, the 13 members of the First Empire Board present at the meeting (with four directors absent) unanimously approved and authorized execution and delivery of the Merger Agreements and the Stock Option Agreement.

    The Merger Agreements and the Stock Option Agreement were finalized thereafter and were executed by the parties as of October 28, 1997.

    REASONS FOR THE MERGER.

    GENERAL. The Merger is intended to create a banking franchise in New York with enhanced financial resources and product diversity and market presence to compete more effectively in the market.

    Each Board believes that each institution is well managed and possesses compatible management philosophies, cultures and strategies, and that the strong capitalization of First Empire following the Merger will better enable the combined company to take advantage of future opportunities for growth. In evaluating the Merger, each Board discussed the critical importance of successfully integrating and building on the strength of the management and cultures of both companies, and considered the uncertainties inherent in any combination of two significant companies. No member of the First Empire Board has any interests in the Merger beyond those of First Empire stockholders generally. The ONBANCorp Board, in deciding to approve the Merger, was aware of the interests of certain members of ONBANCorp management and the ONBANCorp Board in the Merger. See "--Interests of Certain Persons in the Merger."

    FIRST EMPIRE. In reaching its decision to approve the Merger Agreements, the First Empire Board considered that the Merger would create a financial institution with greater scale, range of services, efficiency, capital, earnings and growth potential than either First Empire or ONBANCorp would possess on a stand-alone basis. The First Empire Board also considered that the Merger would represent a strategic alliance between the two companies and that First Empire stockholders should realize the expected benefits of such an alliance. Such benefits include, but are not limited to, the future prospects of the combined company, the combined company's financial strength, and an enhanced ability to strengthen existing businesses and offer new products and services to the customers of ONBANCorp, the cost efficiencies expected to be derived from the elimination of redundant back office operations and staff functions, the potential for cross-marketing products and services, the business synergies that might be realized and the potential effect of the Merger on the perception of the combined companies' businesses by the financial markets.

    ONBANCORP. The ONBANCorp Board's decision to approve and adopt the Merger Agreements and the Stock Option Agreement reflects its belief that the terms of the Merger Agreements and the Stock Option Agreement will provide significant value to all ONBANCorp stockholders and will also enable them to participate in the opportunities for growth that the ONBANCorp Board believes the Merger will make possible. In reaching its decision, the ONBANCorp Board considered the current and prospective economic, regulatory and competitive environment facing financial institutions generally, the complementary nature of the companies' respective retail franchises and market areas, the combined company's financial strengths and earnings prospects and the similarity in ONBANCorp's and First Empire's respective business strategies and management philosophies and their commitments to their respective employees and to the respective communities and customers they serve.

    RECOMMENDATION OF THE FIRST EMPIRE BOARD. THE FIRST EMPIRE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRST EMPIRE AND ITS STOCKHOLDERS. THE FIRST EMPIRE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE FIRST EMPIRE PROPOSAL.

    In reaching its conclusion to approve the Merger Agreements, the First Empire Board consulted with First Empire management, as well as its financial and legal advisors, and considered the factors described above under "General" and the following additional factors, which together, constitute all material factors considered by the First Empire Board:

    (i) First Empire's business, operations, financial condition, earnings and acquisition strategy, including the desirability of expanding into the Syracuse market, increasing First Empire's presence in the Rochester market and linking First Empire's operations in Western New York State more effectively with its presence in New York's Hudson Valley (after the Merger, First Empire would hold approximately 30% of the deposits in the Syracuse market and approximately 20% of the deposits in Western and Central New York);

    (ii) the opportunity for First Empire to gain entry into the Commonwealth of Pennsylvania through the acquisition of approximately 19% of the deposits in the Wilkes-Barre market (see "THE COMPANIES--Combined Company");

   (iii) the anticipated pre-tax annual cost savings of approximately $31 million for the combined institution resulting from the Merger (see "-- Management and Operations After the Merger");

    (iv) an analysis of the financial impact of the Merger on First Empire, which indicated that M&T Bank would continue to be "well capitalized," that the Merger should result in cost savings for technology and operations, corporate overhead, business line consolidations and occupancy of approximately $31 million; that cash earnings should increase following the 12-month phase-in period for the anticipated cost savings (see "--Management and Operations after the Merger--Operations"); and that the projected internal rate of return of 13-14% should exceed the cost of capital of approximately 8.5%;

    (v) the ability to use ONBANCorp's customer base and branch network in both New York and Pennsylvania to offer the full range of First Empire's commercial and retail banking, trust and other products and services;

    (vi) the performance of current ONBANCorp management and the proposed arrangements with respect to the First Empire Board and the executive management structure following the Merger, including the roles of Messrs. Bennett and Sharp (see "--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger");

   (vii) the Merger Consideration from a number of valuation perspectives, as presented by Keefe, Bruyette; the October 28, 1997 opinion of Keefe, Bruyette that the Merger Consideration was fair, from a financial point of view, to First Empire and its stockholders, and a review of the significant financial information, projections, assumptions and other information received by, and the significant assumptions and the methodologies used by, Keefe, Bruyette in arriving at such an opinion (see "--Opinions of Financial Advisors--First Empire"); and

  (viii) the terms of the Merger Agreements and the Stock Option Agreement; the regulatory and stockholder approval processes; the treatment of the Merger as a purchase for financial accounting purposes; and the nature of the Merger as a tax-free reorganization for federal income tax purposes (see "--Certain Federal Income Tax Consequences").

    The foregoing discussion of the information and factors considered by the First Empire Board is not intended to be exhaustive but includes all material factors considered by the First Empire Board. In reaching its determination to approve and recommend the Merger Agreements, the First Empire Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Through its deliberations, the First Empire Board received the advice of legal counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreements, considering, among other things, the matters discussed above and the opinion of referred to above, the First Empire Board, by unanimous vote of all 13 of the directors present (with four directors absent), approved the Merger Agreements as being in the best interests of First Empire and its stockholders and directed that the First Empire Proposal be submitted to the holders of First Empire Common Stock to vote at the First Empire Special Meeting. The First Empire Board recommends that holders of First Empire Common Stock vote FOR approval of the First Empire Proposal.

    RECOMMENDATION OF THE ONBANCORP BOARD. THE ONBANCORP BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ONBANCORP AND ITS STOCKHOLDERS. THE ONBANCORP BOARD UNANIMOUSLY RECOMMENDS THAT ONBANCORP STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ONBANCORP PROPOSAL.

    In reaching its determination to approve and adopt the Merger Agreements, the ONBANCorp Board consulted with ONBANCorp management, as well as ONBANCorp's financial and legal advisors, and considered the factors described above under "General" and the following additional factors, which, together, constitute all material factors considered by the ONBANCorp Board:

    (i) the ONBANCorp Board's familiarity with and review of ONBANCorp's business, financial condition, results of operations and prospects, including, without limitation, its potential for continued growth and profitability and the business risks associated therewith;

    (ii) the current and prospective environment in which ONBANCorp operates, including regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increasing consolidation in the financial services industry;

   (iii) information concerning the business, financial condition, results of operations and prospects of First Empire, including the recent performance of First Empire Common Stock, historical financial data for First Empire, customary statistical measurements of First Empire's financial performance and the future prospects for First Empire Common Stock following the Merger;

    (iv) the value to be received by holders of ONBANCorp Common Stock pursuant to the Merger Agreements in relation to the historical trading prices and book value of ONBANCorp Common Stock, and the fact that the cash election provisions of the Merger Agreements represent partial protection against a decline in the market price of First Empire Common Stock and would, subject to the election and allocation procedures contained therein, provide those ONBANCorp stockholders who might desire to sell some or all of the shares of First Empire Common Stock which they would otherwise receive in an all-stock merger with an opportunity to receive cash in the Merger without having to effect sales of such shares in the market after the Merger, thereby avoiding brokerage commissions and reducing some of the market risk inherent in holding shares of a publicly-traded company;

    (v) the information presented by Sandler O'Neill to the ONBANCorp Board with respect to the Merger and the opinion of Sandler O'Neill that, as of the date of such opinion, the consideration to be received by the stockholders of ONBANCorp pursuant to the Merger Agreements was fair from a financial point of view to such holders (see "--Opinion of Financial Advisors--ONBANCorp" below);

    (vi) the financial and other significant terms of the proposed Merger with First Empire and the review by the ONBANCorp Board with its legal and financial advisors of the terms and provisions of the Merger Agreements and the Stock Option Agreement;

   (vii) the expected impact of the Merger on ONBANCorp's business, employees, customers and communities, the compatibility of the respective businesses, strategies and management philosophies of First Empire and ONBANCorp, and the expectation that First Empire will continue to provide quality service to the customers and communities served by ONBANCorp;

  (viii) the prospects for the combined entity following consummation of the Merger, including the potential synergies expected to result from the Merger and the anticipated revenue enhancements through the combined company's offering a more extensive range of products and services to a broader customer base;

    (ix) the fact that First Empire has agreed to appoint five ONBANCorp directors as directors of First Empire upon consummation of the Merger (including Mr. Bennett, who will be appointed as Chairman of the First Empire Board), and to appoint the other directors of ONBANCorp and Franklin First to newly-formed Advisory Boards for M&T Bank in Pennsylvania and Syracuse, respectively, all of which may be expected to provide a degree of continuity and involvement by the directors of ONBANCorp following the Merger in the interests of ONBANCorp's stockholders, customers, employees and communities;

    (x) the fact that the Merger is expected to be tax-free for federal income tax purposes to a holder of ONBANCorp Common Stock to the extent such holder receives First Empire Common Stock in the Merger rather than cash (see "--Certain Federal Income Tax Consequences" below) and will provide holders of ONBANCorp Common Stock with the option, subject to the election and allocation procedures set forth in the Merger Agreements, to receive cash in exchange for their ONBANCorp Common Stock and/or to become shareholders of First Empire, an institution with strong operations and earnings performance; and

    (xi) the alternative strategic courses available to ONBANCorp, including remaining independent and exploring other potential business combination transactions.

    The foregoing discussion of the information and factors considered by the ONBANCorp Board is not intended to be exhaustive but includes all material factors considered by the ONBANCorp Board. In reaching its determination to approve and recommend the Merger, the ONBANCorp Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the ONBANCorp Board received the advice of special counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreements, considering, among other things, the matters discussed above and the opinion of Sandler O'Neill referred to above, the ONBANCorp Board, by unanimous vote, approved and adopted the Merger Agreements, the Stock Option Agreement and the transactions contemplated thereby, as being in the best interests of ONBANCorp and its stockholders. The ONBANCorp Board is unanimous in its recommendation that holders of ONBANCorp Common Stock vote FOR approval and adoption of the Merger.

    For information regarding certain interests of directors and executive officers of ONBANCorp in the Merger, see "--Management and Operations after the Merger" and "--Interests of Certain Persons in the Merger."

TERMS OF THE MERGER

    GENERAL. In accordance with the terms of the Merger Agreements and applicable Delaware law, ONBANCorp will be acquired by First Empire, on the Effective Date, through the merger of ONBANCorp with and into Olympia, a direct wholly owned subsidiary of First Empire. The separate existence of ONBANCorp will cease, and Olympia, as the surviving entity in the Merger (the "Surviving Corporation"), will continue unaffected and unimpaired by the Merger. All of the shares of capital stock of Olympia issued and outstanding prior to the Effective Date will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Surviving Corporation will remain a direct wholly owned subsidiary of First Empire.

    Following the consummation of the Merger, First Empire will contribute to the Surviving Corporation all of the issued and outstanding capital stock of M&T Bank, which will thereby become a direct wholly owned subsidiary of the Surviving Corporation. Immediately thereafter, the ONBANCorp Banks will merge with and into M&T Bank.

    MERGER CONSIDERATION. Also on the Effective Date, and subject to the other provisions of the Merger Agreements, each share of ONBANCorp Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of ONBANCorp Common Stock held directly or indirectly by First Empire or ONBANCorp or any of their respective subsidiaries other than in a fiduciary capacity or in respect of a debt previously contracted ("Excluded Shares") and other than Dissenting Shares (as defined below)), together with the Rights attached thereto, will, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, at the election of the holder thereof but subject to the election and allocation procedures set forth in the Merger Agreements, either (a) $69.50 in cash without interest or (b) 0.161 of a share of First Empire Common Stock (and cash in lieu of fractional shares). Under the terms of the Merger Agreements, holders of ONBANCorp Common Stock can elect to convert their shares into the Stock Consideration (a "Stock Election"), the Cash Consideration (a "Cash Election") or a mixture of Cash Consideration and Stock Consideration (a "Mixed Election"), subject to the limitation that a person electing to receive a combination of the two forms of consideration must be able to, and must, make a Cash Election with respect to at least 100 shares of ONBANCorp Common Stock and a Stock Election with respect to at least 100 shares of ONBANCorp Common Stock. All elections of ONBANCorp stockholders are further subject to the allocation procedures set forth in the Merger Agreements, which provide generally that the number of shares of ONBANCorp Common Stock to be converted into First Empire Common Stock in the Merger must be at least 60%, but no more than 70% of the total number of shares of ONBANCorp Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (such shares are referred to herein as the "Outstanding ONBANCorp Shares"). In the event that ONBANCorp stockholders in the aggregate elect to receive the Stock Consideration with respect to fewer than 60% or more than 70% of the total number of Outstanding ONBANCorp Shares, the Plan of Merger provides for the allocation of the Merger Consideration among shares of ONBANCorp Common Stock subject to a Cash Election ("Cash Election Shares"), shares subject to a Stock Election ("Stock Election Shares"), and shares as to which no election has been made ("Non-Election Shares") as described below.

    NO GUARANTEE CAN BE MADE THAT ONBANCORP STOCKHOLDERS WILL RECEIVE THE AMOUNTS OF CASH CONSIDERATION AND/OR STOCK CONSIDERATION THEY ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS DESCRIBED HEREIN AND IN THE MERGER AGREEMENTS, ONBANCORP STOCKHOLDERS MAY RECEIVE STOCK CONSIDERATION OR CASH CONSIDERATION IN AMOUNTS THAT VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE.

    Because the market price of First Empire Common Stock may fluctuate prior to and following the Effective Time and could be greater than or less than $431.68 per share (the approximate price at which the market value of the Stock Consideration would equal the Cash Consideration of $69.50), the value of the Stock Consideration could be less than or greater than the value of the Cash Consideration. No assurance can be given as to what the market price of First Empire Common Stock will be if and when the Merger is consummated, and First Empire and ONBANCorp Stockholders are advised to obtain current market quotations for the First Empire Common Stock and ONBANCorp Common Stock. In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, ONBANCorp stockholders are urged to read carefully the information set forth below under "--Certain Federal Income Tax Consequences."

    ALLOCATION. In the event the number of Stock Election Shares (the "Stock Election Number") exceeds 70% of the total number of Outstanding ONBANCorp Shares, all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration and each holder of Stock Election Shares will receive Stock Consideration in respect of the number of Stock Election Shares equal to the product obtained by multiplying the number of Stock Election Shares held by such holder by a fraction, the numerator of which is 70% of the total number of Outstanding ONBANCorp Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

    In the event that the Stock Election Number is less than 60% of the total number of Outstanding ONBANCorp Shares (the amount by which 60% of the total number of Outstanding ONBANCorp Shares exceeds the Stock Election Number constituting the "Shortfall Number"), then all Stock Election Shares will be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares will be treated as follows:

        (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then each holder of Non-Election Shares will receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying the number of Non-Election Shares held by such holder by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

        (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares will be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares will receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying the number of Cash Election Shares held by such holder by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

    If the Stock Election Number is not less that 60% and not more than 70% of the total number of Outstanding ONBANCorp Shares, then all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

    Notwithstanding the foregoing, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code and that the tax opinion described under "PROPOSED MERGER--Certain Federal Income Tax Consequences" can be rendered (each as reasonably determined by Arnold & Porter, special tax counsel to First Empire), First Empire may reduce the number of shares of ONBANCorp Common Stock that will be converted into the right to receive the Cash Consideration and correspondingly increase the number of shares of ONBANCorp Common Stock that will be converted into the Stock Consideration, all in accordance with a written agreement which shall be entered into between First

Empire and ONBANCorp on or prior to the Closing Date. In the event of such reduction and corresponding increase, holders who make Cash Elections may be required on a pro rata basis to receive a greater proportion of the Merger Consideration for their shares in the form of First Empire Common Stock.

    DISSENTERS' RIGHTS. Notwithstanding the foregoing, no conversion will be made in respect of any shares of ONBANCorp Common Stock the holder of which, pursuant to Section 262 of the DGCL, has properly exercised dissenters' rights and is entitled to receive payment in accordance with the provisions of Section 262, such holder to have only the rights provided in Section 262 (each such share, a "Dissenting Share"). For a discussion of the rights of stockholders under Section 262 and the procedures for exercising such rights, see "--Dissenters' Rights." If any such holder of Dissenting Shares shall have failed to perfect or effectively withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL prior to the Election Deadline, all of such shares of ONBANCorp Common Stock will thereupon be deemed to be Non-Election Shares. If any such holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to
Section 262 of the DGCL on or after the Election Deadline, each of such holder's shares of ONBANCorp Common Stock shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by First Empire in its sole discretion.

    NO FRACTIONAL SHARES. Notwithstanding the foregoing, each holder of shares of ONBANCorp Common Stock who would otherwise have been entitled to receive a fraction of a share of First Empire Common Stock (after taking into account all shares of ONBANCorp Common Stock owned by such holder) will receive, in lieu thereof, cash in an amount equal to the "market value" of such fraction of a share of First Empire Common Stock. The "market value" of First Empire Common Stock shall be the average of the closing prices of First Empire Common Stock on the AMEX Composite Transactions List (as reported by the Wall Street Journal or other comparable authoritative source) for the ten trading days preceding the date on which the Effective Time occurs. No such holder will be entitled to dividends, voting rights or any other stockholder right in respect of such fractional share.

    TREATMENT OF OPTIONS. First Empire has agreed to assume each outstanding ONBANCorp Option granted under the ONBANCorp Stock Option Plans. Each ONBANCorp Option so assumed by First Empire shall continue to have, and be subject to, the same terms and conditions set forth in the ONBANCorp Stock Option Plan under which it was granted and as in existence immediately prior to the Effective Date, except that (i) such ONBANCorp Option will be exercisable for that number of shares of First Empire Common Stock equal to the product of the number of shares of ONBANCorp Common Stock covered by such ONBANCorp Option multiplied by 0.161, provided that any fractional shares of First Empire Common Stock resulting from such multiplication will be rounded down to the nearest share and
(ii) the exercise price per share of First Empire Common Stock will be equal to the exercise price per share of ONBANCorp Common Stock of such ONBANCorp Option divided by 0.161, provided that such exercise price will be rounded up to the nearest cent.

    Each holder of an ONBANCorp Option which is vested as of the Effective Time may elect to receive, in cancellation of such ONBANCorp Option at the Effective Date, and without payment of any consideration by such holder, an amount of cash computed by (i) multiplying the average closing price of First Empire Common Stock for the ten trading days immediately preceding the Effective Date by 0.105 (i.e., the Exchange Ratio of 0.161 times 65%, which is the midpoint of the percentage of total shares of ONBANCorp Common Stock that could be converted into First Empire Common Stock in the Merger); (ii) adding $24.33 (i.e., the Cash Consideration of $69.50 times 35%, which is the midpoint of the percentage of total shares of ONBANCorp Common Stock that could be converted into the right to receive cash) to the product obtained in clause (i); (iii) subtracting from the sum obtained in the preceding clause (ii) the per share exercise price of such ONBANCorp Option; and (iv) multiplying the difference obtained in the preceding clause (iii) by the number of shares of ONBANCorp Common Stock covered by the ONBANCorp Option being canceled.

    For additional information, see "--Interests of Certain Persons in the Merger--Stock Options."

    In the event that prior to the Effective Date the outstanding shares of First Empire Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in First Empire's capitalization, then an appropriate and proportionate adjustment shall be made in the Stock Consideration (including the Exchange Ratio) and the formulas relating to the roll-over or cash-out of ONBANCorp Options contained in the Merger Agreements.

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

    Concurrently with the mailing of this Joint Proxy Statement, an election form ("Election Form") is being sent to holders of ONBANCorp Common Stock together with other appropriate and customary transmittal materials, which materials specify that delivery will be effected, and risk of loss and title to the certificates representing ONBANCorp Common Stock ("Certificates") will pass only upon proper delivery of such Certificates to the exchange agent, currently BankBoston, N.A. (the "Exchange Agent").

    Each Election Form shall entitle the holder of the ONBANCorp Common Stock to make a Cash Election, Stock Election, Mixed Election or Non-Election as described above. See "--Terms of the Merger."

    To be effective, a properly completed Election Form must be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on March 24, 1998 (the "Election Deadline"). An Election Form will be deemed properly completed only if accompanied by one or more Certificates representing all shares of ONBANCorp Common Stock covered by such Election Form, together with the duly executed transmittal materials included in the Election Form. ONBANCorp stockholders may change their election at any time prior to the Election Deadline by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal of their Certificates prior to the Election Deadline. All elections will be revoked automatically if the Exchange Agent is notified in writing by First Empire and ONBANCorp that the Merger Agreements have been terminated. ONBANCorp stockholders who do not submit a properly completed Election Form or revoke their Election Form prior to the Election Deadline will have their shares of ONBANCorp Common Stock designated as Non-Election Shares. First Empire will cause the Certificates that have been revoked to be promptly returned without charge to the ONBANCorp stockholder submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Within five business days after the Effective Time, First Empire will cause the Exchange Agent to allocate the Cash Consideration and the Stock Consideration among the holders of ONBANCorp Common Stock according to the allocation procedures set forth above.

    In the case of ONBANCorp stockholders who do not submit their Certificates with Election Forms, as soon as practicable after the Effective Date, the Exchange Agent will mail to all such holders of ONBANCorp Common Stock a letter of transmittal, together with instructions for the exchange of their ONBANCorp Common Stock Certificates for the Merger Consideration. Until so exchanged, each Certificate representing shares of ONBANCorp Common Stock outstanding immediately prior to the Effective Date that have been converted into shares of First Empire Common Stock will be deemed for all purposes to evidence ownership of the number of shares of First Empire Common Stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the Effective Date with respect to First Empire Common Stock will be paid to the holder of any unsurrendered Certificate until the holder surrenders that Certificate.

    ONBANCorp stockholders will not be entitled to change the amount of Stock Consideration and/or Cash Consideration allocated to them in accordance with the Merger Agreements. Nevertheless,

ONBANCorp stockholders having a preference as to the form of Merger Consideration to be received in exchange for their shares of ONBANCorp Common Stock should make an election, because shares as to which an election has been made will be given priority in allocating the Merger Consideration over shares as to which no election is made. All shares as to which no election is made will be converted into the right to receive the Cash Consideration unless ONBANCorp stockholders elect the Stock Consideration with respect to less than 60% of the Outstanding ONBANCorp Shares. If the Stock Election is less than 60%, then non-electing shareholders will receive the Stock Consideration with respect to some or all of their shares on a pro rata basis, as described above. See "--Terms of the Merger--Allocation." Neither ONBANCorp nor the ONBANCorp Board makes any recommendation as to whether stockholders should elect to receive the Cash Consideration or the Stock Consideration in the Merger. Each holder of ONBANCorp Common Stock must make his or her own decision with respect to such election.

OPINIONS OF FINANCIAL ADVISORS

    FIRST EMPIRE. On October 17, 1997, First Empire engaged Keefe, Bruyette to act as its financial advisor in connection with the Merger. Pursuant to the terms of its engagement, Keefe, Bruyette agreed to assist First Empire in analyzing, structuring, negotiating and effecting a transaction with ONBANCorp. First Empire selected Keefe, Bruyette because Keefe, Bruyette is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with First Empire and its business, having provided financial advisory and investment banking services to First Empire on a number of occasions over the past several years. As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    As part of its engagement, representatives of Keefe, Bruyette attended the meeting of the First Empire Board held on October 28, 1997 at which the First Empire Board considered and approved the Merger Agreements. At the October 28, 1997 meeting, Keefe, Bruyette rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the Merger Consideration was fair to First Empire and its stockholders from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Joint Proxy Statement.

    The full text of Keefe, Bruyette's updated written opinion, dated as of the date of this Joint Proxy Statement, is attached as Appendix C to this Joint Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix
C. First Empire stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette in connection therewith.

    KEEFE, BRUYETTE'S OPINION IS DIRECTED TO THE FIRST EMPIRE BOARD AND ADDRESSES ONLY THE MERGER CONSIDERATION. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST EMPIRE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

    Keefe, Bruyette has informed First Empire that in arriving at its written opinion, Keefe, Bruyette, among other things: (a) reviewed First Empire's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996 and First Empire's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended June 30, 1997 and March 31, 1997; (b) reviewed ONBANCorp's Annual Reports on Form 10-K and related audited financial information for the five fiscal years ended December 31, 1996 and ONBANCorp's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1997, and June 30, 1997; (c) reviewed certain limited financial information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of First Empire and ONBANCorp furnished to Keefe, Bruyette by senior management of First Empire and ONBANCorp as well as projected revenue enhancements, cost savings and related expenses expected to result from the Merger (the "Expected Benefits") furnished to it by senior management of First Empire; (d) conducted certain limited discussions with members of senior management of First Empire and ONBANCorp concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of First Empire and ONBANCorp and their respective views as to the future financial performance of First Empire, ONBANCorp, and the combined entity, as the case may be, following the Merger; (e) reviewed the historical market prices and trading activity for First Empire Common Stock and ONBANCorp Common Stock and compared them with that of certain publicly traded companies which Keefe, Bruyette deemed to be relevant; (f) compared the respective results of operations of First Empire and ONBANCorp with those of certain companies which Keefe, Bruyette deemed to be relevant; (g) compared the proposed financial terms of the Merger contemplated by the Merger Agreements with the financial terms of certain other mergers and acquisitions which Keefe, Bruyette deemed to be relevant; (h) reviewed the amount and timing of the Expected Benefits following the Merger as prepared, and discussed it with senior management of First Empire; (i) considered, based upon information provided by First Empire's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of First Empire; (j) reviewed the Merger Agreements; and (k) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Keefe, Bruyette deemed necessary.

    In preparing its opinion, Keefe, Bruyette, with First Empire's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by First Empire and ONBANCorp, including that contemplated in the preceding paragraph, and Keefe, Bruyette has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First Empire or ONBANCorp or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. Keefe, Bruyette is not an expert in the evaluation of allowances for loan losses, and, with First Empire's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of First Empire or ONBANCorp, nor has it reviewed any individual credit files relating to First Empire or ONBANCorp, and, with First Empire's consent, it assumed that the respective aggregate allowances for loan losses for both First Empire and ONBANCorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of First Empire or ONBANCorp. With First Empire's consent, Keefe, Bruyette also assumed and relied upon the senior management of First Empire and ONBANCorp as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, Keefe, Bruyette. In that regard, Keefe, Bruyette has assumed with First Empire's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, Expected Benefits resulting from the Merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations, reflect the best currently available estimates and judgments of the senior management of First Empire and ONBANCorp and/or the combined entity, as the case may be. Keefe, Bruyette's opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreements. Keefe, Bruyette's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    Keefe, Bruyette's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

    In connection with rendering its opinion dated October 28, 1997, Keefe, Bruyette performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Keefe, Bruyette in this regard, although it describes all material analyses performed by Keefe, Bruyette. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Keefe, Bruyette believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Keefe, Bruyette's opinion.

    In performing its analyses, Keefe, Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ONBANCorp, First Empire and Keefe, Bruyette. The analyses performed by Keefe, Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe, Bruyette's analysis of the fairness to the stockholders of First Empire of the Merger Consideration and were provided to the First Empire Board in connection with the delivery of Keefe, Bruyette's opinion. Keefe, Bruyette gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to First Empire or ONBANCorp. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which First Empire and ONBANCorp might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette's opinion is just one of many factors taken into consideration by the First Empire Board.

    The projections furnished to Keefe, Bruyette and used by it in certain of its analyses were prepared by the senior management of First Empire and ONBANCorp. First Empire and ONBANCorp do not publicly disclose internal management projections of the type provided to Keefe, Bruyette in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and accordingly, actual results could vary significantly from those set forth in such projections.

    The following is a summary of the material analyses presented by Keefe, Bruyette to the First Empire Board on October 28, 1997 in connection with its October 28, 1997 opinion.

    TRANSACTION SUMMARY. Keefe, Bruyette calculated the merger consideration to be paid pursuant to the Exchange Ratio and cash portion of the transaction as a multiple of ONBANCorp's book value and estimated 1997 and 1998 earnings. This computation assumed the Keefe, Bruyette Research Department's 1997 and 1998 ONBANCorp earnings per share estimates, respectively, of $3.55 and $4.10, an Exchange Ratio of 0.161 of a share of First Empire common stock per share of ONBANCorp common stock applied to 60% of ONBANCorp shares, and a fixed price of $69.50 cash for each remaining ONBANCorp share. Based on such assumptions, this analysis indicated ONBANCorp stockholders would receive consideration from First Empire worth $68.76 for each share of ONBANCorp Common Stock held, and that such amount would represent a multiple of 2.69 times book value per share, and 16.77 times estimated 1998 earnings per share.

    PRO FORMA MERGER ANALYSIS. Keefe, Bruyette performed pro forma merger analyses that combined projected income statement and balance sheet information for both First Empire and ONBANCorp. These projections were discussed with the management of First Empire and ONBANCorp. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements, stock option treatment and other factors were used to calculate the financial impact that the acquisition would have on certain projected financial results of First Empire. Because the transaction will be accounted for using the purchase method of accounting, Keefe, Bruyette focused its analysis on cash earnings per share. This analysis indicated that the Merger is expected to increase First Empire's projected 1998 cash earnings per share and book value. Cash earnings per share for these purposes was defined as the sum of net income plus annual amortization expenses for intangible assets, including goodwill arising from acquisitions, divided by fully diluted shares outstanding. This analysis was based on the Keefe, Bruyette Research Department's estimates of First Empire's 1998 earnings per share and on certain management estimates of expected cost savings, revenue enhancements and nonrecurring charges to be incurred by First Empire in connection with the Merger. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

    INTERNAL RATE OF RETURN ANALYSIS. Keefe, Bruyette performed an internal rate of return analysis to determine a range of returns on First Empire's initial equity investment in ONBANCorp. For the purpose of this analysis, such projections gave effect to estimated after-tax cost savings and after-tax financing costs estimated by management of First Empire, and allocated to ONBANCorp. The present value of total free cash flows from the equity investment was determined by adding (a) the present value of the estimated future divendable excess earnings that ONBANCorp could generate in the five year period from 1998 to 2002, and (b) the present value of the terminal value of the ONBANCorp Common Stock at the end of year 2002. To determine a projected dividend stream to First Empire, Keefe, Bruyette assumed that all excess capital of ONBANCorp (defined for the purposes of the internal rate of return analysis as capital in excess of that needed to maintain a 7.00% leverage ratio for ONBANCorp) was distributed to stockholders of First Empire on an annual basis. The assumptions which formed the basis of this analysis included an earnings per share of $3.77 and $4.37, respectively, in 1998 and 1999, a 9.75% earnings per share growth rate in 2000, and an 11.00% earnings per share growth rate thereafter for ONBANCorp on a stand-alone basis. The earnings per share estimates of $3.77 and $4.37, respectively, in 1998 and 1999 were based on the Keefe, Bruyette Research Department's earnings per share estimates, adjusted for certain asset sale transactions that Keefe, Bruyette assumed would occur following completion of the Merger. The terminal values of ONBANCorp's Common Stock at the end of 2002 were determined by applying a range of three projected price-to-earnings multiples (12x, 13x and 14x) to projected net income for ONBANCorp for the year 2002. Keefe, Bruyette presented a table showing the foregoing analysis with a range in size of the initial equity investment from 60% to 70%, and range of terminal cashflow multiples from 12x to 14x; this resulted in annual returns from 14.41% for a merger in which 70% of the consideration paid was in the form of First Empire Common Stock and a 12x terminal price to earnings multiple was assumed to 18.50% for a merger in which 60% of the consideration paid was in the form of First Empire Common Stock and a 14x terminal price to earnings multiple was assumed.

    SELECTED TRANSACTION ANALYSIS. Keefe, Bruyette analyzed certain merger and acquisition transactions for financial institutions based upon the tangible book premium to core deposits, and the acquisition price (at announcement) relative to stated book value, stated tangible book value, latest twelve months earnings, 1998 projected earnings, and assets. The information analyzed was compiled by Keefe, Bruyette from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average book value multiples and earnings multiples represented by a sample of recently completed or announced transactions, as segmented into: (a) selected transactions announced after January 1, 1997 in which the seller was a bank and the announced deal value was greater than $1 billion; (b) selected transactions announced after January 1, 1997 in which the seller was a bank and the announced deal value was between $500 million and $1 billion; (c) selected transactions announced after January 1, 1997 in which the seller was a thrift and the announced deal value was greater than $500 million. The following transactions comprised group (a): Banc One Corp./First Commerce Corp., NationsBank Corp./Barnett Banks Inc., First Union Corp./Signet Banking Corp., Wachovia Corp./Central Fidelity, First Bank System/ US Bancorp, and Allied Irish Banks/Dauphin Deposit Corp.; group (b): CNB Bancshares Inc./Pinnacle Financial, Wachovia Corp./Jefferson Bankshares, and Huntington Bancshares/First Michigan Bank Corp.; and group (c): Peoples Heritage Financial Group/CFX Corporation, North Fork Bancorporation/New York Bancorp, H.F. Ahmanson & Co./Coast Savings Financial, Star Banc Corp./Great Financial Corp, Charter One Financial/RCSB Financial, Marshall & Ilsley/Security Capital Corp., Washington Mutual/ Great Western Financial, Summit Bancorp/Collective Bancorp.

    Keefe, Bruyette's analyses of these acquisitions indicated that (a) among the 1997 acquisition of banks with deal value greater than $1 billion, the consideration paid to the acquired party's stockholders averaged 325% of book value per share, 375% of tangible book value per share, 23.69 times latest twelve months earnings per share, 18.11 times estimated 1998 earnings per share, and a deposit premium of 31.37%; (b) among the 1997 acquisition of banks with deal value between $500 million and $1 billion, the consideration paid to the acquired party's stockholders averaged 307% of book value per share, 335% of tangible book value per share, 22.61 times latest twelve months earnings per share, 16.44 times estimated 1998 earnings per share, and a deposit premium of 22.65% (excluding CNB Bancshares/Pinnacle Financial); (c) among the 1997 acquisition of thrifts with deal value greater than $500 million, the consideration paid to the acquired party's stockholders averaged 254% of book value per share, 265% of tangible book value per share, 22.47 times latest twelve months earnings per share (excluding Washington Mutual/Great Western),
15.16 times estimated 1998 earnings per share, and a deposit premium of 21.10%; assuming an Exchange Ratio of 0.161 of a share of First Empire common stock for each share of ONBANCorp common stock applied to 60% of ONBANCorp shares, a price per share of First Empire common stock of $424.00, and Cash Consideration of $69.50 for the remaining 40% of ONBANCorp shares, the consideration to be received by ONBANCorp stockholders in the Merger will be 269% of book value per share, 281% of tangible book value, 21.83 times latest twelve months earnings per share, 16.77 times estimated 1998 earnings per share, 16.31% of total assets and deposit premiums of 14.34%.

    CASH EARNINGS PER SHARE ANALYSIS. Keefe, Bruyette calculated the impact of the Merger on First Empire's cash earnings per share. For First Empire, this computation assumed the Keefe, Bruyette Research Department's 1998 and 1999 earnings per share estimates, respectively, of $27.15 and $29.07, and earnings growth rates in 2000, 2001 and 2002, respectively, of 7.00%, 7.25% and 7.50%. For ONBANCorp, the assumptions were 1998 and 1999 earnings per share, respectively, of $3.77 and $4.37(see "--Internal Rate of Return Analysis," above), an earnings growth rate of 9.75% in 2000, and an 11.00% earnings growth rate in both 2001 and 2002. First Empire's cash earnings per share were shown to increase relative to the stand-alone case by 4.4% in 1998, and improve yearly relative to stand-alone projections, with a 12.2% relative increase in 2002.

    CASH EARNINGS PER SHARE COMPARED TO EARNINGS PER SHARE ANALYSIS. Using estimates from Keefe, Bruyette's Research Department, Keefe, Bruyette separately analyzed the percentage difference between the cash earnings per share estimates and earnings per share estimates for banks with market capitalizations greater than $2 billion and for thrifts with market capitalizations greater than $1 billion. Banks were segmented into four categories: (a) those with differences between cash earnings per share and earnings per share greater than 10%, (b) those with differences between cash earnings per share and earnings per share between 5% and 10%, (c) those with differences between cash earnings per share and earnings per share less than 5%, and (d) those with no difference between cash earnings per share and earnings per share. For the 6 banks in category (a), the median price to cash earnings multiple was 15.08 times, median price to earnings multiple was 16.81 times, and the median difference was 11.63%; for the 17 banks in category (b), the median price to cash earnings multiple was 15.15 times, median price to earnings multiple was 16.15 times, and the median difference was 7.37%; for the 25 banks in category (c), the median price to cash earnings multiple was 15.23 times, median price to earnings multiple was 15.74 times, and the median difference was 3.33%; for the 8 banks in category (d), the median price to earnings multiple was

15.48 times. Thrifts were segmented into two categories: (a) those with differences between cash earnings per share and earnings per share greater than 10%, and (b) those with differences between cash earnings per share and earnings per share less than 10%. For the 5 thrifts in category (a), the median price to cash earnings multiple was 13.21 times, median price to earnings multiple was
15.99 times, and the median difference was 13.30%; for the 7 thrifts in category
(b), the median price to cash earnings multiple was 14.28 times, median price to earnings multiple was 14.35 times, and the median difference was 0.00%. Keefe, Bruyette's analyses indicated that increased differences in cash earnings per share and earnings per share figures do not necessarily lead to significantly decreased trading multiples for stock prices for banks based on cash earnings per share.

    In connection with its opinion dated as of the date of this Joint Proxy Statement, Keefe, Bruyette performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Keefe, Bruyette did not perform any analyses in addition to those described above in updating its October 28, 1997 opinion.

    Keefe, Bruyette has been retained by the Board of Directors of First Empire as an independent contractor to act as financial adviser to First Empire with respect to the Merger. Keefe, Bruyette, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may, from time to time, purchase securities from, and sell securities to, First Empire and ONBANCorp and as a market maker in securities, Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Empire and ONBANCorp for Keefe, Bruyette's own account and for the accounts of its customers. Keefe, Bruyette previously served as lead manager for ONBANCorp's January 30, 1997 offering of $60 million of capital trust securities, as co-manager for First Empire's January 28, 1997 offering of $150 million of capital trust securities, as co-manager for First Empire's June 5, 1997 offering of $100 million of capital trust securities, as co-manager for M&T Bank's July 3, 1995 offering of $100 million of subordinated debt securities and as advisor to First Empire in its July 1, 1992 acquisition of Central Trust Co. and Endicott Trust Co.

    First Empire and Keefe, Bruyette have entered into a letter agreement dated October 27, 1997 relating to the services to be provided by Keefe, Bruyette for its services in connection with the Merger. First Empire has agreed to pay Keefe, Bruyette fees as follows: a cash fee of $250,000 following the signing of the definitive agreement contemplating the consummation of the Merger, and an additional cash fee of $250,000 at the consummation of the Merger. Pursuant to the Keefe, Bruyette engagement agreement, First Empire also agreed to reimburse Keefe, Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette against certain liabilities, including liabilities under the federal securities laws.

    ONBANCORP. Pursuant to letter agreements dated January 2, 1995 and January 10, 1997, ONBANCorp retained Sandler O'Neill as an independent financial advisor to assist the ONBANCorp Board in its analysis of the various strategic alternatives available to ONBANCorp and in connection with its consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and, as part of its investment banking business, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

    Pursuant to the terms of the January 10, 1997 agreement, Sandler O'Neill acted as financial advisor to ONBANCorp in connection with the Merger. In connection therewith, the ONBANCorp Board requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of ONBANCorp Common Stock in the Merger. At the October 27, 1997 meeting at which the ONBANCorp Board approved and adopted the Merger Agreements, Sandler O'Neill delivered to the ONBANCorp Board its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration to be received by the holders of ONBANCorp Common Stock pursuant to the Merger Agreements was fair, from a financial point of view, to such stockholders. Sandler O'Neill has also delivered to the ONBANCorp Board a written opinion, dated the date of this Joint Proxy Statement (the "Sandler O'Neill Fairness Opinion"), which is substantially identical to the October 27, 1997 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH RENDERING SUCH OPINION, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. HOLDERS OF SHARES OF ONBANCORP COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

    THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE ONBANCORP BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF ONBANCORP COMMON STOCK PURSUANT TO THE MERGER AGREEMENTS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF ONBANCORP TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF ONBANCORP COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ONBANCORP SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

    In connection with rendering its October 27, 1997 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of all such material analyses, but does not purport to be a complete description of all of the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of ONBANCorp, First Empire and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

    STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of ONBANCorp Common Stock and First Empire Common Stock, and the relationship between the movements in the prices of ONBANCorp Common Stock and First Empire Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P 500 Index"), the Nasdaq Banking Index and selected composite groups of publicly traded commercial banks (identified below). During the one-year period ended October 23, 1997, the ONBANCorp Common Stock outperformed the S&P 500 Index, the Nasdaq Banking Index and its peer group index, and the First Empire Common Stock outperformed the S&P 500 Index and performed on par with the Nasdaq Banking Index and peer group index.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Sandler O'Neill used publicly available information to compare selected financial and market information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for ONBANCorp and two selected composite groups of publicly traded commercial banks. The first group consisted of ONBANCorp and the following eight publicly traded regional commercial banks (the "Regional Group"): Mercantile Bankshares Corp.; Keystone Financial Inc.; North Fork Bancorporation,

Inc.; Wilmington Trust Corp.; Riggs National Corp.; Valley National Bancorp; Fulton Financial Corp.; and Susquehanna Bancshares Inc. Sandler O'Neill also compared ONBANCorp to a group of 12 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 15.5% and a price to tangible book value (based on October 22, 1997 stock prices) of greater than 290% (the "Highly-Valued Group"). The Highly-Valued Group was comprised of the following institutions: TCF Financial Corp.; Zions Bancorp; Synovus Financial Corp.; Provident Financial Group Inc.; North Fork Bancorporation, Inc.; Wilmington Trust Corp.; Valley National Bancorp; Cullen/Frost Bankers Inc.; City National Corp.; National Commerce Bancorp.; Commerce Bancorp Inc.; and U.S. Trust Corp. The analysis compared publicly available financial information for ONBANCorp and the median data for each of the Regional Group and the Highly-Valued Group as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months ended September 30, 1997 (although in some cases the information was as of or for the twelve months ended June 30, 1997). The following comparisons are based on September 30, 1997 financial information (or in some cases June 30, 1997 financial information).

    The total assets of ONBANCorp were $5.5 billion, compared to $5.5 billion for the Regional Group and $5.5 billion for the Highly-Valued Group. The annual growth rate of assets for ONBANCorp was 3.2%, compared to a growth rate of 8.0% for the Regional Group and 15.8% for the Highly-Valued Group. The total equity of ONBANCorp was $325.2 million, compared to $464.1 million for the Regional Group and $492.0 million for the Highly-Valued Group. The tangible equity to total assets ratio was 5.61% for ONBANCorp, compared to 8.41% for the Regional Group and 7.36% for the Highly-Valued Group. The net loans to total assets ratio for ONBANCorp was 50.3% compared to 67.7% for the Regional Group and 61.7% for the Highly-Valued Group. The cash and securities to total assets ratio was 44.5% for ONBANCorp, compared to 28.3% for the Regional Group and 29.1% for the Highly-Valued Group. Total deposits were $4.0 billion for ONBANCorp, compared to $4.1 billion for the Regional Group and $4.5 billion for the Highly-Valued Group. ONBANCorp had a gross loans to total deposits ratio of 70.1%, compared to 87.9% for the Regional Group and 83.1% for the Highly-Valued Group. The total borrowings to total assets ratio for ONBANCorp was 18.8%, compared to 8.4% for the Regional Group and 17.9% for the Highly-Valued Group. The ratio of non-performing loans to gross loans was 0.95% for ONBANCorp, compared to 0.63% for the Regional Group and 0.54% for the Highly-Valued Group. The ratio of non-performing loans to total assets for ONBANCorp was 0.48%, compared to 0.40% for the Regional Group and 0.28% for the Highly-Valued Group. The ratio of non-performing assets to total assets for ONBANCorp was 0.76%, compared to 0.43% for the Regional Group and 0.39% for the Highly-Valued Group. The ratio of loan loss reserves to non-performing loans was 146.4% for ONBANCorp, compared to 272.1% for the Regional Group and 299.5% for the Highly-Valued Group. The ratio of loan loss reserves to gross loans for ONBANCorp was 1.39%, compared to 1.47% for the Regional Group and 1.51% for the Highly-Valued Group. The net interest margin of ONBANCorp was 3.08%, compared to 4.57% for the Regional Group and 4.61% for the Highly-Valued Group. The ratio of non-interest income to average assets for ONBANCorp was 0.59%, compared to 0.84% for the Regional Group and 1.94% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 1.92% for ONBANCorp, compared to 3.06% for the Regional Group and 3.72% for the Highly-Valued Group. The efficiency ratio of ONBANCorp was 52.9%, compared to 52.9% for the Regional Group and 57.1% for the Highly-Valued Group. The return on average assets was 0.92% for ONBANCorp, compared to 1.45% for the Regional Group and 1.56% for the Highly-Valued Group. The return on average equity was 14.45% for ONBANCorp, compared to 14.45% for the Regional Group and 19.94% for the Highly-Valued Group. Based on closing prices as of October 22, 1997, the price to tangible book value per share for ONBANCorp was 253%, compared to 286% for the Regional Group and 394% for the Highly-Valued Group. Based on closing prices as of October 22, 1997, the price to earnings per share multiple based upon the twelve months ended September 30, 1997 was 17.0x for ONBANCorp, compared to 20.3x for the Regional Group and 19.3x for the Highly-Valued Group. The dividend payout ratio was 37.4% for ONBANCorp, compared to 42.5% for the Regional Group and 34.3% for the Highly-Valued Group.

    Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market information for First Empire and two different composite groups of selected commercial banks. The first group consisted of First Empire and the following nine publicly traded commercial banks (the "Peer Group"): Summit Bancorp; Huntington Bancshares Inc.; Fifth Third Bancorp; Star Banc Corp.; Provident Financial Group Inc.; Mercantile Bankshares Corp.; Keystone Financial Inc.; North Fork Bancorporation, Inc.; and Wilmington Trust Corp. Sandler O'Neill also compared First Empire to a group of 12 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 15.5% and a price to tangible book value (based on October 23, 1997 stock prices) of greater than 290% (the "Large Highly-Valued Group"). The Large Highly-Valued Group was comprised of the following institutions: Firstar Corp.; AmSouth Bancorp.; First Security Corp.; Marshall & Ilsley Corp.; First Tennessee National Corp.; Old Kent Financial Corp.; First American Corp.; TCF Financial Corp.; Zions Bancorp; Synovus Financial Corp.; First Commercial Corp.; and North Fork Bancorporation, Inc. The analysis compared publicly available financial information for First Empire and the median data for each of the Peer Group and the Large Highly-Valued Group as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months ended September 30, 1997 (although in some cases the information was as of or for the twelve months ended June 30, 1997). The following comparisons are based on September 30, 1997 financial information (or in some cases June 30, 1997 financial information).

    The total assets of First Empire were $13.7 billion, compared to $8.9 billion for the Peer Group and $12.2 billion for the Large Highly-Valued Group. The annual growth rate of assets for First Empire was 6.7%, compared to a growth rate of 7.4% for the Peer Group and 9.4% for the Large Highly-Valued Group. The total equity of First Empire was $981.6 million, compared to $898.1 million for the Peer Group and $914.2 million for the Large Highly-Valued Group. The tangible equity to total assets ratio was 7.04% for First Empire, compared to 8.18% for the Peer Group and 7.14% for the Large Highly-Valued Group. The net loans to total assets ratio for First Empire was 80.4%, compared to 68.2% for the Peer Group and 64.4% for the Large Highly-Valued Group. The cash and securities to total assets ratio was 15.9% for First Empire, compared to 27.2% for the Peer Group and 29.2% for the Large Highly-Valued Group. Total deposits were $11.2 billion for First Empire, compared to $6.8 billion for the Peer Group and $8.5 billion for the Large Highly-Valued Group. First Empire had a gross loans to total deposits ratio of 100.6%, compared to 93.3% for the Peer Group and 89.1% for the Large Highly-Valued Group. The total borrowings to total assets ratio for First Empire was 9.0%, compared to 17.2% for the Peer Group and 16.5% for the Large Highly-Valued Group. The ratio of non-performing loans to gross loans was .50% for First Empire, compared to 0.63% for the Peer Group and 0.55% for the Large Highly-Valued Group. The ratio of non-performing loans to total assets for First Empire was 0.41%, compared to 0.34% for the Peer Group and 0.34% for the Large Highly-Valued Group. The ratio of non-performing assets to total assets for First Empire was 0.47%, compared to 0.42% for the Peer Group and 0.39% for the Large Highly-Valued Group. The ratio of loan loss reserves to non-performing loans was 487.99% for First Empire, compared to 317.38% for the Peer Group and 287.00% for the Large Highly-Valued Group. The ratio of loan loss reserves to gross loans for First Empire was 2.42% compared to 1.53% for the Peer Group and 1.57% for the Large Highly-Valued Group. The net interest margin of First Empire was 4.41%, compared to 4.51% for the Peer Group and 4.40% for the Large Highly-Valued Group. The ratio of non-interest income to average assets for First Empire was 1.43%, compared to 1.44% for the Peer Group and 2.30% for the Large Highly-Valued Group. The ratio of non-interest expense to average assets was 3.21% for First Empire, compared to 2.99% for the Peer Group and 3.71% for the Large Highly-Valued Group. The efficiency ratio of First Empire was 55.5%, compared to 49.3% for the Peer Group and 58.4% for the Large Highly-Valued Group. The return on average assets was 1.31% for First Empire, compared to 1.53% for the Peer Group and 1.44% for the Large Highly-Valued Group. The return on average equity was 18.44% for First Empire, compared to 18.54% for the Peer Group and 18.09% for the Large Highly-Valued Group. Based on closing prices as of October 23, 1997, the price to tangible book value per share for First Empire was 287%, compared to 372% for the Peer Group and 377% for the Large Highly-Valued Group. Based on closing prices as of October 23, 1997, the price to earnings per share multiple based upon the twelve months ended September 30, 1997 was 17.4x for First Empire, compared to 21.5x for the Peer Group and 19.4x for the Large Highly-Valued Group. The dividend payout ratio was 12.8% for First Empire, compared to 40.7% for the Peer Group and 36.6% for the Large Highly-Valued Group.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. Using publicly available data, Sandler O'Neill reviewed 112 transactions announced from January 1, 1997 to October 21, 1997 involving publicly traded commercial banks nationwide as acquired institutions with transaction values over $15 million ("Nationwide Transactions") and 10 transactions announced from January 1, 1997 to October 21, 1997 involving publicly traded commercial banks in the Mid-Atlantic region (Maryland, New Jersey, New York and Pennsylvania) as acquired institutions with transaction values over $15 million ("Regional Transactions"). Sandler O'Neill also reviewed 21 transactions announced from January 1, 1997 to October 21, 1997 involving publicly traded commercial banks nationwide as acquired institutions with transaction values between $100 million and $2 billion ("Large Nationwide Transactions") and six transactions announced from January 1, 1996 to October 21, 1997 involving publicly traded commercial banks in the Mid-Atlantic region as acquired institutions with transaction values between $100 million and $2 billion ("Large Regional Transactions").

    Sandler O'Neill reviewed the ratios of transaction value to last twelve months' net income, transaction value to tangible book value, transaction value to book value, tangible book premium to core deposits and transaction value to total deposits in each transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to ONBANCorp's financial information as of and for the twelve months ended September 30, 1997. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of ONBANCorp Common Stock of $58.61 to $80.10. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of ONBANCorp Common Stock of $53.92 to $75.71. Based upon the median multiples for Large Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of ONBANCorp Common Stock of $62.59 to $90.88. Based upon the median multiples for Large Regional Transactions, Sandler O'Neill derived an imputed range of values per share of ONBANCorp Common Stock of $64.29 to $100.94.

    No company involved in the transactions included in the above analysis is identical to ONBANCorp and no transaction included in the above analysis is identical to the Merger. Accordingly, any consideration of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies involved in the transactions as compared to ONBANCorp and First Empire and the terms of the transactions as compared to the Merger.

    DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of ONBANCorp through 2001 under various circumstances, assuming that ONBANCorp performed in accordance with the earnings forecasts of its management and certain variations thereof. To approximate the terminal value of ONBANCorp Common Stock at December 31, 2001, Sandler O'Neill applied price to earnings multiples ranging from 12x to 22x and applied multiples of tangible book value ranging from 175% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 18%), chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ONBANCorp Common Stock. This analysis, assuming the current dividend payout ratio and management's earnings forecasts, indicated an imputed range of values per share of ONBANCorp Common Stock of between $34.40 and $79.64 when applying the price to earnings multiples, and an imputed range of values per share of ONBANCorp Common Stock of between $30.47 and $79.41 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio) would have on the resulting present value, and discussed these changes with the ONBANCorp Board.

    PRO FORMA MERGER ANALYSIS. Sandler O'Neill performed pro forma merger analyses that combined First Empire's and ONBANCorp's current and projected income statements and balance sheets based on projections provided by the senior managements of First Empire and ONBANCorp, respectively. Assumptions and analyses of the economic environment, accounting and tax treatment, acquisition adjustments, operating efficiencies and other adjustments were used to arrive at a base case pro forma analysis to determine the pro forma effect of the Merger on First Empire. In analyzing the projections of First Empire's earnings per share calculated in accordance with generally accepted accounting principles ("GAAP"), cash earnings per share and tangible book value per share, Sandler O'Neill assumed that the stock portion of the Merger Consideration represented 70% of the aggregate consideration and that the cash portion of the Merger Consideration represented 30% of the aggregate consideration received by the holder of a share of ONBANCorp Common Stock. This analysis indicated that the Merger would be dilutive to First Empire's earnings per share calculated in accordance with GAAP and First Empire's tangible book value per share and accretive to First Empire's cash earnings per share in 1998. This analysis was based on estimates of expected cost savings and other consolidation efficiencies to be achieved following the Merger, and numerous other assumptions, including assumptions with respect to the anticipated expenses and non-recurring charges to be incurred by First Empire and ONBANCorp in connection with the Merger. The actual results achieved by the combined company will vary from the projected results and the variations may be material.

    In connection with rendering its oral opinion dated October 27, 1997, Sandler O'Neill reviewed, among other things: (i) the Merger Agreements and exhibits thereto; (ii) the Stock Option Agreement; (iii) ONBANCorp's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its annual report to shareholders for the fiscal year ended December 31, 1996; (iv) First Empire's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (v) ONBANCorp's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (vi) First Empire's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (vii) certain preliminary financial information prepared by the senior management of ONBANCorp concerning ONBANCorp's financial condition and results of operations for the quarter ended September 30, 1997; (viii) certain preliminary financial information prepared by the senior management of First Empire concerning First Empire's financial condition and results of operations for the quarter ended September 30, 1997;
(ix) certain financial analyses and forecasts of ONBANCorp prepared by and reviewed with management of ONBANCorp and the views of senior management of ONBANCorp regarding ONBANCorp's past and current business operations, results thereof, financial condition and future prospects; (x) certain financial analyses and forecasts of First Empire prepared by and reviewed with management of First Empire and the views of senior management of First Empire regarding First Empire's past and current business operations, results thereof, financial condition, and future prospects; (xi) the pro forma impact of the Merger; (xii) the historical reported price and trading activity for First Empire Common Stock and ONBANCorp Common Stock, including a comparison of certain financial and stock market information for First Empire and ONBANCorp with similar publicly available information for certain other companies the securities of which are publicly traded; (xiii) the financial terms of recent business combinations in the banking industry; the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as Sandler O'Neill considered relevant. In connection with rendering its opinion, Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its October 27, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

    In performing its reviews, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ONBANCorp or First Empire or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of ONBANCorp and First Empire). Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan loses of ONBANCorp or First Empire, nor has it reviewed any individual credit files relating to ONBANCorp or First Empire. With ONBANCorp's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both ONBANCorp's and First Empire are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of ONBANCorp or First Empire. With respect to the financial projections reviewed with each company's management, Sandler O'Neill assumed, with ONBANCorp's consent, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of ONBANCorp and First Empire and that such performances will be achieved.

    Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreements and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreements are not waived. Sandler O'Neill also assumed, with ONBANCorp's consent, that there has been no material change in ONBANCorp's and First Empire's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements filed pursuant to the requirements of the Exchange Act, that ONBANCorp and First Empire will remain as going concerns for all periods relevant to its analyses and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

    Under the January 10, 1997 letter agreement between ONBANCorp and Sandler O'Neill (the "Letter Agreement"), ONBANCorp will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Letter Agreement, ONBANCorp will pay Sandler O'Neill a transaction fee equal to a percentage of the aggregate purchase price paid in the transaction. As of the date of this Joint Proxy Statement, ONBANCorp would pay Sandler O'Neill a transaction fee equal to 0.65% of the aggregate purchase price paid in the transaction. Assuming the closing price of First Empire Common Stock on February 5, 1998, and assuming that the Stock Consideration is exchanged for 65% of the Outstanding ONBANCorp Shares, Sandler O'Neill's fee would be approximately $5.9 million, of which $300,000 has been paid, $300,000 will be paid upon approval of the Merger Agreements by ONBANCorp's stockholders and the remainder will be paid when the Merger is consummated. ONBANCorp has also paid Sandler O'Neill a fee of $500,000 for rendering its fairness opinion, all of which amount will be credited towards the fee payable to Sandler O'Neill upon consummation of the Merger. ONBANCorp has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

    Sandler O'Neill has in the past provided and continues to provide other financial advisory services to ONBANCorp and has received and will receive its customary compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the debt and/or equity securities of ONBANCorp and First Empire and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

    The Reorganization Agreement contains representations and warranties by First Empire and ONBANCorp regarding, among other things, their capitalization, organization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Merger Agreements, regulatory filings, financial statements, compliance with applicable laws and regulations, loans, taxes, employee benefit plans, certain contracts, undisclosed liabilities, properties, the accuracy of information prepared and provided by them in connection with the Merger and the absence of certain legal proceedings and other events, including material adverse changes in the parties' respective businesses, financial condition or results of operations.

    The respective obligations of First Empire, Olympia and ONBANCorp to consummate the Merger are subject to the fulfillment, at or prior to the Effective Date, of the following conditions: (i) approval of the First Empire Proposal and the ONBANCorp Proposal by the requisite vote of the stockholders of First Empire and ONBANCorp, respectively; (ii) receipt of all Requisite Regulatory Approvals, expiration of all notice and waiting periods required after the grant of any such approvals and the satisfaction of all pre-consummation conditions contained in any such approval; provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the First Empire Board or ONBANCorp Board so materially and adversely affects the anticipated economic and business benefits to First Empire or ONBANCorp, respectively, of the transactions contemplated by the Reorganization Agreement as to render consummation of such transaction inadvisable; (iii) the effectiveness of the Registration Statement (including any post-effective amendment thereto) and the absence of any threatened or pending proceeding by the Commission to suspend the effectiveness of such Registration Statement; (iv) receipt of all state securities "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary; (v) to the extent that any lease, license, loan, financing agreement or other contract or agreement to which ONBANCorp or any ONBANCorp Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by Merger Agreements, the obtainment of such consent or waiver, unless the failure to obtain any such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on ONBANCorp; (vi) the absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreements; (vii) approval for listing on the AMEX of the shares of First Empire Common Stock to be issued in the Merger, subject to official notice of issuance; (viii) the receipt by First Empire and ONBANCorp of an opinion of First Empire's special tax counsel regarding certain federal income tax consequences of the Merger, including that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, as described in "--Certain Federal Income Tax Consequences"; (ix) the representations and warranties of the other party to the Merger Agreements must be true and correct in all material respects as of the date of the Merger Agreements and as of the Closing Date (as defined in "--Effective Date of Merger; Termination") as though made as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); provided, however, that in determining the satisfaction of this condition, no effect will be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and the condition be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitutes, individually or in the aggregate, a Material Adverse Effect on the party making such representations and warranties; (x) the other party must have in all material respects performed all obligations and complied with all covenants required by the Merger

Agreements to be performed or complied with by such party at or prior to the Closing Date; (xi) receipt of customary certificates, legal opinions, auditor's "comfort letters," approvals and consents; and (xii) dissenters' rights may not have been exercised with respect to more than 10% of the outstanding shares of ONBANCorp Common Stock.

    "Material Adverse Effect" means, with respect to ONBANCorp or First Empire, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there will be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of ONBANCorp or First Empire or any subsidiary of either of them taken with the prior written consent of First Empire or ONBANCorp as applicable, in contemplation of the Merger.

    Except with respect to any required stockholder or regulatory approval and certain other conditions described below, First Empire and ONBANCorp, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Merger Agreements by the stockholders of First Empire and ONBANCorp) extend the time for the performance of any of the obligations or other acts of ONBANCorp, on the one hand, or First Empire or Olympia, on the other hand, and may waive any inaccuracies in the representations or warranties made by the other party in the Merger Agreements, compliance with any of the covenants, undertakings or agreements of such party, or satisfaction of any of the conditions precedent to its obligations, contained in the Merger Agreements, or the performance by such other party of any of its obligations set out in the Merger Agreements; provided, however, that no such waiver executed after approval of Merger Agreements by the stockholders of First Empire or ONBANCorp may change the number of shares of First Empire Common Stock or the amount of cash into which shares of ONBANCorp Common Stock will be converted pursuant to the Merger. Certain conditions to the consummation of the Merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the Merger or any other transaction contemplated by the Merger Agreements and the receipt of all required "Blue Sky" permits or other authorizations.

REGULATORY APPROVALS

    The Merger is subject to the approval of the Federal Reserve under the BHCA and the Banking Board under the Banking Law. The Bank Merger is subject to the approval of the Federal Reserve under the Bank Merger Act ("BMA"). On January 9, 1998, the Federal Reserve approved both the Merger and the Bank Merger. On February 5, 1998, the Banking Board approved both the Merger and the Bank Merger. First Empire has been informed by the Pennsylvania Department of Banking that no approval for the Merger or the Bank Merger is required under the Commonwealth of Pennsylvania Banking Code, although prior notice to the Pennsylvania Department of Banking and the Pennsylvania Department of State is required in order to effect the Bank Merger. A copy of the application filed with the Federal Reserve for approval of the Bank Merger under the BMA is also required to be filed with the Pennsylvania Banking Department pursuant to the FDIA.

    First Empire and ONBANCorp are not aware of any governmental approvals or actions that are required for consummation of the Merger and the Bank Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. The Merger and the Bank Merger will not proceed in the absence of any such approval or action and there can be no assurance that all such approvals will be obtained. Further, if approved, there can be no assurance as to date of such approvals, or that such approvals will not be conditioned upon matters that would cause the ONBANCorp Board or the First Empire Board to abandon the Merger. Likewise, there can be no assurance that there will be no legal challenges to the Merger or the Bank Merger, including attempts by any state attorney general to challenge these transactions on antitrust grounds, or if such a challenge is made, as to the result thereof. See"--Representations and Warranties; Conditions to the Merger; Waiver," "--Effective Date of the Merger; Termination" and "CERTAIN REGULATORY CONSIDERATIONS."

COVENANTS; CONDUCT OF BUSINESS PENDING THE MERGER

    Under the terms of the Merger Agreements, both First Empire and ONBANCorp have agreed to use all reasonable efforts to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the Merger and the Bank Merger, including, but not limited to, obtaining the approval of their respective stockholders and all Requisite Regulatory Approvals. Neither First Empire nor ONBANCorp may take any action that would substantially impair the prospects of completing the Merger pursuant to the Merger Agreements, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either First Empire or ONBANCorp has taken any action that would adversely affect such qualification, each party is obligated to take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties. However, nothing contained in the Merger Agreements may preclude First Empire from exercising its rights under the Stock Option Agreement. See "--Stock Option Agreement."

    The Merger Agreements provide that ONBANCorp will, and will cause each of its subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and others and to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreements. In addition, ONBANCorp may not, without the prior written consent of First Empire, except as otherwise provided in the Merger Agreements, increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; declare or pay any dividends or other distributions on capital stock other than its regular quarterly cash dividend on ONBANCorp Common Stock in an amount not in excess of $0.34 per share; or take other specified actions, other than in the ordinary course of business, that might impact the financial condition or business of the entity.

    In addition, the Reorganization Agreement provides that neither ONBANCorp nor its subsidiaries or any of its officers, directors, employees or agents may directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which would constitute a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the ONBANCorp Board, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that ONBANCorp may communicate information about such takeover proposal to its stockholders if, in the judgment of the ONBANCorp Board, based on the advice of outside counsel, such communication is required under applicable law. ONBANCorp will notify First Empire immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with ONBANCorp, and ONBANCorp will promptly inform First Empire in writing of all the relevant details with respect to the foregoing. The Reorganization Agreement defines a "takeover proposal" as any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ONBANCorp or any subsidiary of ONBANCorp or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of ONBANCorp or any subsidiary of ONBANCorp other than the transaction contemplated or permitted by the Merger Agreements or the Stock Option Agreement.

EFFECTIVE DATE OF THE MERGER; TERMINATION

    The Effective Date will be the date and time as set forth in the certificate of merger to be delivered and filed with the Delaware Secretary of State in accordance with the DGCL, on the Closing Date. The "Closing Date" will be the first business day following the satisfaction of the conditions to the consummation of the Merger (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day occurs (or, if such business day occurs within five days prior to the end of such month, during the following month) thereafter as may be specified by First Empire.

    First Empire and ONBANCorp each anticipate that the Merger will be consummated by the end of the first quarter of 1998. However, consummation of the Merger could be delayed as a result of delays in obtaining the Requisite Regulatory Approvals or the satisfaction of those conditions. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. See "--Regulatory Approvals."

    The Merger Agreements may be terminated, either before or after approval by the stockholders of First Empire and ONBANCorp: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of the parties thereto;
(ii) at any time on or prior to the Closing Date, by ONBANCorp, on one hand, or First Empire and Olympia, on the other hand, if the other party or parties have, in any material respect, breached any covenant or agreement or representation or warranty contained in the Merger Agreements and such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and such breach would entitle the non-breaching party not to consummate the transactions under the terms of the Merger Agreements; (iii) at any time, by any party, if the applications for regulatory approvals (see "--Regulatory Approvals") have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the Merger; (iv) at any time, by any party if the stockholders of First Empire or ONBANCorp do not approve the transactions contemplated in the Merger Agreements at the Special Meetings; (v) by any party, if the Closing has not occurred by the close of business on September 30, 1998, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreements to perform or observe its covenants and agreements set forth in the Merger Agreements; or (vi) by ONBANCorp, upon the execution by ONBANCorp of a definitive agreement relating to a "takeover proposal", provided that (X) ONBANCorp has complied with its obligations under the Merger Agreements with respect to takeover proposals, (Y) the ONBANCorp Board has determined, after having received the advice of its outside legal counsel and the advice of its financial advisor, that such action is necessary for the ONBANCorp Board to act in a manner consistent with its fiduciary duties under applicable law, and (Z) concurrent with its notification of termination, ONBANCorp has made an irrevocable and unconditional offer to First Empire in writing to repurchase the Option from First Empire at any time within 30 days following the date of such offer at a price equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price (see "--Stock Option Agreement") multiplied by the number of shares for which the Option may then be exercised (subject to a cap on such repurchase price of $43.6 million), with an undertaking by ONBANCorp to effect such repurchase by wire transfer of immediately available funds to an account designated by First Empire within two business days following ONBANCorp's receipt of a written notice from First Empire (pursuant to the Merger Agreements) of its election to tender the Option to ONBANCorp for repurchase and the applicable repurchase price. "Market/Offer Price" means the highest of (i) the price per share of ONBANCorp Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of ONBANCorp Common Stock to be paid by any third party pursuant to an agreement with ONBANCorp, (iii) the highest closing price for shares of ONBANCorp Common Stock within the six-month period immediately preceding the date First Empire gives notice of the required repurchase of the Option in accordance with the Merger Agreements or (iv) in the event of a sale of all or a substantial portion of ONBANCorp's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of ONBANCorp as determined by a nationally recognized investment banking firm divided by the number of shares of ONBANCorp Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm. See "--Stock Option Agreement."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    BOARD OF DIRECTORS. The Merger Agreements provide that, following the Merger, those persons serving as directors of First Empire and Olympia immediately prior to the Effective Date will continue as directors of those respective entities, except that, as of the Effective Date, the First Empire Board will elect Mr. Bennett, as the Chairman of the First Empire Board, and a member of the Executive Committee of the First Empire Board. Four other individuals serving as directors of ONBANCorp prior to the Effective Date, William F. Allyn, Russel A. King, Peter J. O'Donnell and John L. Vensel, will join Mr. Bennett on the First Empire Board. See "--Interests of Certain Persons in the Merger--First Empire Board of Directors."

    The Merger Agreements also provide that, following the consummation of the Merger, OnBank & Trust and Franklin First will be merged with and into M&T Bank and Mr. Bennett will be appointed the Vice Chairman of the Board of Directors of M&T Bank. In addition, Messrs. Allyn, King, O'Donnell and Vensel will also join Mr. Bennett on the Board of Directors of M&T Bank.

    The Merger Agreements further provide that members of the ONBANCorp Board (other than any such persons appointed to the First Empire Board) will be appointed members of a newly-formed M&T Bank Syracuse Division Advisory Board, and members of the Board of Directors of Franklin First (other than any such persons appointed to the First Empire Board) will be appointed to the newly-formed M&T Bank Wilkes-Barre Division Advisory Board. See "--Interests of Certain Persons in the Merger--Advisory Boards."

    Information regarding the current directors of First Empire and ONBANCorp is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    MANAGEMENT. First Empire and Mr. Bennett have entered into an Employment Agreement pursuant to which Mr. Bennett will serve in the capacities described above under "--Board of Directors." In addition, First Empire and Howard W. Sharp, Senior Executive Vice President of ONBANCorp, have entered into an Employment Agreement whereby Mr. Sharp will become the President of the Syracuse Division of M&T Bank with the duties of overseeing and managing all the commercial and municipal banking activities of M&T Bank in the Syracuse metropolitan area. See "--Interests of Certain Persons in the Merger--Existing Employment Agreements" and "--New Employment Agreements."

    OPERATIONS. The First Empire Board believes that the Merger will allow First Empire to extend to adjacent markets the banking network from which it successfully markets commercial, retail, and trust products. First Empire believes that the combined First Empire/ONBANCorp entity will have even greater financial strength, operational efficiencies, profitability, cash flow and potential for growth than First Empire would have on its own.

    With the proposed combination with ONBANCorp, First Empire will become the leading bank holding company in Central and Western New York with approximately $10 billion in deposits in that region. The ONBANCorp branches in Syracuse and Albany will also connect First Empire's Western New York networks with its Hudson Valley network, providing First Empire with a meaningful presence in all major upstate New York centers of commerce. Overall, First Empire's pro forma deposits would aggregate $15 billion.

    In addition, the First Empire Board has concluded that the Merger presents significant opportunities for net cost savings and operating efficiencies as a result of, among other things, consolidation of systems, business lines, and administrative and back office functions.

    Assuming that all cost savings measures and operating efficiencies are implemented (which are expected to require a 12-month phase-in period following the consummation of the Merger), First Empire believes that the annual cost to First Empire to operate ONBANCorp as part of a combined entity would be approximately $31 million less than ONBANCorp's current annualized operating expenses of $100 million (first nine months of 1997 annualized). First Empire estimated the potential cost savings based on a business line analysis of ONBANCorp. First Empire's management also used its general knowledge of the marketplace in which First Empire and ONBANCorp compete. With respect to each cost category, First Empire not only looked at ONBANCorp's direct costs, but also estimated the amount of any incremental indirect costs, such as changes in shared resources and facilities to be required by business line. First Empire has reviewed its analysis in light of information on ONBANCorp's expenses provided by ONBANCorp and, following such review, believes its analysis is reasonable. The table below represents First Empire management's estimate of the net cost savings available in the Merger.

                                                                                  COST SAVINGS
                                                                                 ($ IN MILLIONS)
                                                                                -----------------
Technology and Operations.....................................................      $      12
Corporate Overhead............................................................             10
Business Line Consolidations..................................................              7
Occupancy.....................................................................              2
                                                                                          ---
Total.........................................................................      $      31
                                                                                          ---
                                                                                          ---

    The annual cost savings set forth above are on a fully phased-in basis. First Empire's management estimates that savings achieved during the first 12 months following consummation of the Merger would represent approximately two-thirds of the fully phased-in savings. The preceding does not take into account the additional cost of the amortization of intangibles created in purchase accounting and also excludes various one-time items, including purchase accounting adjustments which, among others, include an estimated $21 million in pre-tax Merger-related charges and an estimated $6 million, pre-tax, in writedowns of fixed assets to be disposed of (see "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)"), as well as an additional $13 million, pre-tax, in operating expenses and $4 million, pre-tax, of other expenditures associated with merging the two companies. There can, however, be no assurance that any specific level of cost savings will be achieved or that such cost savings will be achieved within the time period contemplated. The Merger and conversion-related charges could also differ from those estimated by First Empire.

    The anticipated cost savings are expected to result from (i) the proximity of First Empire's operations in Buffalo, Rochester and the Hudson Valley, to ONBANCorp's operations in Syracuse, Albany and Wilkes-Barre, (ii) consolidation of systems and related elimination of outsourcing costs, (iii) modest operations overlap in Rochester, (iv) merger of OnBank & Trust and Franklin First into M&T Bank, and (v) economies of scale.

    First Empire also believes the Merger will create revenue enhancement synergies. First Empire is the leading banker to middle market and small business in greater Buffalo and strongly positioned in such business in greater Rochester, despite only entering that market in 1990. In addition to traditional lending and deposit taking, First Empire has invested heavily in cash management services, introduced a corporate credit card and is a leading auto floor plan lender. First Empire believes it can use ONBANCorp's office network in greater Syracuse, Albany, and Wilkes-Barre to expand those businesses.

    In retail banking, First Empire's relationship banking emphasis should allow it to expand business with ONBANCorp's customers. First Empire also will actively provide investment products such as mutual funds and annuities, and, with a full array of trust products, First Empire also believes it can expand on ONBANCorp's Trust Business. As a result, First Empire believes it will increase ONBANCorp's revenues faster than ONBANCorp would have been able to do independently.

    EMPLOYEES. On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by ONBANCorp and/or any of the ONBANCorp subsidiaries on such date ("ONBANCorp Employees") will be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by First Empire and its subsidiaries after the Effective Date than those generally afforded to other employees of First Empire holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees, and provided that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning preexisting conditions and the satisfaction of any "copayment" or deductible requirements, service with ONBANCorp or a subsidiary of ONBANCorp or any predecessor thereto prior to the Effective Date will be treated as service with an "employer" to the same extent as if such persons had been employees of First Empire. The above will not be construed to limit the ability of First Empire and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or to require First Empire or its affiliates to provide employees or former employees of ONBANCorp or any of its subsidiaries with post-retirement medical benefits more favorable than those provided to newly hired employees at First Empire. First Empire has agreed to honor, or to cause the appropriate subsidiaries of First Empire to honor, in accordance with their terms, all employment, severance and employee benefit plans, contracts, agreements, arrangements and understandings of ONBANCorp or any of its subsidiaries as provided in the Merger Agreements, provided, however, that First Empire will not be prevented from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the ONBANCorp Employees under the employee benefit plans maintained by ONBANCorp and/or subsidiaries of ONBANCorp immediately prior to the Effective Date (the "ONBANCorp Plans") during a transition period will be deemed to provide the ONBANCorp Employees with benefits that are no less favorable than those offered to other employees of First Empire and its subsidiaries, provided that, after the Effective Date, there is no material reduction (determined on an overall basis) in the benefits provided under the ONBANCorp Plans.

    The parties are working to identify operational efficiencies that may be obtained through the consolidation of the entities in the Merger. It is anticipated that some positions may be eliminated following the Effective Date and First Empire is not under any continuing obligation with respect to the employment of any specific employee of ONBANCorp or its subsidiaries other than officers whose employment contracts are being assumed. See "--Interests of Certain Persons in the Merger--Existing Employment Agreements" and "--New Employment Agreements."

    YEAR 2000 INITIATIVES. First Empire currently is working to resolve the potential impact of "Year 2000" issues on the processing of date-sensitive information by its computer systems. The Year 2000 issues relate to the ability of computer systems to be able to distinguish date data between the twentieth and twenty-first centuries. Management anticipates that First Empire's computer systems will be Year 2000 compliant by the end of 1998 and has a planned program to test for such compliance. First Empire also could be adversely affected if its customers rely on data processing systems that are not Year 2000 compliant prior to the end of 1999. First Empire, therefore, is taking a proactive role to work with its data processing vendors and to provide information to its commercial customers regarding Year 2000 issues.

    The costs that have been incurred by First Empire in addressing its potential Year 2000 problems have not had a material adverse impact on First Empire's financial position, results of operations or cash flows.

However, the inability of First Empire or its customers to resolve Year 2000 issues in a timely manner could result in a material financial risk. Management believes that First Empire is devoting appropriate resources to resolve its Year 2000 issues in a timely manner and does not currently expect that doing so will have a material adverse impact on First Empire's financial position, results of operations or cash flows in the future.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. Certain members of ONBANCorp's management and the ONBANCorp Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of ONBANCorp generally. The ONBANCorp Board was aware of these interests and considered them, among other matters, in approving the Merger Agreements and the transactions contemplated thereby. The Merger will constitute a "Change in Control" for purposes of all of the arrangements described below.

    FIRST EMPIRE BOARD OF DIRECTORS. Pursuant to the Merger Agreements, the First Empire Board will appoint as directors of First Empire, as of the Effective Date, Mr. Bennett, and Messrs. Allyn, King, O'Donnell and Vensel. Information regarding the current directors of First Empire and ONBANCorp is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." The First Empire Board also will appoint Mr. Bennett as Chairman of the First Empire Board and as a member of the Executive Committee of First Empire as of the Effective Date. First Empire has also agreed to cause M&T Bank's Board of Directors to appoint as directors of M&T Bank Mr. Bennett and four other individuals selected by the ONBANCorp Board from among persons who are members of the ONBANCorp Board prior to the Effective Date, provided that each of such four individuals must be reasonably acceptable to First Empire, and to appoint Mr. Bennett as Vice Chairman of the M&T Bank Board of Directors as of the Effective Date. As of the date of this Joint Proxy Statement, the ONBANCorp Board has not selected any of such individuals for such positions.

    ADVISORY BOARDS. The Merger Agreements provide that, unless prohibited by applicable law, promptly following the Effective Date, First Empire will cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the ONBANCorp Board on the Effective Date (other than those persons who will be appointed to the First Empire Board in accordance with the terms of the Merger Agreements) to be appointed or elected as members of the newly-formed M&T Bank Syracuse Division Advisory Board. Such advisory board will meet not less frequently than 10 times per year and will advise M&T Bank on deposit and lending activities in OnBank & Trust's market area. Each such advisory director will be paid an annual retainer of $11,000 and meeting attendance fees of $600 for each meeting actually attended. M&T Bank will have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

    In addition, unless prohibited by applicable law, promptly following the Effective Date, First Empire will cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the Board of Directors of Franklin First on the Effective Date (other than any such persons who will be appointed to the First Empire Board in accordance with the terms of the Merger Agreements) to be appointed or elected as members of the newly-formed M&T Bank Wilkes-Barre Division Advisory Board. Such advisory board will meet not less frequently than 10 times per year and will advise M&T Bank on deposit and lending activities in Franklin First's market area. Each such advisory director will be paid an annual retainer of $6,000 and meeting attendance fees of $600 for each meeting actually attended. M&T Bank will have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

    EXISTING EMPLOYMENT AGREEMENTS. ONBANCorp and OnBank & Trust currently are parties to an employment agreement with Mr. Bennett. In connection with the execution of the Merger Agreements, Mr. Bennett has waived all rights under his existing employment agreement in consideration for receipt of a cash hiring bonus from First Empire at the Effective Time and the execution of a new employment agreement with First Empire. See "--New Employment Agreements" below.

    ONBANCorp and Franklin First are parties to an employment agreement with Thomas H. van Arsdale, the President and Chief Executive Officer of Franklin First. Pursuant to the terms of his employment agreement, upon a voluntary termination of his employment with Franklin First for Good Reason within three years following a Change in Control (each as defined therein), Mr. van Arsdale will be entitled to receive certain severance benefits described below. The Merger Agreements provide that, for purposes of Mr. van Arsdale's employment agreement, upon consummation of the Merger, a Change in Control will be deemed to have occurred and Mr. van Arsdale will be deemed to have Good Reason to terminate his employment thereunder. As a result, should Mr. van Arsdale voluntarily terminate his employment at or within three years after the Effective Time, he will be entitled to the following benefits: a lump sum cash payment equal to three times his annual base salary (currently $235,000) plus three times the greater of the bonus awarded to Mr. van Arsdale for the year most recently ended prior to the date of termination or the mean average bonus awarded to Mr. van Arsdale during the three most recently ended years preceding the date of termination; a right to elect to be paid a cash lump sum in an amount equal to the excess of the fair market value (as defined in the employment agreement) of the common stock underlying all his stock options (whether or not vested) over the aggregate exercise price thereof in cancellation of such options; and continued life, health, accident and dental insurance for the balance of the three years following the Effective Time (provided, that such benefits will be reduced to the extent benefits are made available by another employer).

    EXISTING SEVERANCE AGREEMENTS. ONBANCorp and OnBank & Trust are parties to severance agreements with Messrs. David M. Dembowski, Howard W. Sharp and Robert
J. Berger, which agreements became effective as of June 30, 1990. OnBank & Trust is also party to severance agreements with Mr. Lance D. Mattingly, effective as of June 5, 1995, and Mr. James P. McMahon, effective as of December 23, 1996. Each of the foregoing agreements is referred to herein as a "Severance Agreement," and each of the officers that are parties thereto (other than Mr. Sharp, who waived all rights under his Severance Agreement in connection with the execution of a new employment agreement with First Empire (see "--New Employment Agreements" below)) are referred to herein as "Executives." Each of the Severance Agreements provides that if the applicable Executive's employment is terminated within three years following a Change in Control (as defined in the Severance Agreements) due to (i) discharge without Cause (as defined in the Severance Agreements), or (ii) the Executive's voluntary resignation for Good Reason (as defined in the Severance Agreements), then the Executive will be entitled to receive certain severance benefits. The Merger Agreements provide that, for purposes of the Severance Agreements, upon consummation of the Merger, a Change in Control will be deemed to have occurred and each of the Executives will be deemed to have Good Reason to terminate his employment thereunder. Accordingly, upon any such Executive's voluntary termination of employment at or within three years after the Effective Time, such Executive will be entitled to receive: (a) a lump sum cash payment equal to three times the sum of (i) such Executive's annual base compensation in effect at the time of termination and
(ii) the higher of the bonus awarded to such Executive for the performance year most recently ended prior to the date of termination or the mean average bonus awarded to such Executive during the three most recently ended performance years prior to the date of termination, (b) in lieu of the Executive's outstanding stock options, a cash lump sum payment equal to the value of the "aggregate spread" of all of such Executive's outstanding stock options (whether vested or unvested), (c) a lump sum cash payment equal to the excess, if any, of the present value of his benefits under the Retirement Plan calculated as if he had been employed for an additional three years (at his highest annual rate of compensation applicable during his last twelve months of employment) over the present value of the benefits to which he would actually be entitled under the Retirement Plan, (d) a lump sum cash payment equal to three times the matching contribution made by ONBANCorp for the Executive's account under the 401(k) Plan during the year immediately preceding termination, (e) a continuation of employee welfare benefits for the shorter of three additional years or until such time as the Executive obtains comparable benefits elsewhere, (f) outplacement consulting services upon request and (g) a gross-up payment for any excise tax payments required by Section 4999 of the Code (which imposes excise taxes on certain payments made in connection with a change in control if the payments exceed certain limits). To ensure that the benefits set forth in the Severance Agreements will be received without the Executive actually incurring litigation costs, ONBANCorp and/or OnBank & Trust and each of the Executives have entered into a letter agreement which provides that, upon demand by the Executive, ONBANCorp will establish an irrevocable standby letter of credit providing for $200,000 of credit, to assist the Executive in paying for any such litigation costs, for five years.

    NEW EMPLOYMENT AGREEMENTS. In connection with the execution of the Merger Agreements, First Empire entered into new employment agreements with Mr. Bennett and Mr. Sharp. Pursuant to the employment agreement with Mr. Bennett (the "Bennett Employment Agreement"), at the Effective Date, Mr. Bennett's existing employment agreement with ONBANCorp and OnBank & Trust will terminate and be of no further force or effect, and in consideration for such termination, Mr. Bennett will receive a cash hiring bonus from First Empire of $2,000,000 at the Effective Time. The term of the Bennett Employment Agreement will commence at the Effective Date and terminate July 1, 2001 (the "Employment Period"), during which time Mr. Bennett will serve as Chairman of First Empire and as Vice Chairman of M&T Bank. Under the Bennett Employment Agreement, Mr. Bennett will receive an annual base salary of not less than $550,000 and annual bonuses at least equal to those of the most highly compensated member of the Management Group of First Empire, and will be eligible to receive other equity- and non-equity-based bonuses and awards which will be at least equal to 70% of the amount of such awards made to the most highly compensated member of the Management Group of First Empire. First Empire will also pay to Mr. Bennett a bonus (the "Retention Bonus") equal to $1,000,000 on the first anniversary of the Effective Date.

    If Mr. Bennett's employment is terminated during the Employment Period by First Empire without Cause or by Mr. Bennett with Good Reason (each as defined in the Bennett Employment Agreement), he will be entitled to receive (a) the Retention Bonus, if not previously paid, (b) the total amount of the annual base salary and annual bonuses that would have been payable to him for the balance of the Employment Period, (c) a continuation of employee welfare benefits for the shorter of three additional years or until such time as Mr. Bennett obtains comparable benefits elsewhere, (d) outplacement consulting services upon request and (e) a lump sum cash payment equal to the excess, if any, of the present value of his benefits under the First Empire Retirement Plan and his supplemental executive retirement plan (collectively, the "Bennett Pension Plans"), calculated as if he had been employed for the remainder of the term of the Bennett Employment Agreement (at his highest annual rate of salary applicable during employment with ONBANCorp and First Empire) over the present value of the benefits to which he would actually be entitled under the Bennett Pension Plans.

    Pursuant to Mr. Sharp's employment agreement with First Empire (the "Sharp Employment Agreement") at the Effective Date, Mr. Sharp's existing Severance Agreement with ONBANCorp and OnBank & Trust will terminate and be of no further force or effect, and in consideration for such termination, Mr. Sharp will receive a cash hiring bonus from First Empire of $750,000 at the Effective Time. The term of the Sharp Employment Agreement will commence on the Effective Date and will continue until the second anniversary thereof (the "Sharp Employment Period"), during which time Mr. Sharp will serve as President of the Syracuse Division of M&T Bank. Under the Sharp Employment Agreement, Mr. Sharp will receive an annual base salary of not less than $200,000 and a bonus (the "Sharp Retention Bonus") equal to $500,000 on the first anniversary of the Effective Date. He will also receive an annual bonus of not less than $100,000, payable at the same time and in the same manner as the annual bonuses with respect to 1998 are payable to the other regional division presidents of M&T Bank.

    If Mr. Sharp's employment is terminated during the Sharp Employment Period by First Empire without Cause or by Mr. Sharp with Good Reason (each as defined in the Sharp Employment Agreement), he will be entitled to receive (a) the Sharp Retention Bonus, if not previously paid, (b) the total amount of the annual base salary and annual bonuses that would have been payable to him for the balance of the Sharp Employment Period, (c) a continuation of employee welfare benefits for the shorter of three additional years or until such time as Mr. Sharp obtains comparable benefits elsewhere, (d) outplacement consulting services upon request and (e) a lump sum of cash payment equal to the excess, if any, of the present value of his benefits under the First Empire Retirement Plan and any other defined benefit pension plan in which he participates (collectively, the "Sharp Pension Plans"), calculated as if he had been employed for the remainder of the term of the Sharp Employment Agreement (at his highest annual rate of salary applicable during employment with ONBANCorp and First Empire) over the present value of the benefits to which he would actually be entitled under the Sharp Pension Plans.

    INDEMNIFICATION AND INSURANCE. The Merger Agreements provide that for a period of six years following the Effective Date, First Empire will provide indemnification, to the fullest extent permitted by law, to any person who, prior to the Effective Date is, has at any time been or becomes a director or officer of ONBANCorp, with respect to claims arising in whole or in part out of or pertaining to (i) the fact that such person is or was a director, officer or employee of ONBANCorp or any subsidiary of ONBANCorp or any of their respective predecessors or (ii) the Reorganization Agreement, the Plan of Merger, the Stock Option Agreement, or any of the transactions contemplated thereby. The Reorganization Agreement also provides that all rights to indemnification and all limitations on liabilities existing in favor of the directors, officers and employees of ONBANCorp and its subsidiaries as provided in their respective Certificates of Incorporation, bylaws or similar governing documents as in effect on the date of the Merger Agreements with respect to matters occurring prior to the Effective Date will survive the Merger and will continue in full force and effect and will be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years following the Effective Date.

    In addition, First Empire has agreed to use its best efforts, for a period of not less than three years following the Effective Date, to cause those persons who served as directors or officers of ONBANCorp or its subsidiaries, on or before the Effective Date, to be covered by ONBANCorp's existing directors' and officers' liability insurance policy against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date, or comparable substitute coverage if reasonably available at reasonable cost. In no event will First Empire be obligated to provide insurance coverage to an insured person on more favorable terms than those terms upon which such insurance currently is provided to him or her in such capacities or to expend more than 150% of the amount currently expended by ONBANCorp to maintain such insurance coverage. ONBANCorp has agreed to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at First Empire's request.

    RETENTION BONUSES. ONBANCorp may pay, or direct the payment of, retention bonuses to selected officers of ONBANCorp, in an aggregate amount not to exceed $1 million, upon such terms and conditions as ONBANCorp deems appropriate and concurred with by First Empire, whose concurrence will not be unreasonably withheld. Such bonuses will be paid to such selected officers in two equal portions, with the first payment to be made by ONBANCorp at the Effective Time and the second payment to be made by First Empire six months following the Effective Time. Messrs. Thomas F. Ferguson, Randy J. Wiley, William M. LeBeau and Lance D. Mattingly will receive retention bonuses of $30,000, $35,000, $25,000 and $30,000, respectively. Mr. Mattingly's entire retention bonus will be paid six months after the Effective Time.

    STOCK OPTIONS. Each ONBANCorp Option granted under the ONBANCorp Stock Option Plans which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by First Empire, as described in "--Terms of the Merger." In addition, each holder of an ONBANCorp Option immediately prior to the Effective Time may elect to receive, in cancellation of such ONBANCorp Option at the Effective Time, and without payment of any consideration by such holder, an amount of cash computed as described above in "--Terms of the Merger." Any such election must be made by the holder of an ONBANCorp Option not later than the close of business on the Effective Date.

    In addition, ONBANCorp Options granted to ONBANCorp directors pursuant to the 1992 ONBANCorp Directors' Stock Option Plan (the "Director Plan") become fully exercisable upon the optionee's termination of service as a director on account of death, disability or retirement, and expire on the first anniversary of the optionee's termination of service as a director. Generally, the consummation of the Merger could be deemed to constitute the termination of service of all ONBANCorp directors for purposes of the Director Plan. However, First Empire and ONBANCorp have agreed that, for purposes of the Director Plan, service as a member of the Board of Directors of First Empire or as a member of an advisory board of M&T Bank after the Effective Time will be deemed to constitute continued service as a director of ONBANCorp.

    PRORATED LTIP PAYMENTS. At the Effective Time, ONBANCorp will make payments to participants under the 1991 Long Term Incentive Plan (the "LTIP") in accordance with the terms of such plans of their prorated incentive awards with respect to the 1996-1998, 1997-1999 and 1998-2000 performance cycles in amounts not to exceed $450,000 in the aggregate. The participants in the LTIP are Messrs. Bennett, Berger, Dembowski, LeBeau, Sharp, van Arsdale and Wiley (and, for the 1997-1999 and 1998-2000 performance cycles only, Mr. Mattingly).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion represents the opinion of Arnold & Porter, special tax counsel to First Empire, with respect to the anticipated material U.S. federal income tax consequences of the Merger to a holder of ONBANCorp Common Stock. First Empire, Olympia and ONBANCorp have provided Arnold & Porter with the facts, representations and assumptions on which it has relied in rendering its opinion, which information is consistent with the state of facts that First Empire, Olympia and ONBANCorp believe will be existing as of the Effective Date. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this Joint Proxy Statement. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion except as set forth below. This discussion is not a complete description of the federal income tax consequences of the Merger and may not apply to a holder subject to special treatment under the Code, such as a holder that is a financial institution, an insurance company, a dealer in securities or foreign currencies, a trader in securities, a tax-exempt organization or a person who acquired shares of ONBANCorp Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, the discussion applies only to a holder of ONBANCorp Common Stock holding such stock as a capital asset and who is a U.S. person (as defined in Section 7701 (a) (30) of the Code) (a "Holder"). No ruling will be requested from the Internal Revenue Service (the "Service") regarding the tax consequences of the Merger. Moreover, this discussion is not binding on the Service and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger. In addition, this discussion does not address the state, local or foreign tax consequences of the Merger.

    BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH HOLDER OF ONBANCORP COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

    Consummation of the Merger is conditioned upon the receipt by First Empire and ONBANCorp of an opinion of Arnold & Porter, special tax counsel to First Empire, dated as of the Effective Date, on the basis of facts, representations and assumptions set forth or referred to in such opinion, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of

Section 368(a) of the Code. Subject to and on the basis of such facts, representations and assumptions, the opinion will also confirm certain of the U.S. federal income tax consequences of the Merger to a Holder that are discussed below. Although the condition that such opinion be delivered can be waived, the parties do not intend to waive this condition. If, however, this condition is waived, First Empire and ONBANCorp will resolicit their respective stockholders with respect to the Merger. The facts, representations and assumptions on which Arnold & Porter will rely in rendering its opinion will be provided by First Empire, ONBANCorp and any other persons or entities, as necessary, and will be consistent with the state of facts existing at the Effective Date. The opinion will not be binding on the Service and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger. See "--Representations and Warranties; Conditions to the Merger; Waiver."

    CONSEQUENCES TO HOLDERS. The federal income tax consequences of the Merger to a Holder will depend primarily on whether the Holder exchanges its ONBANCorp Common Stock for solely First Empire Common Stock (except for cash received in lieu of a fractional share of First Empire Common Stock), solely cash or a combination thereof.

    EXCHANGE SOLELY FOR FIRST EMPIRE COMMON STOCK. If, pursuant to the Merger, all of the shares of ONBANCorp Common Stock actually owned by a Holder are exchanged solely for shares of First Empire Common Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of First Empire Common Stock (as discussed below). The aggregate adjusted tax basis of the shares of First Empire Common Stock received in the exchange will be the same as the aggregate adjusted tax basis of the shares of ONBANCorp Common Stock surrendered in exchange therefor (adjusted with respect to fractional shares), and the holding period of such First Empire Common Stock will include the period during which such shares of ONBANCorp Common Stock were held.

    EXCHANGE SOLELY FOR CASH. In general, if, pursuant to the Merger (or as the result of the exercise of dissenters' rights), all of the shares of ONBANCorp Common Stock actually owned by a Holder are exchanged solely for cash, such Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of ONBANCorp Common Stock surrendered, which gain or loss will be long-term capital gain or loss if the Holder's holding period with respect to the shares of ONBANCorp Common Stock surrendered is more than one year. See "--Treatment of Long-Term Capital Gain," below. If, however, any such Holder constructively owns shares of ONBANCorp Common Stock that are exchanged for shares of First Empire Common Stock in the Merger or owns shares of First Empire Common Stock actually or constructively after the Merger, part or all of the cash received may be treated as ordinary income to the extent of the Holder's ratable share of ONBANCorp's accumulated earnings and profits if the receipt of the cash has the effect of a distribution of a dividend with respect to a holder. The application of the law to a Holder described in the previous sentence is particularly complex; accordingly, any such Holder should consult its tax advisor.

    EXCHANGE FOR FIRST EMPIRE COMMON STOCK AND CASH. If, pursuant to the Merger, all of the shares of ONBANCorp Common Stock actually owned by a Holder are exchanged for a combination of First Empire Common Stock and cash, the Holder will generally recognize gain, but not loss, with respect to the ONBANCorp Common Stock surrendered in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of First Empire Common Stock received over the adjusted tax basis) and (ii) the amount of cash received (excluding, for this purpose, cash received in lieu of a fractional share of First Empire Common Stock, the treatment of which is discussed below). For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. It appears that a Holder receiving a combination of First Empire Common Stock and cash must allocate each form of consideration received pro rata among all shares of ONBANCorp Common Stock surrendered in the Merger, rather than, for example, allocating solely cash to some shares of surrendered ONBANCorp Common Stock and solely First Empire Common

Stock to other shares of surrendered ONBANCorp Common Stock. Any recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year. See "--Treatment of Long-Term Capital Gain," below. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Holder's ratable share of ONBANCorp's accumulated earnings and profits.

    The aggregate tax basis of First Empire Common Stock received by a Holder that exchanges its shares of ONBANCorp Common Stock for a combination of First Empire Common Stock and cash pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of ONBANCorp Common Stock surrendered therefor, decreased by the total amount of cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such First Empire Common Stock will include the holding period of the shares of ONBANCorp Common Stock surrendered therefor.

    In general, in the case of a Holder that exchanges its shares of ONBANCorp Common Stock for a combination of First Empire Common Stock and cash pursuant to the Merger, the determination of whether any gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the Holder's deemed percentage stock ownership of First Empire. For purposes of this determination, the Holder is treated as if it first exchanged all of its shares of ONBANCorp Common Stock solely for First Empire Common Stock and then First Empire immediately redeemed (in a "deemed redemption") a portion of such First Empire Common Stock in exchange for the cash the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption (i) is "substantially disproportionate" with respect to the Holder or (ii) is not essentially equivalent to a dividend.

    The deemed redemption will generally be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed actual and constructive percentage stock ownership of First Empire. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of First Empire the Holder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of First Empire the Holder actually and constructively owns immediately after the deemed redemption. In calculating these percentages, a Holder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the Holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

    CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE. Cash received by an ONBANCorp Stockholder in lieu of a fractional share of First Empire Common Stock will be treated as received in exchange for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of ONBANCorp Common Stock allocable to such fractional interest. Such gain or loss generally should be long-term capital gain or loss if the holding period for such shares of ONBANCorp Common Stock was more than one year. See "--Treatment of Long-Term Capital Gain," below. If, however, the cash received has the effect of the distribution of a dividend with respect to a Holder, part or all of the cash received may be treated as a dividend.

    TREATMENT OF LONG-TERM CAPITAL GAIN. Federal income tax rates on long-term capital gain received by an individual vary based on the individual's income and the holding period for the asset. In particular, different maximum federal income tax rates will apply to gains recognized by an individual from the sale or exchange of ONBANCorp Common Stock (i) held for more than one year but not more than 18 months (presently 28 percent) and (ii) held for more than 18 months (presently 20 percent).

    BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold 31% of any cash payments to which an ONBANCorp stockholder or other payee is entitled pursuant to the Merger unless the stockholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the Election Form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the Exchange Agent.

RESALE OF FIRST EMPIRE COMMON STOCK

    All shares of First Empire Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "Persons" who are deemed to be "Affiliates" (as such terms are defined under the Securities Act) of ONBANCorp at the Effective Time may be resold by them only in transactions registered under the Securities Act or otherwise exempt from such registration. Affiliates of ONBANCorp generally include those individuals or entities that directly, or indirectly, through one or more intermediaries, control, are controlled by or are under common control with ONBANCorp and includes certain executive officers and directors of ONBANCorp. The restrictions on resales by an Affiliate extend also to certain related parties of the Affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the Affiliate.

    The Reorganization Agreement requires ONBANCorp to use its best efforts to cause each of its Affiliates to deliver to First Empire a written agreement to the effect that such Person will not sell or otherwise dispose of any shares of First Empire Common Stock issued to that Person in the Merger except in compliance with applicable securities laws. This Joint Proxy Statement does not cover any resales of First Empire Common Stock by Persons who are deemed to be Affiliates of ONBANCorp.

ACCOUNTING TREATMENT

    Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of ONBANCorp will be recorded in First Empire's consolidated financial statements at estimated fair value at the Effective Date. The amount by which the purchase price paid by First Empire exceeds the fair value of the net tangible and identifiable intangible assets acquired by First Empire through the Merger will be recorded as goodwill. First Empire currently expects that, based on preliminary accounting estimates, the Merger would result in the recording of identifiable intangible assets and goodwill of approximately $579 million. See "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)."

STOCK OPTION AGREEMENT

    THE SUMMARY INFORMATION BELOW CONCERNING THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENT, WHICH IS ATTACHED HERETO AS APPENDIX B.

    First Empire and ONBANCorp have entered into a Stock Option Agreement as a condition to First Empire's entering into the Merger Agreements and to facilitate the consummation of the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreements (collectively, the

"Transactions"). Under the Stock Option Agreement, and subject to adjustment in certain circumstances and termination within certain periods, ONBANCorp granted to First Empire an unconditional, irrevocable option (the "Option") to purchase up to 2,529,000 shares of ONBANCorp Common Stock, representing approximately 16.6% of the 15,241,981 shares of ONBANCorp Common Stock (based on the number of such shares issued and outstanding as of September 30, 1997) that would be issued and outstanding upon the exercise of the Option in full (including the shares issued upon exercise of the Option), at a purchase price of $60.00 per share. The Option is exercisable only upon the occurrence of certain events none of which has occurred as of the date hereof to the knowledge of First Empire and ONBANCorp. First Empire may not acquire 5% or more of the outstanding shares of ONBANCorp Common Stock, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve. First Empire has applied to the Federal Reserve for prior approval to exercise the Option in the event the Option becomes exercisable as discussed below. Unless and until the Option is exercised, First Empire disclaims beneficial ownership of the ONBANCorp Common Stock subject to the Option.

    Provided First Empire is not in willful breach of any of its covenants or agreements contained in the Merger Agreements under circumstances that would entitle ONBANCorp to terminate the Merger Agreements, First Empire may exercise the Option, in whole or in part, at any time and from time to time, if but only if, both an Initial Triggering Event (as defined in the Stock Option Agreement) and a Subsequent Triggering Event (as defined in the Stock Option Agreement) occur after the execution of the Stock Option Agreement and prior to the occurrence of an Exercise Termination Event (as defined in the Stock Option Agreement). In the event that ONBANCorp terminates the Merger Agreements under the provision of the Reorganization Agreement permitting termination upon the execution by ONBANCorp of a definitive agreement relating to a takeover proposal (as defined in the Reorganization Agreement), then immediately upon First Empire's receipt of the wire transfer contemplated by such provision, the Stock Option Agreement will terminate and will become void and have no further force or effect and First Empire will surrender the Stock Option Agreement to ONBANCorp. See "--Effective Date of the Merger; Termination." The definitions referred to in this paragraph are incorporated herein by reference to the copies of the Reorganization Agreement and the Stock Option Agreement included as Appendices A and B to this Joint Proxy Statement, respectively.

    The Stock Option Agreement provides that, subject to limitations set forth therein, First Empire (whether on its own behalf or on the behalf of any subsequent holder of the Option) may demand that ONBANCorp promptly prepare, file and keep current a registration statement under the Securities Act covering the Option Shares and use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the disposition of the Option Shares by First Empire (or by any subsequent holder of the Option).

    The Stock Option Agreement provides that in no event shall First Empire's Total Profit (as defined in the Stock Option Agreement, which definition is incorporated herein by reference) exceed $43.6 million and, if it otherwise would exceed such amount, First Empire, at its sole election, shall either (i) reduce the number of shares of ONBANCorp Common Stock subject to the Option,
(ii) deliver to ONBANCorp for cancellation Option Shares previously purchased by First Empire, (iii) pay cash to ONBANCorp or (iv) any combination thereof, so that First Empire's actually realized Total Profit will not exceed $43.6 million after taking into account the foregoing actions. The Stock Option Agreement also provides that the Option may not be exercised for a number of shares as would, as of the date of the exercise, result in a Notional Total Profit (as defined in the Stock Option Agreement, which definition is incorporated herein by reference) of more than $43.6 million, provided that this provision shall not restrict any exercise of the Option permitted on any subsequent date.

    The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreements. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant interest in ONBANCorp from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for ONBANCorp Common Stock than the price per share implicit in the Merger Consideration. Moreover, following consultation with ONBANCorp's independent accountants, the management of ONBANCorp believes that the exercise of the Option likely would prohibit any acquirer of ONBANCorp from accounting for any acquisition of ONBANCorp using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of ONBANCorp by certain other banking organizations. The ONBANCorp Board took this factor into account before approving the Stock Option Agreement. See "--Background of and Reasons for the Merger; Recommendations of the Board of Directors."

    A copy of the Stock Option Agreement is included as Appendix B to this Joint Proxy Statement and reference is made thereto for the complete terms thereof.

DISSENTERS' RIGHTS

    Pursuant to Section 262 of the DGCL, any holder of ONBANCorp Common Stock who does not wish to accept the Merger Consideration may dissent from the Merger and elect to have the fair value of his or her shares of ONBANCorp Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid in cash, provided that such stockholder complies with the procedural requirements of Section 262.

    The following is a brief summary of the statutory procedures to be followed by a holder of ONBANCorp Common Stock in order to dissent from the Merger and perfect appraisal rights under the DGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT. It is a condition to First Empire's obligation to consummate the Merger that holders of no more than 10% of the shares of ONBANCorp Common Stock outstanding as of the Closing Date will have exercised dissenters' rights. See "--Representations and Warranties; Conditions to the Merger; Waiver."

    Any holder of ONBANCorp Common Stock seeking to exercise his or her right to dissent from the Merger and demand appraisal of his or her shares of ONBANCorp Common Stock must comply with the procedural requirements of Section 262, including the satisfaction of each of the following conditions:

        (i) such stockholder must deliver a written demand for appraisal of his or her shares to ONBANCorp before the taking of the vote with respect to the Merger Agreements at the ONBANCorp Special Meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreements; neither voting against, nor abstaining from voting nor failing to vote on the Merger Agreements will constitute a demand for appraisal within the meaning of Section 262);

        (ii) such stockholder must not vote in favor of the Merger Agreements (a failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreements, by proxy or in person, or the return of a signed proxy which does not specify either a vote against approval and adoption of the Merger Agreements or a direction to abstain, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

        (iii) such stockholder must continuously hold such shares from the date of the making of the demand through the Effective Time.

    If any holder of ONBANCorp Common Stock fails to comply with any of these conditions and the Merger becomes effective, such stockholder will be entitled to receive the consideration as provided in the Merger Agreements, and will have no appraisal rights with respect to his or her shares of ONBANCorp Common Stock. If any such holder of Dissenting Shares shall have failed to perfect or effectively withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL prior to the Election Deadline, each of such shares of ONBANCorp Common Stock will thereupon be deemed to be Non-Election Shares. If any such holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL after the Election Deadline, each of such holder's shares of ONBANCorp Common Stock shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by First Empire in its sole discretion.

    All written demands for appraisal should be addressed to: ONBANCorp, Inc., 101 South Salina Street, Syracuse, New York 13202, Attention: David M. Dembowski, Secretary, before the taking of the vote concerning the Merger Agreements at the ONBANCorp Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform ONBANCorp of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his or her shares.

    TO BE EFFECTIVE, A DEMAND FOR APPRAISAL MUST BE EXECUTED BY OR FOR THE STOCKHOLDER OF RECORD WHO HELD SUCH SHARES OF ONBANCORP COMMON STOCK ON THE DATE OF MAKING SUCH DEMAND, AND WHO CONTINUOUSLY HOLDS SUCH SHARES THROUGH THE EFFECTIVE TIME, FULLY AND CORRECTLY, AS SUCH STOCKHOLDER'S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL OWNER MUST, IN SUCH CASE, HAVE THE REGISTERED HOLDER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

    If ONBANCorp Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If ONBANCorp Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds ONBANCorp Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of ONBANCorp Common Stock in the name of such record owner.

    Within ten days after the Effective Time, First Empire (as the Surviving Corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who has so filed a written demand for appraisal and who did not vote in favor of approval and adoption of the Merger Agreements. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the Surviving Corporation the appraisal of such stockholder's shares of ONBANCorp Common Stock. Within 120 days after the Effective Time, but not thereafter, either First Empire, or any holder of shares of ONBANCorp Common Stock who has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the value of the shares of ONBANCorp Common Stock held by all stockholders entitled to appraisal. First Empire has no obligation, and does not presently intend, to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the time period specified could nullify such stockholder's previous written demand for appraisal and result in such stockholder losing his or her dissenters' rights under Section 262. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of First Empire), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration as provided in the Merger Agreements.

    Within 120 days after the Effective Date, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from First Empire, upon written request, a statement setting forth the aggregate number of shares of ONBANCorp Common Stock not voted in favor of the Merger Agreements and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. First Empire must mail such statement to the stockholder within 10 days of receipt of such request.

    If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to First Empire, First Empire will then be obligated within 20 days to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of ONBANCorp Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court of Chancery will direct the payment by First Empire of such value, with interest thereon, simple or compound, if the Court of Chancery so determines, to the stockholders entitled to receive the same upon surrender to First Empire by such stockholders of the certificates representing such shares of ONBANCorp Common Stock.

    In determining fair value, the Court of Chancery will take into account all relevant factors, and may consider proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. Under Delaware law, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation.

    Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of ONBANCorp Common stock determined under Section 262 could be more than, the same as or less than the consideration they might otherwise receive pursuant to the Merger Agreements if they do not seek appraisal of their shares of ONBANCorp Common Stock, and that the opinion of Sandler O'Neill set forth as Appendix D hereto is not an opinion as to fair value under Section 262.

    Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., First Empire and the stockholders participating in the appraisal proceeding) by the Court of Chancery as the court deems equitable in the circumstances. Upon the application of any stockholder, the Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Date) or to receive the payment of the consideration provided for in the Merger Agreements. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to First Empire a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of First Empire, then the right of such stockholder to an appraisal will terminate. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    FAILURE TO COMPLY STRICTLY WITH THE FOREGOING PROCEDURES WILL CAUSE AN ONBANCORP STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
              FIRST EMPIRE COMMON STOCK AND ONBANCORP COMMON STOCK

    First Empire is a New York corporation subject to the provisions of the New York Business Corporation Law (the "NYBCL"). ONBANCorp is a Delaware corporation subject to the provisions of the DGCL. Upon consummation of the Merger, stockholders of ONBANCorp who receive First Empire Common Stock in exchange for some or all of their shares of ONBANCorp Common Stock in the Merger, and whose rights as such currently are governed by ONBANCorp's Certificate of Incorporation (the "ONBANCorp Certificate") and By-Laws and by the DGCL, will become stockholders of First Empire, and their rights as such will be governed by First Empire's Certificate of Incorporation (the "First Empire Certificate") and By-Laws and by the NYBCL.

    The following is a summary of the material differences between the rights of stockholders of First Empire and ONBANCorp. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the NYBCL and the certificate of incorporation and bylaws of each corporation. This summary reflects certain amendments to the NYBCL that become effective on February 22, 1998.

AMENDMENT OF CERTIFICATES

    FIRST EMPIRE. Under the NYBCL, a corporation may amend its certificate of incorporation in any respect provided the amendment contains only provisions that would be lawfully contained in an original certificate filed at the time of the amendment. To adopt an amendment under the NYBCL, a corporation's board of directors must vote to authorize the amendment followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. The board of directors acting alone can amend the certificate of incorporation to change the corporation's address or registered agent for service of process. When an amendment of the certificate would affect certain substantial rights of the holders of a class of stock, Section 804(a) of the NYBCL provides that the adoption of the amendment requires the approval of a majority of the votes of all outstanding shares of such class of stock. If only certain series within any class of shares are adversely affected by such a proposed amendment, then in addition to the approval of the board of directors and a majority of all outstanding shares entitled to vote thereon, the amendment requires the approval only of a majority of the outstanding shares of such affected series. The First Empire Certificate does not vary from the statutory provisions.

    ONBANCORP. Under the DGCL, an amendment of a corporation's certificate of incorporation may be effected by a resolution adopted by the board of directors setting forth the amendment proposed, followed by approval of the amendment by an affirmative vote of a majority of the outstanding shares entitled to vote thereon, provided, however, that whenever the certificate of incorporation requires action by the board of directors, by the holders of any class or series of shares or by the holders of any other securities having voting power, the vote of a greater number or proportion than is required under the DGCL, the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended, or repealed except by such greater vote. The ONBANCorp Certificate provides that certain provisions, including the provisions concerning the number, classification, limitation of liability and removal of directors, may not be altered, amended or rescinded or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than three-fourths of the issued and outstanding shares of ONBANCorp Common Stock entitled to vote thereon at any annual or special meeting called for that purpose.

AMENDMENT OF BY-LAWS

    FIRST EMPIRE. First Empire's By-Laws provide that the bylaws may be adopted, amended or repealed at any meeting of stockholders notice of which shall have referred to the proposed action, by a majority of the votes cast by the holders of First Empire Common Stock at the time entitled to vote in the election of any director, or at any meeting of the First Empire Board notice of which shall have referred to the proposed action, by the vote of a majority of the entire First Empire Board. If any bylaws pertaining to the election of directors or the procedures for calling and conducting a meeting of stockholders are amended, such amendment shall not affect the election of directors at or the procedures for calling and conducting any such meeting unless adequate notice of such amendment is given to the stockholders in a manner reasonably calculated to provide stockholders with sufficient time to respond to such amendment prior to such meeting.

    ONBANCORP. The ONBANCorp Certificate provides that ONBANCorp's By-Laws may be amended at any special meeting of the ONBANCorp Board called for such purpose or any regular meeting of the ONBANCorp Board by the vote of the majority of the ONBANCorp Board; provided, however, that the ONBANCorp Board does not have the authority to alter, amend, rescind, or repeal any bylaw which has been made by the holders of ONBANCorp Common Stock entitled to vote thereon. In addition, any provision of the bylaws which contains a supermajority voting requirement may only be altered, amended, rescinded, or repealed by a vote of the ONBANCorp Board or holders of ONBANCorp Common Stock entitled to vote thereon that is not less than the supermajority specified in the provision.

SPECIAL STOCKHOLDERS' MEETINGS

    FIRST EMPIRE. First Empire's By-Laws provide that a special meeting of stockholders may be called by the First Empire Board or by the Chief Executive Officer, and shall be called by the Secretary or an Assistant Secretary upon a written request, stating the purpose or purposes for which the meeting is to be called, of the holders of record of at least 25% of the outstanding shares of the First Empire Common Stock entitled to vote.

    ONBANCORP. Under the DGCL, special meetings of stockholders may be called by the company's board of directors or by such person or persons authorized by the company's certificate of incorporation or bylaws. ONBANCorp's By-Laws provide that a special meeting of stockholders, for any purpose, may be called at any time by the Chairman of the Board or by resolution of at least three-fourths of the entire ONBANCorp Board, and shall be called by the Chairman of the Board or the Secretary upon the written request of the holders of record of three-fourths of all the outstanding capital stock of ONBANCorp entitled to vote at such meeting.

DIRECTOR NOMINATIONS AND PROPOSALS FOR BUSINESS

    FIRST EMPIRE. Neither the NYBCL nor the First Empire Certificate or By-Laws contain any provisions establishing procedures which must be followed in order for a First Empire stockholder to nominate directors or propose items of business.

    ONBANCORP. ONBANCorp's By-Laws provide that nominations of individuals for election to the Board at an annual meeting of stockholders may be made by any stockholder of ONBANCorp entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary of ONBANCorp as set forth in the By-Laws.

    Any new business to be taken up at the annual meeting at the request of the Chairman of the Board shall be stated in writing and filed with the Secretary of ONBANCorp at least fifteen days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but, except as provided in the By-Laws, no other proposal shall be acted upon at the annual meeting. Any non-management proposal offered by any stockholder may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For an item of business to be properly brought before an annual meeting of ONBANCorp by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of ONBANCorp in accordance with the By-Laws.

    To be timely and proper in form, a stockholder's notice of a nominee or proposed item of business must be received at the principal office of ONBANCorp not less than 90 nor more than 120 calendar days prior to the anniversary date of the release of ONBANCorp's proxy statement to its stockholders in connection with the annual meeting of stockholders of the immediately preceding year, and must contain certain required information as set forth in ONBANCorp's By-Laws.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    FIRST EMPIRE. First Empire's By-Laws require a minimum of three directors, except if all the shares of First Empire are owned beneficially and of record by less than three stockholders, the number of directors may be less than three, but not less than the number of stockholders. First Empire's By-Laws also provide that the exact number of directors will be fixed by action of the stockholders of First Empire Common Stock or by the vote of a majority of the entire board of directors. The First Empire Board is currently comprised of seventeen directors. First Empire's By-Laws provide that each director shall be elected at an annual meeting of stockholders or at any meeting of stockholders held in lieu of such annual meeting, and each director shall hold office until the next annual meeting of stockholders.

    ONBANCORP. ONBANCorp's By-Laws require its board of directors to consist of not less than seven nor more than thirty directors. The number of directors shall be determined by resolution of the ONBANCorp Board adopted by a majority vote of the entire ONBANCorp Board, and that until otherwise provided by the ONBANCorp Board, the number of directors shall be fifteen. The ONBANCorp Board is currently comprised of fifteen directors. The ONBANCorp Certificate also provides that the ONBANCorp Board be divided into three classes of directors, each class to contain one-third of the entire number of the ONBANCorp Board, and each having staggered three-year terms.

REMOVAL OF DIRECTORS

    FIRST EMPIRE. The NYBCL provides that any or all of the directors may be removed for cause by a vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders provides, directors may be removed with cause by action of the Board of Directors or without cause by vote of the stockholders. Pursuant to the First Empire By-Laws, (a) any director may be removed for cause, at any meeting of stockholders, notice of which shall have referred to the proposed action, by vote of the stockholders, (b) any director may be removed without cause, at any meeting of stockholders, notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of First Empire Common Stock entitled to vote, and (c) any director may be removed for cause, at any meeting of the directors, notice of which shall have referred to the proposed action, by vote of three-fourths of the entire First Empire Board.

    ONBANCORP. Under the DGCL, unless otherwise provided in a corporation's certificate or bylaws, any director or the entire board of directors of a corporation having a classified board may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The ONBANCorp Certificate provides that directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of record of not less than three-fourths of the outstanding shares of ONBANCorp Common Stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose. Further, the Chairman of the Board and the Chief Executive Officer of ONBANCorp may be removed at any time with or without cause only by the vote of at least two-thirds of the entire ONBANCorp Board (meaning the total number of directors which ONBANCorp would have if there were no vacancies), provided that any such removal shall be without prejudice to the contract rights, if any, of the person so removed. This provision may not be altered, amended, rescinded or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than three-fourths of the issued and outstanding shares of the capital stock of ONBANCorp entitled to vote thereon at any annual or special meeting called for that purpose.

VACANCIES AND NEWLY CREATED DIRECTORSHIPS

    FIRST EMPIRE. The NYBCL provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by the vote of the board, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. The certificate of incorporation or the bylaws may provide that such newly created directorships or vacancies must be filled by the vote of stockholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such newly created directorships or vacancies. Unless the certificate of incorporation or the specific provisions of the bylaws adopted by the stockholders provide otherwise, vacancies occurring on the board by reason of the removal of directors without cause may not be filled by the Board and may only be filled by the stockholders. First Empire's By-Laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the First Empire Board for any reason except the removal of directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists. Any vacancy occurring on the First Empire Board by reason of the removal of a director by stockholders may be filled by vote of the stockholders at the meeting at which such action is taken or at any meeting of stockholders notice of which shall have referred to the proposed election.

    ONBANCORP. The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole director. ONBANCorp's By-Laws provide that, except in the case of persons to be initially elected in accordance with a plan of merger or pre-merger agreement, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled only by a vote of at least two-thirds of the directors then holding office at any regular or special meeting of the ONBANCorp Board called for that purpose. In the case of persons to be initially elected in accordance with a plan of merger or pre-merger agreement, nominations must be made at least one regular meeting before the election.

LIMITATION OF LIABILITY OF DIRECTORS

    FIRST EMPIRE. The NYBCL provides that a corporation, through a provision in its certificate of incorporation, may limit or eliminate the personal liability of its directors to the corporation or its stockholders for damages for breach of duty. This limitation on liability is not available if a judgment or final adjudication against a director establishes that his acts or omissions (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage gained by the directors to which the director was not legally entitled, or (iv) violated the laws regarding the declaration of dividends or other distributions, the purchase or redemption of shares, certain payments to stockholders after dissolution or loans to directors. This limitation on liability is also not available for any act or omission prior to the adoption of such a provision in the certificate of incorporation. The First Empire Certificate eliminates directors' liability to the fullest extent permitted by law.

    ONBANCORP. The DGCL allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derives an improper benefit. The ONBANCorp Certificate eliminates directors' liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Any amendment by the stockholders limiting this provision is effective only as to acts or omissions by a director occurring after the time of such amendment.

INDEMNIFICATION

    FIRST EMPIRE. Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party, to any action or proceeding except for stockholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to an indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of stockholders or directors, or
(ii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The First Empire Certificate provides that First Empire will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

    Under the NYBCL, any person to whom such provisions in the NYBCL regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL, the certificate of incorporation, the bylaws, any resolution of stockholders or directors or any agreement pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available, or even if available, if so directed by a quorum of disinterested directors by either (A) the board upon the written opinion of counsel or (B) by the stockholders.

    ONBANCORP. The DGCL authorizes a Delaware corporation to indemnify any person who was, is, or is threatened to be made a party in any civil, criminal, administrative or investigative pending or completed action, suit or proceeding (other than an action by or in the right of a corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of a corporation, the DGCL authorizes indemnification of such person for expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim as to which a person has been adjudged liable to the corporation.

    The DGCL requires indemnification for expenses actually and reasonably incurred by any present or former director or officer in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required by the DGCL. A director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification.

    Where any indemnification is to be provided by a corporation to a current director or officer, then such indemnification, unless ordered by a court, must be determined to be proper by a vote of a majority of disinterested directors, or, if no such directors exist, by independent legal counsel or by the stockholders

    The ONBANCorp By-Laws provide that ONBANCorp will indemnify to the fullest extent permitted by Delaware law each director and officer made, or threatened to be made, a party to or who is involved in any action (civil, criminal or otherwise) by reason of the fact that he or she is or was a director or officer of ONBANCorp or is or was serving, at the request of ONBANCorp, as a director, officer, employee or agent of another entity.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    FIRST EMPIRE. Under the NYBCL, stockholder action may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. First Empire's Certificate does not provide for stockholder action by written consent of less than all of the outstanding First Empire Common Stock entitled to vote.

    ONBANCORP. As permitted by the DGCL, the ONBANCorp Certificate prohibits stockholder action by written consent.

MERGERS AND BUSINESS COMBINATIONS; SALES OF ASSETS

    FIRST EMPIRE. The NYBCL generally requires that approval of mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be authorized by a vote of the holders of 66 2/3% of the votes of all outstanding shares entitled to vote on such transactions, unless the corporation's certificate of incorporation expressly provides that only a majority vote of all outstanding shares entitled to vote thereon is required. The NYBCL also generally grants holders of shares of any class or series the right to vote and to vote as a separate class on certain mergers and consolidations if (i) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (ii) the certificate or articles of incorporation of the surviving or consolidated corporation or of such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision which is not contained in the certificate of incorporation of the merging or consolidating corporation and which would exclude or limit their rights to vote, adversely affect certain of their rights or authorize shares having a preference over their shares. In such case, in addition to the approval by the holders of the requisite number of votes of all outstanding shares entitled to vote thereon, the merger or consolidation must be approved by the holders of a majority of the votes of all outstanding shares of each such class or series.

    ONBANCORP. Under the DGCL, mergers, consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation require the approval of a majority of the outstanding stock of the corporation entitled to vote thereon; provided, that no vote of stockholders of a corporation surviving a merger is necessary to authorize a merger if (i) the agreement of merger does not amend the certificate of incorporation of such corporation, (ii) each share of stock of such corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized but unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the merger. The DGCL does not require the separate vote of each class of stock for such transactions unless the certificate of incorporation so provides. ONBANCorp's Certificate does not so provide.

DISSENTERS' RIGHTS

    FIRST EMPIRE. Under the NYBCL, dissenting stockholders are entitled to receive payment of the "fair value" of their shares in connection with certain mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, unless (i) in the case of a merger or consolidation, the shares of any class or series of stock held by such dissenting stockholder as of the record date for notice of the meeting of stockholders to vote on the merger or consolidation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (ii) in the case of a merger or consolidation, the corporation is the surviving corporation in such merger or consolidation and certain specified stockholder rights are not adversely affected or (iii) in the case of a sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, the transaction is wholly for cash and stockholder approval of the transaction is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to stockholders within one year after the date of the transaction.

    ONBANCORP. Pursuant to Section 262 of the DGCL, a holder of capital stock of a Delaware corporation is generally entitled to receive payment of the appraised value of his or her shares if such stockholder dissents from a merger or consolidation and complies with the procedures set forth in Section 262 of the DGCL for exercising such rights. However, appraisal rights are not available in merger or consolidation transactions to holders of: (a) shares of stock that are, as of the record date for determining stockholders entitled to vote on the transaction, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 persons, or (b) shares of the corporation surviving a merger, unless, in either case, holders of such stock are required by the terms of the merger or consolidation to accept anything other than: (i) shares of the surviving or resulting corporation; (ii) shares of stock of another corporation so listed or held of record by not fewer than 2,000 persons; and/or (iii) cash in lieu of fractional shares of such corporations. Appraisal rights are not available for a sale of assets or an amendment to the certificate. See "PROPOSED MERGER--Dissenters' Rights" for a description of the rights of ONBANCorp stockholders to dissent from the Merger.

INTERESTED STOCKHOLDER TRANSACTIONS

    FIRST EMPIRE. Section 912 of the NYBCL contains an interested stockholder transaction provision similar to the DGCL provision described below, except that an interested stockholder is defined as a holder of 20% or more of the outstanding shares of a corporation, and New York corporations are precluded from entering into certain business combinations with such interested stockholders for a period of five years. However, pursuant to the NYBCL, First Empire has elected in the First Empire Certificate not to be governed by the NYBCL interested stockholder statute.

    ONBANCORP. Section 203 of the DGCL ("Section 203") restricts a corporation's ability to engage in certain transactions involving the corporation (or its majority-owned subsidiaries) and any person holding 15% or more of such corporation's outstanding voting stock together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prohibits, for a period of three years following the date that a person became an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation; (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder; and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

    The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder becomes an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. In addition, an Interested Stockholder may avoid the statutory restriction if, upon consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

    Delaware corporations were given the option to exclude themselves from the coverage of Section 203 by taking board action prior to May 2, 1988. Additionally, a Delaware corporation may exclude itself by amending its certificate of incorporation or bylaws at any time to exempt itself from coverage of Section 203, provided that any certificate or bylaw amendment adopted on or after May 2, 1988 may not become effective for 12 months after the date such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation has approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who became such with board approval) if the proposed transaction involves
(i) certain mergers or consolidations involving the corporation; (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

    ONBANCorp has not excluded itself from the coverage of Section 203.

    In addition, the ONBANCorp Certificate also contains a "supermajority provision" which requires the affirmative vote of not less than 80% of the outstanding shares of ONBANCorp Common Stock (including the affirmative vote of at least 50% of the outstanding shares of ONBANCorp Common Stock held by stockholders other than the Related Person (as defined below)), for the approval or authorization of any "business combination" between ONBANCorp and a Related Person, which includes a merger or consolidation of ONBANCorp, sale of substantially all of its assets and certain other types of transactions. A "Related Person" means any individual, corporation, partnership or other person or entity which, together with their affiliates and associates (as defined in the ONBANCorp Certificate), beneficially owns in the aggregate 10% or more of the outstanding shares of ONBANCorp Common Stock. The supermajority provision is not applicable if the business combination was approved by a majority of the entire ONBANCorp Board prior to the acquisition by such Related Person of the beneficial ownership of 10% or more of the outstanding shares of ONBANCorp Common Stock, or after such acquisition, but only so long as such Related Person has sought and obtained the unanimous approval by the ONBANCorp Board of such acquisition of 10% or more of ONBANCorp Common Stock prior to such acquisition being consummated.

    The supermajority provision is also inapplicable if certain fair price and procedural criteria are met. The fair price criteria are designed to ensure that the consideration received by holders of ONBANCorp Common Stock in a business combination will be not less than the fair value of the ONBANCorp Common Stock or determined pursuant to a specified formula. The procedural criteria of the fair price provision require the approval by a majority of the ONBANCorp Board of the business combination, as well as the obtainment of full information by the holders of ONBANCorp Common Stock in the form of a proxy or information statement regarding the proposed transaction.

    The First Empire Certificate contains no such supermajority provisions.

RIGHTS AGREEMENT

    ONBANCORP. On September 25, 1989, ONBANCorp declared a distribution of one Right for each outstanding share of ONBANCorp Common Stock to stockholders of record at the close of business on October 6, 1989. Upon the occurrence of certain events, none of which has occurred as of the date hereof, the Rights may become exercisable for shares of ONBANCorp Common Stock at a substantial discount. The description and terms of the Rights are set forth in the Rights Agreement, a copy of which was filed as an exhibit to ONBANCorp's Current Report on Form 8-K dated October 6, 1989, which is incorporated by reference herein. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ONBANCorp in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of ONBANCorp and its stockholders as determined by the ONBANCorp Board. The Rights should not interfere with any merger or other business combination approved by the ONBANCorp Board since the ONBANCorp Board may, at its option, redeem all but not less than all the then outstanding Rights at the redemption price set forth in the Rights Agreement.

    In connection with the Merger Agreements, ONBANCorp amended the Rights Agreement, so that the entering into the Merger Agreements and the Stock Option Agreement and the consummation of the transactions contemplated thereby do not, and will not, result in the grant of any Rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    FIRST EMPIRE.  First Empire has not adopted a stockholder rights plan.

CONSIDERATION OF OTHER CONSTITUENCIES

    ONBANCORP. The ONBANCorp Certificate provides that the ONBANCorp Board, when evaluating any offer of another party to (a) purchase or exchange any securities or property for any outstanding equity securities of ONBANCorp, (b) merge or consolidate ONBANCorp with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of ONBANCorp, shall, in connection with the exercise of its judgement in determining what is in the best interests of ONBANCorp and its stockholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of ONBANCorp and its subsidiaries and on the depositors, employees, customers, suppliers and creditors of ONBANCorp and its subsidiaries, and the effects on the communities in which ONBANCorp's facilities are located.

    FIRST EMPIRE. Neither the First Empire Certificate nor its By-Laws contain similar provisions.

INSPECTION OF SHAREHOLDER LEDGER

    FIRST EMPIRE. The NYBCL allows any stockholder to inspect the stockholder list for any purpose reasonably related to such person's interest as a stockholder, provided that such inspection is not desired for a purpose which is in the interest of a business other than the business of the corporation and that such stockholder has not within five years sold or offered for sale any list of stockholders of any corporation.

    ONBANCORP. The DGCL allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. The stockholders' list also must be open to inspection by any stockholder for a period of at least ten days prior to, and during the whole time of, any meeting of stockholders, such inspection being for any purpose germane to the meeting.

                              RECENT DEVELOPMENTS

FIRST EMPIRE--1997 FOURTH QUARTER RESULTS

    Net income in the fourth quarter of 1997 was $46.3 million, an increase of 15% from the final quarter of 1996 when net income was $40.4 million. Diluted earnings per common share increased 17% to $6.66 from $5.70 earned in the year-earlier quarter. Basic earnings per share increased 16% to $7.01 in 1997's final quarter from $6.03 in the comparable period in 1996. Taxable-equivalent net interest income increased to $143.9 million in the fourth quarter of 1997, up $6.0 million or 4% from $137.9 million in the corresponding 1996 quarter. Growth in average loans outstanding was the primary factor contributing to the improvement in net interest income. Average loans for the fourth quarter of 1997 totaled $11.3 billion, an 8% increase from the $10.5 billion average during the fourth quarter of 1996. In total, earning assets averaged $13.2 billion in the final quarter of 1997, up 7% from $12.3 billion in the corresponding 1996 quarter. The yield on earning assets increased to 8.34% in the final 1997 quarter from 8.31% in the year-earlier period, while the rate paid on interest-bearing liabilities increased to 4.70% from 4.54%. The higher rate paid on interest-bearing liabilities was due to generally higher interest rates and the effect of the issuances of $250 million of trust preferred securities in 1997. The resulting net interest spread was 3.64% in the fourth quarter of 1997, compared with 3.77% in the fourth quarter of 1996. Similarly, net interest margin decreased, to 4.33% in the fourth quarter of 1997 from 4.46% in the year-earlier quarter.

    The provision for possible credit losses was $12.0 million in the final 1997 quarter, compared with $11.5 million in the fourth quarter of 1996. Net charge-offs totaled $9.7 million in 1997's fourth quarter, down from $11.5 million in the year-earlier quarter. Net charge-offs as an annualized percentage of average loans and leases were .34% in the recent quarter, down from .43% in the corresponding 1996 quarter. Excluding the effects of sales of bank investment securities, other income rose 10% to $53.0 million in the fourth quarter of 1997 from $48.1 million in the year-earlier quarter. A $3.0 million increase in revenues from mortgage banking activities was the leading factor contributing to the rise. Other expense was $110.7 million in the fourth quarter of 1997, an increase of 3% from $107.1 million in the fourth quarter of 1996.

ONBANCORP -- 1997 FOURTH QUARTER RESULTS

    ONBANCorp's 1997 fourth quarter net income of $14.1 million was $1.7 million or 13% greater than the fourth quarter 1996 net income of $12.4 million. Diluted earnings per common share increased to $1.10 for the 1997 fourth quarter or 25% over the prior year period $.88. Basic earnings per share increased to $1.11 for the 1997 fourth quarter or 18% over the prior year period $.94. Return on average equity of 16.9% and return on average assets 1.01% for the 1997 fourth quarter increased from 13.7% and .92%, respectively, for the prior year period.

    The improved performance is primarily the result of the ongoing effort to change the mix of business with the continuing emphasis on increasing commercial banking activities. The net loan portfolio of $2.8 billion at December 31, 1997 increased $418 million or 17% over December 31, 1996 and within the portfolio commercial loans increased $189 million or 28%, gross consumer loans and leases increased $196 million or 27% and residential mortgage loans increased $50 million or 5%. Total securities decreased by $593 million or 23% which was greater than the increase in loans, therefore, total assets decreased by $98 million or 2%. Within the securities portfolio, held to maturity securities decreased $508 million or 30% as a result of scheduled amortization and increased prepayment activity associated with mortgage-backed securities. A decrease of $85 million occurred in the available for sale portfolio related to scheduled amortization, accelerating prepayments and net sales of primarily mortgage-backed securities. These sales were completed primarily to reduce interest rate risk associated with increasing prepayment risk during the year and especially in the fourth quarter of 1997. Year-end 1997 deposits increased $201 million or 5% from 1996 year-end while borrowings decreased $306 million or 27% for the respective year ends.

    The net interest margin decreased to 3.00% in the fourth quarter of 1997 from 3.09% for the prior year period. Notwithstanding the decrease in net interest margin and total assets, net interest income increased 1% to $39.4 million in the 1997 fourth quarter from $39.1 million in the prior year period. The net interest income increase resulted primarily from the changing mix of loans and deposits. The provision for loan losses decreased by $.2 million to $1.8 million for the fourth quarter of 1997 from the prior year period. Fourth quarter 1997 banking fee income increased $.4 million or 9%, mortgage banking income decreased $.9 million to $.8 million for the 1997 fourth quarter primarily related to gains on the sale of loans which occurred during the 1996 fourth quarter. Net gains on securities sales increased by $3.5 million in the 1997 fourth quarter relating to available for sale securities sales cited above while trust fees and other income increased by $.2 million for the 1997 fourth quarter over the prior year period. Excluding the $1.4 million of capital trust securities expense, total fourth quarter 1997 operating expenses were $26.1 million which was $.5 million or 2% higher than the prior year period $25.6 million.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

    As registered bank holding companies, First Empire and ONBANCorp are subject to the supervision of, and to regular inspection by, the Federal Reserve. M&T Bank (which will be the resulting bank in the Bank Merger) is subject to supervision, regulation, and examination by the Banking Department and the Federal Reserve. M&T Bank, N.A., a national bank, is subject to supervision, regulation and examination by the Comptroller of the Currency (the "Comptroller"). OnBank & Trust, a New York-chartered trust company, is subject to supervision, regulation and examination by the New York Banking Superintendent and the FDIC, and Franklin First, a Pennsylvania chartered savings bank, is subject to supervision, regulation, and examination by the Pennsylvania Department of Banking and the FDIC. In addition, the deposits of each of these institutions are federally-insured by the FDIC, up to applicable limits. The FDIC has broad enforcement authority over each institution, including the power to terminate deposit insurance or to appoint a conservator or receiver, in the most severe cases. The following description summarizes some of the laws to which First Empire, ONBANCorp and their depository institution subsidiaries are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

    The activities of First Empire and ONBANCorp and their banking and nonbanking subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be proper incident thereto. Generally, bank holding companies, such as First Empire and ONBANCorp, are required to obtain prior approval of the Federal Reserve to engage in any new activity or to directly or indirectly acquire the ownership or control of more than 5% of any class of voting stock or substantially all of the assets of any company, including a bank.

    Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies generally can acquire banks in states other than their home states without regard to the permissibility of such acquisitions under state law. The Interstate Banking and Branching Act also authorizes banks with different home states to merge across state lines, unless the home state of a participating institution has passed legislation prior to June 1, 1997 explicitly prohibiting interstate branching within that state. Only Montana and Texas passed such legislation.

    Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Empire, ONBANCorp and their subsidiaries cannot be determined at this time.

CAPITAL REQUIREMENTS

    The Federal Reserve has issued risk-based and leverage capital guidelines applicable to bank holding companies. The Federal Reserve risk-based guidelines define a two-tier capital framework. Tier 1 capital generally consists of common shareholders' equity (including retained earnings), qualifying perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and disallowed intangibles. Tier 2 capital generally consists of subordinated and other qualifying debt, other perpetual preferred stock, hybrid capital instruments, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital, less investments in unconsolidated subsidiaries and other adjustments, represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets, which are the credit risk equivalents of balance sheet assets and certain off-balance sheet items. (Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk.) The minimum risk-based Tier 1 capital ratio is 4% and the minimum risk-based total capital ratio is 8%. First Empire's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1997 were 10.69% and 13.32%, respectively, and ONBANCorp's were 12.38% and 13.59%, respectively.

    The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. First Empire's and ONBANCorp's leverage ratios at December 31, 1997 were 9.09% and 7.23%, respectively.

    Regulators also take into consideration other factors that can affect an organization's financial condition, including concentrations of credit risk and risks from non-traditional activities, as well as an organization's ability to manage those risks, when determining the adequacy of an organization's capital. That evaluation will be made as a part of the organization's regular safety and soundness examination. Regulators also consider interest rate risk (when the interest rate sensitivity of an organization's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of capital adequacy. Banking organizations are generally expected to operate with capital well above the minimum risk-based ratios. In addition, regulatory agencies may from time to time require that a banking organization maintain specific capital ratios above the minimum levels, because of its financial condition and/or actual or anticipated growth.

    The Federal Reserve has issued capital adequacy guidelines for state member banks, such as M&T Bank, and the Comptroller and the FDIC have issued capital adequacy guidelines for national banks and state nonmember banks, respectively, that are substantially similar to the guidelines for bank holding companies described above. As of December 31, 1997, each of M&T Bank, M&T Bank, N.A., OnBank & Trust and Franklin First exceeded the federal capital adequacy guidelines to which it was subject.

    In addition to the minimum capital requirements, the FDIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement "prompt corrective action" for insured depository institutions in any of the three undercapitalized categories. The banking agencies are permitted or, in certain cases, required to take certain actions with respect to undercapitalized institutions. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. An "undercapitalized" bank also must develop a capital restoration plan and the plan will not be accepted unless its parent holding company guarantees the bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors.

    Under federal banking regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8%, and a leverage ratio of at least 4%, or 3% in the case of the most highly-rated institutions. Under these guidelines, each of the banking subsidiaries of First Empire and ONBANCorp would be considered well capitalized, as of December 31, 1997.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

    First Empire is a legal entity separate and distinct from its subsidiaries. Dividends from M&T Bank, together with dividends from M&T Bank, N.A., represent First Empire's primary source of income. M&T

Bank and M&T Bank, N.A. are subject to legal restrictions on the amount and frequency (no more often than quarterly) of dividend declarations. Under applicable law, M&T Bank may not, without prior approval of the Federal Reserve and the Banking Superintendent, and M&T Bank, N.A. may not, without the prior approval of the Comptroller, pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, depending upon the financial condition of M&T Bank or M&T Bank, N.A., the payment of dividends could be deemed to constitute an unsafe or unsound practice and could be prohibited on that basis by the Federal Reserve, or the Comptroller, respectively. The ability of the M&T Bank and M&T Bank, N.A. to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by regulatory capital guidelines.

    In addition, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with such holding company's capital needs, asset quality and overall financial condition.

ENFORCEMENT POWERS OF THE BANKING AGENCIES

    The Federal and state banking agencies have broad enforcement powers over bank holding companies and their subsidiaries, including, in the case of federal agencies, the power to terminate deposit insurance, impose substantial fines and other civil penalties and, in the most severe cases, to appoint a conservator or receiver for a depository institution. Failure to maintain adequate capital or to comply with applicable laws, regulations and supervisory agreements could subject First Empire, ONBANCorp or their subsidiaries to such enforcement provisions.

HOLDING COMPANY LIABILITY

    Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it.

CONTROL ACQUISITIONS

    The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as First Empire, would, under the circumstances set forth in the presumption, constitute acquisition of control of First Empire.

    In addition, any company is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of First Empire, or otherwise obtaining control or a "controlling influence" over First Empire.

                                   PRO FORMA
                        CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

    The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show the pro forma impact of the Merger on the historical financial position and results of operations of First Empire. All earnings per share amounts reflect the implementation of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. SFAS No. 128 requires that all prior period earnings per share data be restated to conform with the provisions of the statement.

    In accordance with the Merger Agreements, each share of ONBANCorp's Common Stock will be converted in the Merger into the right to receive, at the election of the holder thereof but subject to the election and allocation procedures set forth in the Merger Agreements, either 0.161 of a share of First Empire Common Stock or $69.50 in cash. The Merger Agreements provide that a minimum of 60% and a maximum of 70% of the shares of ONBANCorp Common Stock outstanding at consummation will be exchanged for First Empire Common Stock (subject to adjustment under certain circumstances). The pro forma financial information is based on the assumption that 65%, or 8,262,675 shares, of ONBANCorp Common Stock outstanding as of September 30, 1997, are exchanged for 1,330,290 shares of First Empire Common Stock. A 60% or 70% exchange structure would not cause significantly different results. Shares issuable upon the exercise of ONBANCorp's stock options are not included in the number of outstanding shares of ONBANCorp Common Stock on the assumption that all options will be cashed out. See "PROPOSED MERGER--Terms of the Merger." In addition, the number of shares of ONBANCorp Common Stock used in calculating the total market value of First Empire Common Stock to be issued in connection with the Merger reflects an exchange of First Empire Common Stock for 65% of the outstanding shares of ONBANCorp Common Stock, exclusive of ONBANCorp's common stock equivalents.

    The unaudited Pro Forma Condensed Financial Information reflects the Merger using the purchase method of accounting. The Cash Consideration of the purchase price is expected to be funded by the liquidation of investment securities.

    The unaudited Pro Forma Condensed Combined Balance Sheet assumes that the Merger was consummated on September 30, 1997. Certain amounts in ONBANCorp's historical balance sheet as shown have been reclassified to conform to First Empire's presentation. The unaudited Pro Forma Condensed Combined Statements of Income assume that the Merger was consummated on January 1, 1996 and reflect the consolidation of the results of operations of First Empire and ONBANCorp for the nine months ended September 30, 1997 and for the twelve months ended December 31, 1996.

    The unaudited Pro Forma Condensed Financial Information reflects the Merger based on preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Date and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

    The combined company expects to achieve substantial merger benefits primarily in the area of operating cost savings. The unaudited pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of First Empire and ONBANCorp, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings to be realized. See "PROPOSED MERGER--Management and Operations After the Merger--Operations."

    The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of First Empire and ONBANCorp included in the documents described under "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    The unaudited Pro Forma Condensed Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future results of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the period presented.

                         FIRST EMPIRE STATE CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                   SEPTEMBER 30, 1997
                                                 -------------------------------------------------------
                                                     FIRST                     PRO FORMA
                                                    EMPIRE       ONBANCORP    ADJUSTMENTS    PRO FORMA
                                                 -------------  ------------  -----------  -------------
  ASSETS
Cash and due from banks........................  $     349,571      146,427                $     495,998
Money-market assets............................         76,366       10,525                       86,891
Investment securities..........................      1,752,245    2,303,582     (288,666)      (3)     3,767,161
Loans and leases...............................     11,570,275    2,941,529       23,020(4)    14,534,824
  Unearned discount............................       (299,127)     (12,445)                    (311,572)
  Allowance for possible credit losses.........       (272,308)     (39,162)                    (311,470)
                                                 -------------  ------------  -----------  -------------
  Loans and leases, net........................     10,998,840    2,889,922       23,020      13,911,782
                                                 -------------  ------------  -----------  -------------
Premises and equipment.........................        121,497       63,259       (6,312)(5)       178,444
Goodwill and deposit premium...................         19,112       14,963      564,170     (13       598,245
Accrued interest and other assets..............        357,502      103,352      (16,929)   (7)       443,925
                                                 -------------  ------------  -----------  -------------
  Total assets.................................  $  13,675,133    5,532,030      275,283   $  19,482,446
                                                 -------------  ------------  -----------  -------------
                                                 -------------  ------------  -----------  -------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits......................  $   9,846,612    3,655,680        4,815(8) $  13,507,107
Short-term borrowings..........................        808,445      696,944          248(9)     1,505,637
Long-term borrowings...........................        177,887      345,027         (162) 10)       522,752
Capital securities.............................        250,000       60,000        9,571 (11       319,571
                                                 -------------  ------------  -----------  -------------
  Interest-bearing liabilities.................     11,082,944    4,757,651       14,472      15,855,067
                                                 -------------  ------------  -----------  -------------
Non-interest bearing deposits..................      1,358,352      369,624                    1,727,976
Other liabilities..............................        252,279       79,513       39,221(7)       371,013
                                                 -------------  ------------  -----------  -------------
  Total liabilities............................     12,693,575    5,206,788       53,693      17,954,056
                                                 -------------  ------------  -----------  -------------
Common equity..................................        981,558      325,242      221,590 (12     1,528,390
                                                 -------------  ------------  -----------  -------------
  Total stockholders' equity...................        981,558      325,242      221,590       1,528,390
                                                 -------------  ------------  -----------  -------------
  Total liabilities & stockholders' equity.....  $  13,675,133    5,532,030      275,283   $  19,482,446
                                                 -------------  ------------  -----------  -------------
                                                 -------------  ------------  -----------  -------------

      See accompanying Notes to Pro Forma Condensed Financial Information

                         FIRST EMPIRE STATE CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                  ---------------------------------------------------
                                                                    FIRST                    PRO FORMA
                                                                    EMPIRE     ONBANCORP    ADJUSTMENTS   PRO FORMA
                                                                  ----------  ------------  -----------  ------------
Interest income
  Loans and leases, including fees..............................  $  705,055      164,222       (1,762) 14) $    867,515
  Money-market assets...........................................       5,699        1,246                       6,945
  Investment securities
    Fully taxable...............................................      74,697      119,835      (19,545)     16)      174,987
    Exempt from federal taxes...................................       3,957        1,963                       5,920
                                                                  ----------  ------------  -----------  ------------
      Total interest income.....................................     789,408      287,266      (21,307)     1,055,367
                                                                  ----------  ------------  -----------  ------------
Interest expense
  Deposits......................................................     321,028      125,796       (1,195) 17)      445,629
  Short-term borrowings.........................................      32,731       28,554       --     (18       61,285
  Long-term borrowings..........................................      21,064       19,852         (187) 19)       40,729
                                                                  ----------  ------------  -----------  ------------
      Total interest expense....................................     374,823      174,202       (1,382)       547,643
                                                                  ----------  ------------  -----------  ------------
Net interest income.............................................     414,585      113,064      (19,925)       507,724
Provision for possible credit losses............................      34,000        5,386                      39,386
                                                                  ----------  ------------  -----------  ------------
Net interest income after provision for possible credit
  losses........................................................     380,585      107,678      (19,925)       468,338
                                                                  ----------  ------------  -----------  ------------
Other income
  Mortgage banking revenues.....................................      36,995        3,787                      40,782
  Service charges on deposit accounts...........................      31,976        8,434                      40,410
  Trust income..................................................      21,779        2,700                      24,479
  Merchant discount and other credit card fees..................      13,979        2,042                      16,021
  Gain (loss) on sales of bank investment securities............        (280)       6,607                       6,327
  Other revenues from operations................................      35,639        6,655                      42,294
                                                                  ----------  ------------               ------------
      Total other income........................................     140,088       30,225                     170,313
Other expense
  Salaries and employee benefits................................     165,390       30,905                     196,295
  Equipment and net occupancy...................................      39,690       13,789         (316) 20)       53,163
  Printing, postage and supplies................................      10,157        3,316                      13,473
  Deposit insurance.............................................       1,440          782                       2,222
  Outside data processing.......................................       4,791        8,412                      13,203
  Amortization of goodwill and deposit premium..................       5,467        3,222       26,546 (21       35,235
  Other costs of operations.....................................      84,125       18,895        1,474 (22      104,494
                                                                  ----------  ------------  -----------  ------------
      Total other expense.......................................     311,060       79,321       27,704        418,085
                                                                  ----------  ------------  -----------  ------------
Income before income taxes......................................     209,613       58,582      (47,629)       220,566
Income taxes....................................................      79,672       21,513      (10,817) 23)       90,368
                                                                  ----------  ------------  -----------  ------------
Net income......................................................  $  129,941       37,069      (36,812)  $    130,198
                                                                  ----------  ------------  -----------  ------------
                                                                  ----------  ------------  -----------  ------------
Net income per common share(24).................................
  Basic.........................................................      $19,59         2.82                      $16.35
  Diluted.......................................................      $18.60         2.79                      $15.66

      See accompanying Notes to Pro Forma Condensed Financial Information

                         FIRST EMPIRE STATE CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                                  ---------------------------------------------------
                                                                    FIRST                    PRO FORMA
                                                                    EMPIRE     ONBANCORP    ADJUSTMENTS   PRO FORMA
                                                                  ----------  ------------  -----------  ------------
Interest income
  Loans and leases, including fees..............................  $  881,002      201,394       (2,349) 14) $  1,080,047
  Money-market assets...........................................       6,378        3,863                      10,241
  Investment securities
    Fully taxable...............................................     107,415      166,892      (29,025)     16)      245,282
    Exempt from federal taxes...................................       2,637        2,696                       5,333
                                                                  ----------  ------------  -----------  ------------
      Total interest income.....................................     997,432      374,845      (31,374)     1,340,903
                                                                  ----------  ------------  -----------  ------------
Interest expense
  Deposits......................................................     392,739      154,747       (3,620) 17)      543,866
  Short-term borrowings.........................................      59,442       41,170         (248) 18)      100,364
  Long-term borrowings..........................................      14,227       26,181         (250) 19)       40,158
                                                                  ----------  ------------  -----------  ------------
      Total interest expense....................................     466,408      222,098       (4,118)       684,388
                                                                  ----------  ------------  -----------  ------------
Net interest income.............................................     531,024      152,747      (27,256)       656,515
Provision for possible credit losses............................      43,325        7,813                      51,138
                                                                  ----------  ------------  -----------  ------------
Net interest income after provision for possible credit
  losses........................................................     487,699      144,934      (27,256)       605,377
                                                                  ----------  ------------  -----------  ------------
Other income
  Mortgage banking revenues.....................................      44,484        6,534                      51,018
  Service charges on deposit accounts...........................      40,659       11,122                      51,781
  Trust income..................................................      27,672        3,162                      30,834
  Merchant discount and other credit card fees..................      18,266        2,255                      20,521
  Gain (loss) on sales of bank investment securities............         (37)       6,018                       5,981
  Other revenues from operations................................      39,204        9,418                      48,622
                                                                  ----------  ------------               ------------
      Total other income........................................     170,248       38,509                     208,757
Other expense
  Salaries and employee benefits................................     208,342       41,507                     249,849
  Equipment and net occupancy...................................      51,346       18,268         (421) 20)       69,193
  Printing, postage and supplies................................      15,167        4,713                      19,880
  Deposit insurance.............................................       9,337        9,343                      18,680
  Outside data processing.......................................       8,063       10,828                      18,891
  Amortization of goodwill and deposit premium..................       6,292        4,361       36,544 (21       47,197
  Other costs of operations.....................................     110,431       23,841        2,293 (22      136,565
                                                                  ----------  ------------  -----------  ------------
      Total other expense.......................................     408,978      112,861       38,416        560,255
                                                                  ----------  ------------  -----------  ------------
Income before income taxes......................................     248,969       70,582      (65,672)       253,879
Income taxes....................................................      97,866       27,618      (15,234) 23)      110,250
                                                                  ----------  ------------  -----------  ------------
Net income......................................................  $  151,103       42,964      (50,438)  $    143,629
                                                                  ----------  ------------  -----------  ------------
                                                                  ----------  ------------  -----------  ------------
Net income per common share(24).................................
  Basic.........................................................      $22.54         3.02                      $17.85
  Diluted.......................................................      $21.08         2.88                      $16.90

      See accompanying Notes to Pro Forma Condensed Financial Information

                             NOTES TO THE PRO FORMA
                  CONDENSED FINANCIAL INFORMATION (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the Effective Date of the Merger and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

    A summary of the purchase accounting adjustments to record the Merger used in preparation of the unaudited Pro Forma Condensed Combined Balance Sheet is as follows:

                              INCREASE (DECREASE)

                                                                   ACCRUED
                                                                  INTEREST
                                        PREMISES     GOODWILL        AND       INTEREST
   NOTE      INVESTMENT    LOANS AND       AND      AND DEPOSIT     OTHER       BEARING     SHORT-TERM      LONG-TERM      CAPITAL
 REFERENCE   SECURITIES     LEASES      EQUIPMENT     PREMIUM      ASSETS      DEPOSITS     BORROWINGS     BORROWINGS    SECURITIES
-----------  -----------  -----------  -----------  -----------  -----------  -----------  -------------  -------------  -----------
    (1)(2)   $  (309,215)                              530,805
       (3)        20,549                               (20,549)
       (4)                    23,020                   (23,020)
       (5)                                 (6,312)       6,312
       (6)                                              (9,173)       9,173
       (7)                                              65,323      (26,102)
       (8)                                               4,815                     4,815
       (9)                                                 248                                     248
      (10)                                                (162)                                                  (162)
      (11)                                               9,571                                                                9,571
             -----------  -----------  -----------  -----------  -----------       -----           ---            ---         -----
             $  (288,666)     23,020       (6,312)     564,170      (16,929)       4,815           248           (162)        9,571


   NOTE         OTHER     STOCKHOLDERS'
 REFERENCE   LIABILITIES     EQUITY
-----------  -----------  ------------
    (1)(2)                 $  221,590
       (3)
       (4)
       (5)
       (6)
       (7)       39,221
       (8)
       (9)
      (10)
      (11)
             -----------  ------------
                 39,221    $  221,590

(1) The purchase accounting adjustments to record the merger used in the preparation of the unaudited Pro Forma Condensed Combined Balance Sheet are:

                                                                            SEPTEMBER 30, 1997
                                                                          -----------------------
                                                                             STOCK        CASH
                                                                          -----------  ----------
ONBANCorp

    Common stock issued...................................    14,319,916
    Treasury stock to be cancelled........................     1,608,108
                                                            ------------
ONBANCorp common stock outstanding(a).....................    12,711,808
Assumed allocation........................................                         65%         35%
ONBANCorp shares exchanged................................                  8,262,675   4,449,133
Exchange Ratio............................................                      0.161
Cash Consideration per share..............................                             $    69.50

First Empire common stock to be issued....................                  1,330,290
First Empire common stock price...........................                $  411.0625
                                                                          -----------  ----------
                                                                          $   546,832  $  309,215
                                                            ------------  -----------  ----------
Assumed total consideration...............................  $    856,047

Assumed historical net assets acquired
    Total stockholders' equity............................                             $  325,242
    Accrued payout of stock options.......................                                (17,776)
                                                                                       ----------
Assumed historical net assets acquired(b).................                             $  307,466

Assumed premium to allocate...............................                             $  548,581

Adjustments to fair value of net assets acquired:
    Assets:
      Investment securities...............................                $    20,549
      Loans and leases....................................                     23,020
      Premises and equipment..............................                     (6,312)
      Mortgage servicing rights...........................                      9,173
      Deferred income taxes...............................                    (26,102)
      Core deposit premium................................                     63,234
      Goodwill............................................                    500,936
    Liabilities:
      Interest-bearing deposits...........................                      4,815
      Short-term borrowings...............................                        248
      Long-term borrowings................................                       (162)
      Capital securities..................................                      9,571
      Other liabilities...................................                     21,445
                                                                          -----------
Assumed adjustments to fair value of net assets
  acquired................................................                             $  548,581

------------------------

    (a) The number of shares of ONBANCorp Common Stock to be exchanged for Stock Consideration will range between 60% and 70% of the shares outstanding on the Effective Date. For pro forma purposes, 65% of the number of ONBANCorp's shares outstanding as of September 30, 1997 has been used in the calculations.

    (b) The historical net assets acquired will be determined at the Effective Date. The historical net assets, as adjusted, for ONBANCorp as of the indicated date has been used in the pro forma calculations.

(2) The unaudited Pro Forma Condensed Financial Information assumes the funding of the Cash Consideration is provided by liquidation of investment securities.

(3) Reflects the preliminary estimate of the adjustment to mark investment securities to market.

(4) Reflects the preliminary estimate of the adjustment to mark loans to market.

(5) Reflects the preliminary estimate of writedowns associated with duplicate facilities, equipment and leasehold interests of ONBANCorp to be disposed of.

(6) Reflects the preliminary estimate of the adjustment to mark mortgage servicing rights to fair value.

(7) Reflects the preliminary estimates of legal, accounting and investment bankers' fees associated with the Merger, severance benefits associated with the elimination of duplicate employment positions at ONBANCorp, the accrued payout for stock options and the estimated net tax liability associated with adjustments to fair value of net assets acquired assuming an income tax rate of 37.5%.

(8) Reflects the preliminary estimate of the adjustment to mark interest-bearing deposits to market.

(9) Reflects the preliminary estimate of the adjustment to mark short-term borrowings to market.

(10) Reflects the preliminary estimate of the adjustment to mark long-term borrowings to market.

(11) Reflects the preliminary estimate of the adjustment to mark capital securities to market.

(12) Reflects the issuance of First Empire common stock and the elimination of ONBANCorp's September 30, 1997 equity.

(13) Represents preliminary estimates of core deposit premium and goodwill. Since the final determination of adjustments to assets and liabilities will be made based upon fair values as of the Effective Date and after appraisals and evaluations are complete, the final amounts may differ from the estimates provided herein.

      THE PURCHASE ACCOUNTING ADJUSTMENTS TO RECORD THE MERGER USED IN THE PREPARATION OF THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME ARE SUMMARIZED BELOW:

                                                                                     NINE MONTHS          FULL YEAR
                                                                                        ENDED               ENDED
                                                                                  SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                                                  ------------------  -----------------
(14)       Reflects the estimated amortization of the premium related to loans        $    1,762          $   2,349
           and leases on a straight-line basis using an estimated maturity of
           9.8 years

(15)       Reflects the estimated reduction in interest income from investment            15,097             20,130
           securities liquidated to fund the cash component of the merger consideration assuming an interest rate of 6.51%

(16)       Reflects the estimated amortization of the premium related to                   4,448              8,895
           investment securities assumed to be retained on an accelerated basis over the estimated maturities of the affected securities using an estimated weighted average life of 3 years

(17)       Reflects the estimated amortization of the related mark-to-market               1,195              3,620
           adjustments to deposits on a straight-line basis using an estimated maturity of 1.33 years

(18)       Reflects the estimated amortization of the related mark-to-market              --                    248
           adjustments to short-term borrowings on a straight-line basis using an estimated maturity of 0.67 years

(19)       Reflects the estimated amortization of the related mark-to-market                 187                250
           adjustments to long-term borrowings on a straight-line basis using an estimated maturity of 2.1 years and the estimated amortization of the related mark-to-market adjustment to capital securities on a straight-line basis using the remaining maturity of 29.3 years

(20)       Reflects the amortization on a straight-line basis of the mark-to-                316                421
           market adjustments on premises and equipment using an estimated life of 15 years

(21) Reflects the amortization on an accelerated basis of the core deposit premium and on a straight-line basis for goodwill:

                                                               ESTIMATED LIFE
                                                              -----------------
        Core deposit premium                                             10               7,761             11,497

        Goodwill                                                         20              18,785             25,047
                                                                                        -------            -------
        Total amortization                                                           $   26,546          $  36,544

(22)       Reflects the amortization on an accelerated basis of the         1,474            2,293
           mark- to-market adjustment on mortgage servicing rights
           using an estimated life of 7 years
(23)       Income tax expense on pro forma adjustments is reflected using a 37.5% tax rate.
(24)       The pro forma earnings per share include the effect of the adjustments described above and the issuance of 1,330,290 shares of First Empire Common Stock, and have been restated to conform with the provisions of SFAS No. 128. See "PRO FORMA CONDENSED FINANCIAL
           INFORMATION."

                                    EXPERTS

    The consolidated financial statements of First Empire included in First Empire's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of ONBANCorp and subsidiaries included in the Annual Report on Form 10-K of ONBANCorp for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION

    A legal opinion which states that the issuance of the shares of First Empire Common Stock offered hereby, when issued in accordance with the terms of the Merger Agreements, will be validly issued, fully paid and nonassessable, has been rendered by Richard A. Lammert, Esq., Senior Vice President and General Counsel of First Empire. As of February 3, 1998, Mr. Lammert was the beneficial owner of 5,917 shares of First Empire Common Stock and held options granted under the First Empire State Corporation 1983 Stock Option Plan covering 10,000 shares of First Empire Common Stock, 6,450 of which are currently exercisable.

                      SUBMISSION OF STOCK HOLDER PROPOSALS

    In the case of both First Empire and ONBANCorp, the deadline set forth in Rule 14a-8 under the Exchange Act for the submission of proposals by stockholders for inclusion in the proxy statement and form of proxy to be used by First Empire and ONBANCorp in connection with its annual meeting of stockholders to be held in May 1998 has passed.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of October 28, 1997, by and among ONBANCORP, INC. ("OBC"), a Delaware corporation having its principal executive office at 101 South Salina Street, Syracuse, New York 13202, FIRST EMPIRE STATE CORPORATION ("FESC"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14240, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a newly incorporated Delaware corporation having its registered office at 1209 Orange Street, Wilmington, Delaware.

                                   WITNESSETH

    WHEREAS, the parties hereto desire that OBC shall be acquired by FESC through the merger ("Merger") of OBC with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"), which Plan of Merger shall be entered into by the parties hereto as promptly as practicable after the date hereof; and

    WHEREAS, also following the consummation of the Merger, OnBank & Trust Co. ("OnBank"), a New York-chartered commercial bank subsidiary of OBC, Franklin First Savings Bank ("Franklin First" and, together with OnBank, the "OBC Banks"), a Pennsylvania-chartered savings bank subsidiary of OBC, and Manufacturers and Traders Trust Company ("M&T Bank"), a New York-chartered commercial bank subsidiary of FESC ("Bank Merger"), shall merge pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by FESC and reasonably acceptable to OBC; and

    WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Code (as defined hereinafter); and

    WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

    NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE
                                  DEFINITIONS

    1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

    1.2 "Banking Board" shall mean the New York State Banking Board.

    1.3 "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

    1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.5 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

    1.6 "Department of Banking" shall mean the Pennsylvania Department of Banking.

    1.7 "Effective Date" shall mean the date and time specified pursuant to
Section 4.9 hereof as the effective date of the Merger.

    1.8 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.9 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.10 "FDIA" shall mean the Federal Deposit Insurance Act.

    1.11 "FDIC" shall mean the Federal Deposit Insurance Corporation.

    1.12 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

    1.13 "FESC Financial Statements" shall mean (i) the consolidated balance sheets of FESC as of June 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1997 and each of the years ended December 31, 1996, 1995 and 1994, respectively, as filed by FESC in SEC Documents and (ii) the consolidated balance sheets of FESC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by FESC in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 1997.

    1.14 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

    1.15 "Material Adverse Effect" shall mean, with respect to OBC or FESC, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of OBC or FESC or any Subsidiary of either of them taken with the prior written consent of FESC or OBC, as applicable, in contemplation of the Merger.

    1.16 "OBC Financial Statements" shall mean (i) the consolidated balance sheets of OBC as of June 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1997 and each of the years ended December 31, 1996, 1995 and 1994, respectively, as filed by OBC in SEC Documents and (ii) the consolidated balance sheets of OBC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by OBC in SEC Documents with respect to periods ended subsequent to June 30, 1997.

    1.17 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between OBC and FESC pursuant to which OBC will grant FESC the right to purchase certain shares of OBC Common Stock (as defined below).

    1.18 "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

    1.19 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1997 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

    1.20 "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of FESC and OBC to solicit their votes in connection with this Agreement and the Plan of Merger.

    1.21 "Registration Statement" shall mean the registration statement with respect to the FESC Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

    1.22 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

    1.23 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

    1.24 "Securities Act" shall mean the Securities Act of 1933, as amended.

    1.25 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

    1.26 "Subsidiary" shall mean, with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

    1.27 "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, unemployment, social security, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

    1.28 "Tax Return" shall mean any return, report, estimate, information statement or similar statement required or permitted to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles II, III and IV hereof.

                                   ARTICLE 2
                     REPRESENTATIONS AND WARRANTIES OF OBC

    OBC hereby represents and warrants to FESC as follows:

    2.1 Capital Structure of OBC

    The authorized capital stock of OBC consists of (i) 10,000,000 shares of preferred stock, par value $1.00 per share ("OBC Preferred Stock"), none of which is issued and outstanding, and (ii) 56,000,000 shares of common stock, par value $1.00 per share ("OBC Common Stock"), of which, as of the date hereof, 12,712,981 shares are issued and outstanding and 1,606,935 shares are held in treasury. As of the date hereof, no shares of OBC Preferred Stock or OBC Common Stock are reserved for issuance, except that (i) 405,089 shares of OBC Common Stock are reserved for issuance pursuant to OBC's employee stock purchase plan,
(ii) 455,504 shares of OBC Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to OBC's stock option plans, (iii) 2,529,000 shares of OBC Common Stock are reserved for issuance pursuant to the Option Agreement and (iv) 65,000 shares of OBC Series A Junior Participating Preferred Stock, par value $1.00 per share (the "OBC Series A

Preferred Stock"), were reserved for issuance upon exercise of the rights (the "OBC Rights") distributed to the holders of OBC Common Stock pursuant to the Rights Agreement, dated as of September 25, 1989, between OBC and The Bank of New York, as Rights Agent (the "OBC Rights Agreement"). All outstanding shares of OBC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. OBC does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of OBC except (i) for the Option Agreement, (ii) as Previously Disclosed and (iii) as set forth above. None of the shares of OBC's capital stock has been issued in violation of the preemptive rights of any person.

    2.2 Organization, Standing and Authority of OBC

    OBC is a duly organized corporation, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on OBC. OBC is registered as a bank holding company under the Bank Holding Company Act.

    2.3 Ownership of OBC Subsidiaries; Capital Structure of OBC Subsidiaries

    OBC has Previously Disclosed to FESC a list of all of OBC's Subsidiaries (collectively, the "OBC Subsidiaries" and individually, an "OBC Subsidiary"). As of the date hereof, OBC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed and except for the OBC Subsidiaries. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each OBC Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by OBC free and clear of all liens, claims and encumbrances. No OBC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any OBC Subsidiary subject to the liquidation accounts established and maintained by the OBC Banks in connection with their conversion from mutual to stock form ("Liquidation Accounts"), and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of OBC to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any OBC Subsidiary has been issued in violation of the preemptive rights of any person. The OBC Banks have established and maintained the Liquidation Accounts in all material respects in accordance with all applicable laws and regulations, and the amount of the Liquidation Accounts as of December 31, 1996 was $803,849.

    2.4 Organization, Standing and Authority of OBC Subsidiaries

    Each OBC Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under the laws of its jurisdiction of organization. Each OBC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on OBC. Each OBC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on OBC. OnBank is a member in good standing of the Federal Home Loan Bank of New York and Franklin First is a member in good standing of the Federal Home Loan Bank of Pittsburgh and each of the OBC Banks owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

    2.5 Authorized and Effective Agreement

    (a) OBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of OBC, except that (assuming that FESC's representation and warranty in Section 3.21 hereof is true and correct) the affirmative vote of the holders of a majority of the outstanding shares of OBC Common Stock entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the Delaware Corporation Law and OBC's Restated Certificate of Incorporation and Bylaws. The Board of Directors of OBC has directed that this Agreement and the Plan of Merger be submitted to OBC's stockholders for approval at a special meeting to be held as soon as practicable.

    (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of OBC, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by OBC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of OBC or any OBC Subsidiary,
(ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of OBC or any OBC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to OBC or any OBC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on OBC.

    (d) Other than as contemplated by Section 4.3 hereof and except as Previously Disclosed or expressly referred to in this Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by OBC or any OBC Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither OBC nor any of the OBC Subsidiaries is aware of any reason why the condition set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay.

    2.6 SEC Documents; Regulatory Filings

    OBC has filed all SEC Documents required to be so filed by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. OBC and each of the OBC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on OBC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

    2.7 Financial Statements; Books and Records; Minute Books

    The OBC Financial Statements filed by OBC in SEC Documents prior to the date of this Agreement fairly present, and the OBC Financial Statements filed by OBC in SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of OBC and its Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of OBC and its Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of OBC and each OBC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained in all material respects and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of OBC and the OBC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

    2.8 Material Adverse Change

    Except as Previously Disclosed or as disclosed in any SEC Document filed by OBC prior to the date of this Agreement, OBC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1996.

    2.9 Absence of Undisclosed Liabilities

    Neither OBC nor any OBC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that has had a Material Adverse Effect on OBC, or that, when combined with all similar liabilities, would have a Material Adverse Effect on OBC, except as Previously Disclosed, as disclosed in the OBC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 1997.

    2.10 Properties

    OBC or one of the OBC Subsidiaries has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of OBC and its Subsidiaries taken as a whole, and which are reflected on the OBC Financial Statements as of June 30, 1997 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business and (v) to the extent such properties or assets are leased by OBC or any OBC Subsidiary. All leases pursuant to which OBC or any OBC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of OBC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

    2.11 Loans

    Each loan reflected as an asset in the OBC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on OBC.

    2.12 Tax Matters

    (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of OBC and each OBC Subsidiary have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, except where the failure to file timely such Tax Returns would not, in the aggregate, have a Material Adverse Effect on OBC. All Tax Returns filed by OBC and each OBC Subsidiary are complete and accurate in all material respects. All Taxes due in respect of the periods covered by the Tax Returns described in the first sentence of this Section 2.12(a) have been paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on OBC and, as of the Closing Date, all Taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof consistent with the past practices of OBC, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on OBC. Except as Previously Disclosed, there is no outstanding or proposed material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to Tax Returns filed or required to be filed by OBC or any OBC Subsidiary.

    (b) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, there are currently no material agreements in effect with respect to OBC or any OBC Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

    (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of OBC or any OBC Subsidiary prior to or following consummation of the transactions contemplated hereby could result in OBC or any OBC Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

    (d) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

    (e) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

    (f) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary has entered into any material agreement with any taxing authority that will bind FESC or an affiliate thereof after the Closing Date.

    (g) For purposes of this Section 2.12 only, "OBC Subsidiary" shall mean any corporation, joint venture or other entity in which OBC (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

    2.13 Employee Benefit Plans

    (a) Schedule 2.13(a) hereto sets forth a true and complete list of each material OBC Plan. For purposes of this Section 2.13, the term "OBC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by OBC or by any trade or business, whether or not incorporated, that together with OBC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of OBC or any ERISA Affiliate of OBC.

    (b) With respect to each of the material OBC Plans, OBC has made available to FESC true and complete copies of each of the following documents: (a) the OBC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such OBC Plan; and (d) the most recent determination letter received from the IRS with respect to each OBC Plan that is intended to be qualified under the Code.

    (c) No liability under Title IV of ERISA has been incurred by OBC or any ERISA Affiliate of OBC since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to OBC or any ERISA Affiliate of OBC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

    (d) Neither OBC nor any ERISA Affiliate of OBC, nor any of the OBC Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which OBC or any ERISA Affiliate of OBC could, either directly or indirectly, incur a material liability or cost.

    (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that OBC or any ERISA Affiliate of OBC is required to pay under Section 412 of the Code or under the terms of the OBC Plans.

    (f) As of the Closing Date, the then fair market value of the assets held under each OBC Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such OBC Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such OBC Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any OBC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

    (g) Except as Previously Disclosed, none of the OBC Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

    (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the OBC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such OBC Plan satisfies the requirements of
Section 401(a) of the Code in all material respects. Each of the OBC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the OBC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

    (i) There are no actions, suits or claims pending, or, to the knowledge of OBC, threatened or anticipated (other than routine claims for benefits) against any OBC Plan, the assets of any OBC Plan or against OBC or any ERISA Affiliate of OBC with respect to any OBC Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any OBC Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any OBC Plan.

    (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of OBC or any ERISA Affiliate of OBC to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

    2.14 Certain Contracts

    (a) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of the OBC Subsidiaries) or any agreement restricting the nature or geographic scope of its business activities in any material respect,
(ii) any agreement, indenture or other instrument relating to the borrowing of money by OBC or any OBC Subsidiary or the guarantee by OBC or any OBC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course and except as reflected in the OBC Financial Statements filed with the SEC prior to the date of this Agreement, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

    (b) Except as Previously Disclosed, neither OBC nor any OBC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

    2.15 Legal Proceedings

    Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of OBC, threatened (or to the knowledge of OBC, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against OBC or any OBC Subsidiary or against any asset or property of OBC or any OBC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on OBC. To the knowledge of OBC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on OBC. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of OBC, threatened (or to the knowledge of OBC, unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of OBC in such capacity, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on OBC.

    2.16 Compliance with Laws

    Except as Previously Disclosed, OBC and each OBC Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither OBC nor any OBC Subsidiary has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on OBC. Neither OBC nor any OBC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would have a Material Adverse Effect on OBC, and none of them has received any communication requesting that they enter into any of the foregoing.

    2.17 Labor Matters

    With respect to their employees, neither OBC nor any OBC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1997 and prior to the date hereof, OBC and the OBC Subsidiaries have not experienced any attempt by organized labor or its representatives to make OBC or any OBC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of OBC or any OBC Subsidiary. To the knowledge of OBC, there is no unfair labor practice charge or other complaint by any employee or former employee of OBC or any OBC Subsidiary against any of them pending before any governmental agency arising out of OBC's or such OBC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on OBC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither OBC nor any OBC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

    2.18 Brokers and Finders

    Neither OBC nor any OBC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for OBC's retention of Sandler O'Neill & Partners, L.P. to perform certain financial advisory services as Previously Disclosed.

    2.19 Insurance

    OBC and the OBC Subsidiaries each currently maintains insurance in amounts reasonably necessary for their operations. Neither OBC nor any OBC Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither OBC nor any OBC Subsidiary has been refused any insurance coverage sought or applied for, and OBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions substantially as presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of OBC or any OBC Subsidiary. The deposits of the OBC Banks are insured by the FDIC in accordance with the FDIA, and the OBC Banks have paid all assessments and filed all reports required by the FDIA.

    2.20 Environmental Liability

    Neither OBC nor any OBC Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of OBC and the OBC Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on OBC or any OBC Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on OBC; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither OBC nor any OBC Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

    2.21 Administration of Trust Accounts

    Each OBC Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on OBC. Neither OBC, any OBC Subsidiary, nor any director, officer or employee of OBC or any OBC Subsidiary acting on behalf of OBC or an OBC Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on OBC.

    2.22 Intellectual Property

    Except as Previously Disclosed, OBC or an OBC Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of OBC and the OBC Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on OBC. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on OBC. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement FESC and the FESC Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by OBC or the OBC Subsidiaries in Previously Disclosed amounts consistent with past practice).

    2.23 Risk Management Instruments

    All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for OBC's own account, or for the account of one or more of the OBC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of OBC or one of the OBC Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither OBC nor any OBC Subsidiary nor to OBC's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. OBC has Previously Disclosed all of such agreements and arrangements that are in effect as of the date of this Agreement.

    2.24 Repurchase Agreements

    With respect to all agreements pursuant to which OBC or any OBC Subsidiary has purchased securities subject to an agreement to resell, if any, OBC or such OBC Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

    2.25 Certain Information

    The information relating to OBC and the OBC Subsidiaries to be provided by OBC to be contained in the Proxy Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to FESC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    2.26 Tax Treatment

    As of the date of this Agreement, OBC knows of no reason relating to it or any of the OBC Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

    2.27 Rights Agreement

    Subject to the execution of an amendment to the OBC Rights Agreement which has been approved by OBC's Board of Directors and shall be executed promptly after the date of this Agreement, OBC has taken or will take all action (including, if required, redeeming all of the outstanding OBC Rights issued pursuant to the OBC Rights Agreement or amending or terminating the OBC Rights Agreement) so that the entering into of this Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the OBC Rights Agreement or enable or require the OBC Rights to be exercised, distributed or triggered.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF FESC AND MERGER SUB

    FESC and Merger Sub hereby jointly and severally represent and warrant to OBC as follows:

    3.1 Capital Structure of FESC

    The authorized capital stock of FESC consists at September 30, 1997 of (i) 1,000,000 shares of preferred stock, par value $1.00 per share ("FESC Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("FESC Common Stock"), of which, as of the date hereof, 6,598,509 shares were issued and outstanding and 1,498,963 shares were held in treasury. As of the date hereof, no shares of FESC Common Stock or FESC Preferred Stock are reserved for issuance, except that (i) 350,000 shares of FESC Common Stock are reserved for issuance under FESC's Retirement Savings Plan and Trust Plan and (ii) 1,006,247 shares of FESC Common Stock are reserved for issuance upon the exercise of stock options granted pursuant to the 1983 First Empire State Corporation Stock Option Plan. All outstanding shares of FESC capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of FESC's capital stock has been issued in violation of the preemptive rights of any person. The shares of FESC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights with no personal liability attaching to the ownership thereof, other than liability pursuant to
Section 630 of the New York Business Corporation Law or liability created by the actions of the owner of such shares.

    3.2 Organization, Standing and Authority of FESC

    FESC is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FESC. FESC is registered as a bank holding company under the Bank Holding Company Act.

    3.3 Ownership of FESC Subsidiaries; Capital Structure of FESC Subsidiaries

    FESC does not own, directly or indirectly, 25% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "FESC Subsidiaries" and individually a "FESC Subsidiary"). Except as Previously Disclosed, the outstanding shares of capital stock of the FESC Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. Section 55 or Section 114 of the New York Banking Law) nonassessable and all such shares are directly or indirectly owned by FESC free and clear of all liens, claims and encumbrances. No FESC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any FESC Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of FESC to vote or to dispose of said shares. None of the shares of capital stock of any FESC Subsidiary has been issued in violation of the preemptive rights of any person.

    3.4 Organization, Standing and Authority of FESC Subsidiaries

    Each FESC Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each FESC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on FESC. Each FESC Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on FESC.

    3.5 Authorized and Effective Agreement

    (a) Each of FESC and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FESC and Merger Sub, except that the affirmative vote of the holders of a majority of the votes cast by the holders of FESC capital stock eligible to vote thereon is required to authorize the issuance of FESC Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with American Stock Exchange ("AMEX") policy. The Board of Directors of FESC has directed that the issuance of FESC Common Stock pursuant to this Agreement and the Plan of Merger be submitted to FESC's stockholders for approval at a special meeting to be held as soon as practicable.

    (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of FESC and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by FESC or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or by-laws of FESC or any FESC Subsidiary,
(ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of FESC or any FESC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FESC or any FESC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on FESC.

    (d) Except for approvals specified in Section 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by FESC or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither FESC nor any of the FESC Subsidiaries is aware of any reason why the conditions set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay.

    3.6 SEC Documents; Regulatory Filings

    FESC has filed all SEC Documents required to be so filed by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. FESC and each of the FESC Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on FESC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

    3.7 Financial Statements; Books and Records; Minute Books

    The FESC Financial Statements filed by FESC in SEC Documents prior to the date of this Agreement fairly present, and the FESC Financial Statements filed by FESC in SEC Documents after the date of this Agreement will fairly present the consolidated financial position of FESC and its Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of FESC and its Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FESC and each FESC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of FESC and the FESC Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

    3.8 Material Adverse Change

    FESC has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since December 31, 1996.

    3.9 Absence of Undisclosed Liabilities

    Neither FESC nor any FESC Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that has had a Material Adverse Effect on FESC or that, when combined with all similar liabilities, would have a Material Adverse Effect on FESC, except as Previously Disclosed, as disclosed in the FESC Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 1997.

    3.10 Legal Proceedings

    Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of FESC and Merger Sub, threatened (or to the knowledge of FESC, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FESC, Merger Sub or any FESC Subsidiary or against any asset or property of FESC or any FESC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FESC. To the knowledge of FESC and Merger Sub, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FESC.

    3.11 Compliance with Laws

    Except as Previously Disclosed, each of FESC and the FESC Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on FESC. None of FESC or any FESC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would have a Material Adverse Effect on FESC, and none of them has received any communication requesting that they enter into any of the foregoing.

    3.12 Employee Benefit Plans.

    (a) Schedule 3.12(a) hereto sets forth a true and complete list of each material FESC Plan. For purposes of this Section 3.12 the term "FESC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by FESC or by any trade or business, whether or not incorporated, that together with FESC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of FESC or any ERISA Affiliate of FESC.

    (b) With respect to each of the material FESC Plans, FESC has made available to OBC true and complete copies of each of the following documents: (a) the FESC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such FESC Plan; and (d) the most recent determination letter received from the IRS with respect to each FESC Plan that is intended to be qualified under the Code.

    (c) No liability under Title IV of ERISA has been incurred by FESC or any ERISA Affiliate of FESC since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FESC or any ERISA Affiliate of FESC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

    (d) Neither FESC nor any ERISA Affiliate of FESC, nor any of the FESC Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FESC or any ERISA Affiliate of FESC could, either directly or indirectly, incur a material liability or cost.

    (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that FESC or any ERISA Affiliate of FESC is required to pay under Section 412 of the Code or under the terms of the FESC Plans.

    (f) As of the Closing Date, the then fair market value of the assets held under each FESC Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such FESC Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such FESC Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FESC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

    (g) Except as Previously Disclosed, none of the FESC Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

    (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the FESC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FESC Plan satisfies the requirements of
Section 401(a) of the Code in all material respects. Each of the FESC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the FESC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

    (i) There are no actions, suits or claims pending, or, to the knowledge of FESC, threatened or anticipated (other than routine claims for benefits) against any FESC Plan, the assets of any FESC Plan or against FESC or any ERISA Affiliate of FESC with respect to any FESC Plan, except for actions, suits or claims that, if decided adversely to FESC, would not, individually or in the aggregate, have a Material Adverse Effect on FESC. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any FESC Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any FESC Plan.

    (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of FESC or any ERISA Affiliate of FESC to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

    3.13 Properties

    FESC or one of the FESC Subsidiaries has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FESC and its Subsidiaries taken as a whole, and which are reflected on the FESC Financial Statements as of June 30, 1997 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business and (v) to the extent such properties or assets are leased by FESC or any FESC Subsidiary. All leases pursuant to which FESC or any FESC Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of

FESC and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FESC.

    3.14 Loans

    (a) Each loan reflected as an asset in the FESC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FESC.

    (b) The allowance for loan losses reflected on the FESC Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to FESC's loan portfolio based upon information reasonably available at the time.

    3.15 Tax Matters

    (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of FESC and each FESC Subsidiary have been timely filed or requests for extension have been timely filed and any such extension has been granted and has not expired, except where the failure to file timely such Tax Returns would not, in the aggregate, have a Material Adverse Effect on FESC. All Tax Returns filed by FESC and each FESC Subsidiary are complete and accurate in all material respects. All Taxes due in respect of the periods covered by the Tax Returns described in the first sentence of this Section 3.15(a) have been paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FESC and, as of the Closing Date, all Taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof consistent with the past practices of FESC, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FESC. Except as Previously Disclosed, there is no outstanding or proposed material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to Tax Returns filed or required to be filed by FESC or any FESC Subsidiary.

    (b) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, there are currently no material agreements in effect with respect to FESC or any FESC Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

    (c) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

    (d) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

    (e) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary has entered into any material agreement with any taxing authority that will bind FESC or an affiliate thereof after the Closing Date.

    (f) For purposes of this Section 3.15 only, "FESC Subsidiary" shall mean any corporation, joint venture or other entity in which FESC (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

    3.16 Certain Contracts

    (a) Except as Previously Disclosed, neither FESC nor any FESC Subsidiary is a party to, or is bound by, (i) any material contract required to be filed by FESC under Item 601(b)(10) of Regulation S-K of the SEC or any agreement restricting in any material respect the nature of its current business activities or the geographic scope of its business activities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FESC or any FESC Subsidiary of an amount exceeding $100 million or the guarantee by FESC or any FESC Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course and except as reflected in the FESC Financial Statements filed with the SEC prior to the date of this Agreement, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer of FESC, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

    (b) Neither FESC nor any FESC Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FESC.

    3.17 Labor Matters

    With respect to their employees, neither FESC nor any FESC Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1997, and prior to the date hereof, FESC and the FESC Subsidiaries have not experienced any attempt by organized labor or its representatives to make FESC or any FESC Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FESC or any FESC Subsidiary. To the knowledge of FESC, there is no unfair labor practice charge or other complaint by any employee or former employee of FESC or any FESC Subsidiary against any of them pending before any governmental agency arising out of FESC's or such FESC Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on FESC; there is no labor strike or labor disturbance pending or threatened against any of them; and neither FESC nor any FESC Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

    3.18 Brokers and Finders

    Neither FESC nor any FESC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for FESC's retention of Keefe, Bruyette & Woods, Inc. to perform certain financial advisory services.

    3.19 Certain Information

    The information relating to FESC and the FESC Subsidiaries to be provided by FESC to be contained in the Proxy Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to OBC or any of the OBC Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    3.20 Tax Treatment

    As of the date of this Agreement, FESC knows of no reason relating to it or any of the FESC Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

    3.21 OBC Shares

    As of the date hereof, neither FESC nor any of its affiliates owns beneficially more than 9.9% of the outstanding shares of OBC Common Stock.

                                   ARTICLE 4
                                   COVENANTS

    4.1 Shareholders' Meeting

    FESC and OBC shall submit this Reorganization Agreement and the Plan of Merger and, in the case of FESC, the issuance of FESC Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of OBC and FESC as determined by each after consultation with such board's counsel, the boards of directors of FESC and OBC shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

    4.2 Proxy Statement; Registration Statement

    As promptly as practicable after the date hereof, FESC and OBC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of OBC and FESC in connection with the Merger and to be filed by FESC as part of the Registration Statement. FESC will advise OBC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the FESC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. FESC shall take all actions necessary to register or qualify the shares of FESC Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. FESC shall apply for approval to list the shares of FESC Common Stock to be issued in the Merger on the AMEX, subject to official notice of issuance, prior to the Effective Date.

    4.3 Applications

    As promptly as practicable after the date hereof, FESC shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement (i) to the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act, Section 5(d)(3) of the Federal Deposit Insurance Act and the Bank Merger Act, (ii) to the Department of Banking pursuant to Sections 115 and 1603 of the Pennsylvania Banking Code, and (iii) to the New York Banking Board pursuant to Section 142 of the New York Banking Law, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. OBC and FESC each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

    4.4 Best Efforts

    (a) Subject to the terms and conditions of this Agreement, FESC, Merger Sub, and OBC shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither OBC nor any OBC Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of FESC, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude FESC from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

    (b) OBC shall give prompt notice to FESC, and FESC shall give prompt notice to OBC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of OBC or FESC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

    (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

    4.5 Investigation and Confidentiality

    OBC and FESC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. FESC and OBC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. FESC and OBC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 1, 1997 between OBC and FESC (the "Confidentiality Agreement").

    4.6 Press Releases

    OBC and FESC shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or AMEX or NASDAQ rules.

    4.7 Actions Pending the Merger

    (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by FESC, OBC shall, and shall cause each of the OBC subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

    (b) OBC shall not, and shall not permit any of the OBC Subsidiaries to, except with the prior written consent of FESC and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

        (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

        (2) in the case of OBC only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on OBC Common Stock in amounts not in excess of $.34 per share;

        (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

        (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

        (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock, except as contemplated by Section 2.27 hereof and except for Trust Account Shares and DPC Shares (each as defined in the Plan of Merger);

        (6) amend its articles or certificate of incorporation or association or by-laws; impose, or suffer the imposition, on any share of stock of any OBC Subsidiary held by OBC of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

        (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; other than through the acquisition of DPC Shares acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

        (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

        (9) liquidate or sell or dispose of any assets or acquire any assets, in each case other than in the ordinary course of business; except as Previously Disclosed, make any capital expenditure in excess of $250,000 in any instance or $2,500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments by such party or any Subsidiary of such party that exceed $100,000 in any instance or $1,000,000 in the aggregate, except with respect to renewals of leases in the ordinary course of business;

        (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except (i) in a manner consistent with past practice and (ii) for bonuses in respect of 1997 pursuant to the OBC 1987 Annual Incentive Bonus Plan (including without limitation the provisions thereof providing OBC with discretion in determining the amounts payable thereunder), provided, however, that in no event shall the aggregate amount paid pursuant to such plan in respect of 1997 exceed $1,500,000, consistent with the terms of such plan; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

        (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

        (12) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by law;

        (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; PROVIDED, HOWEVER, that OBC may communicate information about any such takeover proposal to its stockholders if, in the judgment of OBC's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. OBC will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. OBC will notify FESC immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, OBC, and OBC will promptly inform FESC in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving OBC or any OBC Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, OBC or any OBC Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

        (14) agree to do any of the foregoing.

    4.8 Certain Policies

    Prior to the Effective Date, OBC shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and FESC, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FESC; PROVIDED, HOWEVER, that OBC shall not be obligated to take any such action pursuant to this Section 4.8 unless and until (i) FESC irrevocably acknowledges to OBC in writing that all conditions to its obligation to consummate the Merger have been satisfied and
(ii) FESC irrevocably waives in writing any and all rights that it may have to terminate this Agreement and the Plan of Merger.

    4.9 Closing; Articles of Merger

    The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York 10022, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within five days prior to the end of such month, during the next following month) thereafter as may be specified by FESC. In connection with such Closing, Merger Sub and OBC shall execute a certificate of merger and shall cause such certificate to be delivered to the Delaware Secretary of State in accordance with Section 251(c) of the Delaware General Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger.

    4.10 Affiliates

    OBC and FESC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of OBC within the meaning of Rule 145 promulgated by the Commission under the Securities Act. OBC shall use its best efforts to cause each person so identified to deliver to FESC, no later than 30 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit 4.10 hereof).

    4.11 OBC Employees; Directors and Management; Indemnification

    (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by OBC and/or any of the OBC Subsidiaries on such date ("OBC Employees") shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by FESC and its subsidiaries after the Effective Date than those generally afforded to other employees of FESC subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with OBC or a OBC Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of FESC, and provided further that this Section 4.11(a) shall not be construed (i) to limit the ability of FESC and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require FESC or its affiliates to provide employees or former employees of OBC or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at FESC. FESC agrees to honor, or to cause the appropriate FESC Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, PROVIDED, HOWEVER, that the foregoing shall not prevent FESC from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the OBC Employees under the employee benefit plans maintained by OBC and/or the OBC Subsidiaries immediately prior to the Effective Date (the "OBC Plans") during a transition period shall be deemed to provide the OBC Employees with benefits that are no less favorable than those offered to other employees of FESC and its Subsidiaries, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the OBC Plans. No provision of this Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of OBC (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

    (b) To the extent that FESC has agreed to honor, or to cause the appropriate FESC Subsidiary to honor, the employee benefit and compensation plans, agreements and arrangements described in the preceding paragraph (a), FESC acknowledges that the Merger constitutes a "Change in Control" for all purposes pursuant to any such plans, agreements and arrangements. In addition, FESC acknowledges that, with respect to the employment and severance agreements listed in Schedule 4.11(b) only (the "Listed Agreements"), in light of FESC's plans relating to management assignments and responsibilities with respect to the business of OBC from and after the Effective Time, each employee who is a party to any such contract will, upon consummation of the Merger, have "Good Reason" to terminate employment thereunder. FESC also agrees to provide, or to cause the appropriate FESC Subsidiary to provide, as mutually agreed to by FESC and OBC, severance benefits and retention bonuses to OBC Employees other than OBC Employees who are parties to the Listed Agreements.

    (c) FESC's Board of Directors shall take all requisite action to elect as directors of FESC as of the Effective Date Mr. Bennett and four other individuals selected by the Board of Directors of OBC from among persons who are members of the Board of Directors of OBC prior to the Effective Date, provided that each of such four individuals shall be reasonably acceptable to FESC, and to elect Mr. Bennett as Chairman of FESC's Board of Directors and a member of the Executive Committee of FESC's Board of Directors as of the Effective Date and FESC shall cause M&T Bank's Board of Directors to take all requisite action to elect as directors of M&T Bank Mr. Bennett and four other individuals selected by the Board of Directors of OBC from among persons who are members of the Board of Directors of OBC prior to the Effective Date, provided that each of such four individuals shall be reasonably acceptable to FESC and to elect Mr. Bennett as Vice Chairman of M&T Bank as of the Effective Date.

    (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of OBC (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that he is or was a director, officer or employee of OBC, any of the OBC Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Plan of the Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, FESC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FESC; PROVIDED, HOWEVER, that (1) FESC shall have the right to assume the defense thereof and upon such assumption FESC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FESC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between FESC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FESC, and FESC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) FESC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) FESC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) FESC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FESC thereof, provided that the failure of any Indemnified Party to so notify FESC shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices FESC. FESC's obligations under this Section 4.11(d) continue in full force and effect for a period of six (6) years from the Effective Date; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (e) FESC agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of OBC and its Subsidiaries (the "Covered Parties") as provided in their respective Certificates of Incorporation, By-Laws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six (6) years from the Effective Date; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; PROVIDED, FURTHER, HOWEVER, that nothing contained in this Section 4.11(e) shall be deemed to preclude the liquidation, consolidation or merger of OBC or any OBC Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

    (f) FESC, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of OBC on or before the Effective Date to be covered by OBC's existing directors' and officers' liability insurance policy (provided that FESC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.11(f) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than three (3) years after the Effective Date; PROVIDED, HOWEVER, that in no event shall FESC be required to expend more than 150% of the current amount expended by OBC (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and FURTHER PROVIDED that the Insurance Amount shall be deemed a reasonable cost for purposes of this Section 4.11(f). OBC agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at FESC's request.

    (g) In the event FESC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FESC assume the obligations set forth in this section.

    (h) The provisions of Section 4.11 (d), (e), (f) and (g) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. The provisions of Section 4.11(b) referring to the Listed Agreements are intended to be for the benefit of, and shall be enforceable by, those individuals who are parties thereto and their respective heirs and representatives.

    4.12 OBC Subsidiaries

    OBC undertakes and agrees that, if so requested by FESC, it shall take all necessary action to facilitate the merger of OBC Subsidiaries with subsidiaries of FESC or the dissolution of such OBC Subsidiaries effective at or after the Effective Date; PROVIDED, HOWEVER, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and PROVIDED FURTHER, HOWEVER, that OBC shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code as determined in good faith by counsel to OBC.

    4.13 Dividends

    After the date of this Agreement, each of FESC and OBC shall coordinate with the other the declaration of any dividends in respect of FESC Common Stock and OBC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FESC Common Stock or OBC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FESC Common Stock and/or OBC Common Stock and any shares of FESC Common Stock any such holder receives in exchange therefor in the Merger.

    4.14 Advisory Boards

    (a) Unless prohibited by applicable law, promptly following the Effective Date, FESC shall cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the Board of Directors of OBC on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of FESC pursuant to Section 4.11(c) hereof) to be appointed or elected as members of the newly-formed Syracuse Division of M&T Bank's Advisory Board, which shall meet not less frequently than 10 times per year and the function of which shall be to advise M&T Bank on deposit and lending activities in OnBank's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees set forth in
Schedule 4.14(a) hereof; provided, however, that director shall be paid the annual retainer and meeting attendance notwithstanding anything else in this paragraph (a), no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

    (b) Unless prohibited by applicable law, promptly following the Effective Date, FESC shall cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the Board of Directors of Franklin First on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of FESC pursuant to Section 4.11(c) hereof) to be appointed or elected as members of the newly-formed Pennsylvania Division of M&T Bank's Advisory Board, which shall meet not less frequently than 10 times per year and the function of which shall be to advise M&T Bank on deposit and lending activities in Franklin First's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees set forth in Schedule 4.14(b) hereof; provided, however, that notwithstanding anything else in this paragraph (b), no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

                                   ARTICLE 5
                              CONDITIONS PRECEDENT

    5.1 Conditions Precedent--FESC, Merger Sub and OBC

    The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

    (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of FESC or OBC so materially and adversely affects the anticipated economic and business benefits to FESC or OBC, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

    (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or threatened by the Commission to suspend the effectiveness of such Registration Statement, and FESC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

    (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which OBC or any OBC Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on OBC;

    (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

    (f) The shares of FESC Common Stock which shall be issued in the Merger shall have been approved for listing on the AMEX, subject to official notice of issuance;

    (g) FESC and OBC shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to FESC and OBC, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, OBC and FESC will each be a party to such reorganization within the meaning of Section 368(b) of the Code and that accordingly:

        (i) No gain or loss will be recognized by FESC, Merger Sub or OBC as a result of the Merger;

        (ii) No gain or loss will be recognized by OBC stockholders with respect to shares of FESC Common Stock received in exchange for all of their shares of OBC Common Stock;

        (iii) The gain, if any, realized by OBC stockholders who receive FESC Common Stock and cash (other than cash in lieu of a fractional share interest of FESC Common Stock) in exchange for their shares of OBC Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such an OBC stockholder on the exchange;

        (iv) Cash received by an OBC stockholder who receives solely cash in exchange for his or her shares of OBC Common Stock will be treated as having been received by such stockholder as a distribution in redemption of his or her shares of OBC Common Stock;

        (v) Each OBC stockholder's aggregate tax basis in any shares of FESC Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of OBC Common Stock such shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the stockholder and increased by the amount which was treated as a dividend and any gain recognized (not including any portion which was treated as a dividend) by the stockholder in the exchange; and

        (vi) Each OBC stockholder's holding period in any shares of FESC Common Stock received in the transaction will, in each instance, include the period during which the shares of OBC Common Stock surrendered in exchange therefor were held, provided that such shares of OBC Common Stock were held as capital assets by the stockholder on the Effective Date.

    In rendering the opinion described in this subsection (g), Arnold & Porter will rely on representations and facts as provided by FESC and OBC, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

    5.2 Conditions Precedent--OBC

    The obligations of OBC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by OBC pursuant to Section 6.4 hereof:

    (a) The representations and warranties of FESC and Merger Sub set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by OBC; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on FESC;

    (b) FESC and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

    (c) Each of FESC and Merger Sub shall have delivered to OBC a certificate, dated the Closing Date and signed by its respective Chairman, President, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

    (d) OBC shall have received from Price Waterhouse letters dated not more than five days prior to (i) the effective date of the Registration Statement and
(ii) the Closing Date, with respect to certain financial information regarding FESC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

    (e) OBC shall have received the opinions of the General Counsel of FESC or Arnold & Porter dated the Closing Date, as to the matters specified in Exhibit 5.2(e) hereto.

    5.3 Conditions Precedent--FESC and Merger Sub

    The respective obligations of FESC and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by FESC pursuant to Section 6.4 hereof:

    (a) The representations and warranties of OBC set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by FESC; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on OBC;

    (b) OBC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

    (c) OBC shall have delivered to FESC and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

    (d) FESC shall have received from KPMG Peat Marwick letters dated not more than five days prior to (i) the effective date of the Registration Statement and
(ii) the Closing Date, with respect to certain financial information regarding OBC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

    (e) FESC and Merger Sub shall have received opinions of Skadden, Arps, Slate, Meagher & Flom, LLP, dated the Closing Date, as to the matters specified in Exhibit 5.3(e) hereto; and

    (f) Dissenters' rights shall not have been exercised with respect to more than 10% of the outstanding shares of OBC Common Stock.

                                   ARTICLE 6
                       TERMINATION, WAIVER AND AMENDMENT

    6.1 Termination

    This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of FESC and OBC:

    (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

    (b) At any time on or prior to the Closing Date, by FESC in writing, if OBC has, or by OBC in writing, if FESC or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if
(x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof;

    (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

    (d) At any time, by any party hereto in writing, if the shareholders of FESC or OBC do not approve the transactions contemplated herein at the special meetings duly called for that purpose; or

    (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

    (f) By OBC, upon the execution by OBC of a definitive agreement relating to a takeover proposal (as defined in Section 4.7(b)(13)), provided that (i) OBC shall have complied with its obligations under Section 4.7(b)(13) hereof, (ii) the Board of Directors of OBC shall have determined, after having received the advice of outside legal counsel to OBC and the advice of OBC's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, OBC shall have made an irrevocable and unconditional offer to FESC in writing to repurchase the Option (as defined in the Option Agreement) from FESC at any time, within 30 days following the date of such offer, at a price equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price (as defined in the Option Agreement), multiplied by the number of shares for which the Option may then be exercised (subject to the limitation set forth in Section 15 of the Option Agreement), with an undertaking to effect such repurchase by wire transfer of immediately available funds to an account designated by FESC within two business days following receipt of written notice from FESC pursuant to this Section 6.1(f) of its election to tender the Option to OBC for repurchase and the applicable repurchase price. The term "Market/Offer Price" shall mean the highest of (i) the price per share of OBC Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of OBC Common Stock to be paid by any third party pursuant to an agreement with OBC, (iii) the highest closing price for shares of OBC Common Stock within the six-month period immediately preceding the date FESC gives notice of the required repurchase of the Option in accordance with this Section 6.1(f), or
(iv) in the event of a sale of all or a substantial portion of OBC's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of OBC as determined by a nationally recognized investment banking firm selected by FESC, and reasonably acceptable to OBC, divided by the number of shares of OBC Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the FESC, and reasonably accepted to OBC.

    6.2 Effect of Termination

    In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

    6.3 Survival of Representations, Warranties and Covenants

    All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive FESC, Merger Sub or OBC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either FESC or OBC, the aforesaid representations, warranties and covenants being material inducements to the consummation by FESC, Merger Sub and OBC of the transactions contemplated herein.

    6.4 Waiver

    Except with respect to any required shareholder or regulatory approval, FESC and OBC, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of FESC and
OBC) extend the time for the performance of any of the obligations or other acts of OBC, on the one hand, or FESC or Merger Sub, on the other hand, and may waive
(i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of FESC or OBC shall change the number of shares of FESC Common Stock into which each share of OBC Common Stock shall be converted pursuant to the Merger.

    6.5 Amendment or Supplement

    This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7
                                 MISCELLANEOUS

    7.1 Expenses

    Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that FESC and OBC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

    7.2 Entire Agreement

    This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

    7.3 No Assignment

    No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

    7.4 Notices

    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to OBC:

       ONBANCorp, Inc.
       101 South Salina Street
       Syracuse, New York 13202
       Attention: Robert J. Bennett
                Chairman, President and
                Chief Executive Officer

       Facsimile No.: 315-424-4085

       With a required copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attention: William S. Rubenstein, Esquire
       Facsimile No.: 212-735-2000

       If to FESC or Merger Sub:

       First Empire State Corporation
       One M&T Plaza
       Buffalo, New York 14240
       Attention: Michael P. Pinto
                Executive Vice President and
                Chief Financial Officer

       Facsimile No.: 716-842-5220

       With a required copy to:

       First Empire State Corporation
       One M&T Plaza
       Buffalo, New York 14240
       Attention: Richard A. Lammert, Esquire
                Senior Vice President and
                General Counsel

       Facsimile No.: 716-842-5376

       and to:

       Arnold & Porter
       555 Twelfth Street, N.W.
       Washington, D.C. 20004
       Attention: Steven Kaplan, Esquire
       Facsimile No.: 202-942-5999

    7.5 Interpretation

    The captions contained in this Reorganization Agreement are for reference purposes only and are not part of, and shall not affect in any way the meaning or interpretation of, this Reorganization Agreement.

    7.6 Counterparts

    This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    7.7 Governing Law

    This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                FIRST EMPIRE STATE CORPORATION

                                By   /s/ RICHARD A. LAMMERT
                                     ------------------------------------------
                                     Richard A. Lammert
                                     Senior Vice President
                                     and General Counsel

                                OLYMPIA FINANCIAL CORP.

                                By   /s/ RICHARD A. LAMMERT
                                     ------------------------------------------
                                     Richard A. Lammert
                                     Secretary

                                ONBANCORP, INC.

                                By   /s/ ROBERT J. BENNETT
                                     ------------------------------------------
                                     Robert J. Bennett
                                     Chairman, President
                                     and Chief Executive Officer

                                                                         ANNEX A

                                    FORM OF
                        AGREEMENT AND PLAN OF MERGER OF
                                ONBANCORP, INC.
                                 WITH AND INTO
                            OLYMPIA FINANCIAL CORP.

    AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of October 28, 1997, by and between ONBANCORP, INC. ("OBC"), a Delaware corporation having its principal executive office at 101 South Salina Street, Syracuse, New York 13202 and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at One M&T Plaza, Buffalo, New York, 14240 and joined in by FIRST EMPIRE STATE CORPORATION ("FESC"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14240.

                                   WITNESSETH

    WHEREAS, the respective Boards of Directors of OBC, Merger Sub and FESC deem the merger of OBC with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of OBC, Merger Sub and FESC have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

    WHEREAS, the parties hereto desire that OBC shall be acquired by FESC through the merger of OBC with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

    WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                     MERGER

    Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), OBC shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in, 8 Del. Code Ch. 1, subchapter IX (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of OBC shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                  ARTICLE II.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Certificate of Incorporation and the By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                  ARTICLE III.
                               BOARD OF DIRECTORS

    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                  ARTICLE IV.
                                    CAPITAL

    At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                   ARTICLE V.
                         CONVERSION AND EXCHANGE OF OBC
                       SHARES; FRACTIONAL SHARE INTERESTS

    1. At the Effective Time, each share of the common stock of OBC, par value $1.00 per share ("OBC Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article V, and subject to Sections 5 and 7 of this Article V), together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of September 25, 1989 between OBC and The Bank of New York, as rights agent, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article V, either (i) the right to receive $69.50 in cash without interest (the "Cash Consideration") or
(ii) 0.161 of a share (the "Exchange Ratio") of common stock, par value $5.00 per share, of FESC ("FESC Common Stock") (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

    2. (a) At the Effective Time, all shares of OBC Common Stock held in the treasury of OBC or owned beneficially by any Subsidiary of OBC other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of OBC Common Stock owned by FESC or owned beneficially by any subsidiary of FESC other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

    (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of OBC Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this Article V unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of OBC Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Article V. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of OBC Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by FESC in its sole discretion.

    3. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing OBC Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by FESC and reasonably satisfactory to OBC (the "Exchange Agent") in such form as OBC and FESC shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of OBC Common Stock (other than holders of Dissenting Shares or shares of OBC Common Stock to be cancelled as provided in Section 2(a) of this Article V) as of a record date which is not less than five nor more than ten business days prior to the Mailing Date. The "Mailing Date" shall be a date specified by OBC which date shall be not earlier than the earlier to occur and not later than the later to occur of the date of the OBC stockholder meeting contemplated by Section 4.1 of the Reorganization Agreement or the tenth business day following the date upon which the last of the regulatory approvals contemplated by Section 5.1(b) of the Reorganization Agreement shall have been received (without regard to any waiting periods in respect thereof).

    (b) Each Election Form shall entitle the holder of shares of OBC Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"), PROVIDED, HOWEVER, that a holder may make a Mixed Election only if such election would result in a Cash Election with respect to at least 100 shares of OBC Common Stock and a Stock Election with respect to at least 100 shares of OBC Common Stock. Holders of record of shares of OBC Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of OBC Common Stock held by that Representative for a particular beneficial owner. Shares of OBC Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of OBC Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of OBC Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of OBC Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

    (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as OBC and FESC may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by FESC pursuant to Section 9 of this
Article V, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of OBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any OBC stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any OBC stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FESC and OBC that this Plan of Merger has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of OBC Common Stock held by such stockholder shall be designated "Non-Election Shares." FESC shall cause the Certificates representing OBC Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

    (d) Notwithstanding any other provision contained in this Plan of Merger, the number of shares of OBC Common Stock to be converted into the Stock Consideration in the Merger shall not be less than 60% of the total number of shares of OBC Common Stock issued and outstanding immediately prior to the Effective Time, or more than 70% of the total number of shares of OBC Common Stock issued and outstanding immediately prior to the Effective Time (in each case, excluding (x) shares of OBC Common Stock to be cancelled as provided in
Section 2(a) of this Article V and (y) Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding OBC Shares")); PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code and that the tax opinion referred to in Section 5.1(g) of the Reorganization Agreement can be rendered (each as reasonably determined by Arnold & Porter, special tax counsel to FESC), FESC shall reduce the number of Outstanding OBC Shares that will be converted into the right to receive the Cash Consideration in accordance with a written agreement which shall be entered into between FESC and OBC on or prior to the Closing Date.

    (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FESC shall cause the Exchange Agent to effect the allocation among holders of OBC Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

        (i) If the Stock Election Number exceeds 70% of the total number of Outstanding OBC Shares, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article V, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by
    (y) a fraction, the numerator of which is 70% of the total number of Outstanding OBC Shares and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

        (ii) If the Stock Election Number is less than 60% of the total number of Outstanding OBC Shares (the amount by which 60% of the total number of Outstanding OBC Shares exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

           (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then, subject to Section 7 of Article V, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by
       (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

           (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this
       Article V, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration; and

        (iii) In the event that the Stock Election Number equals or exceeds 60% of the total number of Outstanding OBC Shares but is less than or equal to 70% of the total number of Outstanding OBC Shares, then all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

    For purposes of this Section 3(e), if FESC is obligated to increase the number of Outstanding OBC Shares to be converted into shares of FESC Common Stock as a result of the application of the last clause of Section 3(d) above, then the higher number shall be substituted for 60% of the total number of Outstanding OBC Shares in the calculations set forth in this Section 3(e).

    (f) All of the shares of OBC Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article V shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of OBC Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article V, as allocated among the holders of OBC Common Stock in accordance with this Section 3.

    (g) On the Effective Date, FESC shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 3, certificates representing the aggregate number of shares of FESC Common Stock into which the outstanding shares of OBC Common Stock shall be converted pursuant to this Article V, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares (such cash and certificates are hereinafter referred to as the "Exchange Fund"). After the Effective Date, FESC shall, on the applicable payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to shares of FESC Common Stock held in the Exchange Fund. As soon as practicable after the Effective Date, the Exchange Agent shall distribute to holders of shares of OBC Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election Form) of one or more Certificates for cancellation,
(i) a certificate representing that number of whole shares of FESC Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of FESC Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to FESC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FESC Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of OBC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of FESC Common Stock until FESC has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of FESC Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of FESC or its agent that such taxes have been paid or are not payable.

    (h) Any portion of the Exchange Fund consisting of cash deposited by FESC into the Exchange Fund, of shares of FESC Common Stock or the cash dividends paid on FESC Common Stock deposited by FESC into the Exchange Fund pursuant to
Section 3(g) (including the proceeds of any investments thereof) that remains unclaimed by the holders of OBC Common Stock for one year after the Effective Date shall be returned to FESC. Any holders of OBC Common Stock who have not theretofore complied with the provisions of this Article V with respect to exchange of their Certificates shall thereafter look only to FESC for delivery of the shares of FESC Common Stock, the cash in lieu of fractional shares of FESC Common Stock, any unpaid dividends and distributions on the FESC Common Stock and the cash portion of the Merger Consideration deliverable in respect of each share of OBC Common Stock that such holder holds, as determined pursuant to this Plan of Merger, in each case without any interest thereon.

    4. Upon the Effective Date, the stock transfer books of OBC shall be closed and no transfer of OBC Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article V. Any other provision of this Plan of Merger notwithstanding, neither FESC or its agent nor any party to the Merger shall be liable to a holder of OBC Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

    5. In the event that prior to the Effective Date the outstanding shares of FESC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in FESC's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article V.

    6. (a) At the Effective Time, each option to acquire OBC Common Stock (each an "OBC Option") granted under the 1992 OBC Directors' Stock Option Plan, the OBC 1987 Stock Option and Appreciation Rights Plan or the Franklin First Savings Bank Incentive Plan (collectively, the "OBC Stock Option Plans") which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by FESC. Each OBC Option so assumed by FESC shall continue to have, and be subject to, the same terms and conditions set forth in the OBC Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such OBC Option shall be exercisable (when vested) for that number of whole shares of FESC Common Stock equal to the product of the number of shares of OBC Common Stock covered by the OBC Option multiplied by the Exchange Ratio, provided that any fractional shares of FESC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of FESC Common Stock shall be equal to the exercise price per share of OBC Common Stock of such OBC Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any OBC Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (b) Each holder of an OBC Option which will be fully vested immediately prior to the Effective Time may elect to receive, in cancellation of such OBC Option on the Effective Date, and without payment of any consideration by such holder, an amount of cash computed by (i) multiplying the average closing price of FESC Common Stock on the American Stock Exchange (as reported in THE WALL STREET JOURNAL or, if not reported therein, another comparable authoritative source) for the ten trading days immediately preceding the Effective Date by 0.105; (ii) adding $24.33 to the product obtained in the preceding clause (i);
(iii) subtracting from the sum obtained in the preceding clause (ii) the per share exercise price of such OBC Option; and (iv) multiplying the difference obtained in the preceding clause (iii) by the number of shares of OBC Common Stock covered by the OBC Option being cancelled. Any such election shall be made by the holder of an OBC Option not later than the close of business on the Effective Date.

    7. Notwithstanding any other provision hereof, each holder of shares of OBC Common Stock who would otherwise have been entitled to receive pursuant to this
Article V a fraction of a share of FESC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of FESC Common Stock multiplied by the market value (as defined below) of FESC Common Stock. The "market value" of FESC Common Stock shall be the average of the closing prices of the FESC Common Stock on the American Stock Exchange-- Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported therein, another comparable authoritative source) for the ten trading days preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

    8. The provisions pertaining to OBC Options contained in Paragraphs 5 and 6 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of OBC Options and his or her heirs and representatives.

    9. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FESC, the posting by such person of a bond in such amount as FESC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of FESC Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.

                                  ARTICLE VI.
                          EFFECTIVE DATE OF THE MERGER

    A certificate of merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

    The obligations of FESC, Merger Sub and OBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article 5 of the Reorganization Agreement.

                                 ARTICLE VIII.
                                  TERMINATION

    Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of OBC, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                  ARTICLE IX.
                                 MISCELLANEOUS

    1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, FESC and OBC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

    2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

    3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

    4. This Plan of Merger shall be governed by and construed in accordance with the laws of Delaware applicable to the internal affairs of OBC and Merger Sub.

    5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                           FIRST EMPIRE STATE CORPORATION

/s/ MARIE KING                                   By:        /s/ RICHARD A. LAMMERT
------------------------------------------                  -----------------------------------
Marie King                                                  Richard A. Lammert
Secretary                                                   Senior Vice President and
                                                            General Counsel

Attest                                           OLYMPIA FINANCIAL CORP.

/s/ GARY S. PAUL                                 By:        /s/ RICHARD A. LAMMERT
------------------------------------------                  -----------------------------------
Gary S. Paul                                                Richard A. Lammert
Secretary

Attest                                           ONBANCORP, INC.

/s/ DAVID M. DEMBOWSKI                           By:        /s/ ROBERT J. BENNETT
------------------------------------------                  -----------------------------------
David M. Dembowski                                          Robert J. Bennett
Secretary                                                   Chairman, President and
                                                            Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated October 28, 1997, between ONBANCorp, Inc., a Delaware corporation ("Issuer"), and First Empire State Corporation, a New York corporation ("Grantee").

                                  WITNESSETH:

    WHEREAS, Grantee, Issuer and Olympia Financial Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"), and will enter into an Agreement and Plan of Merger to be dated as of the date of this Agreement (the "Plan of Merger," and, together with the Reorganization Agreement, the "Merger Agreements"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreements and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreements, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,529,000 fully paid and nonassessable shares of Issuer's Common Stock, par value $1.00 per share ("Common Stock"), at a price of $60.00 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreements) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreements.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED, HOWEVER, that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event, PROVIDED FURTHER, HOWEVER, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Plan of Merger) of the Merger; (ii) termination of the Merger Agreements in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreements if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised (nor may Grantee's rights under Section 13 hereof be exercised) at any time when Grantee shall be in willful breach of any of its covenants or agreements contained in the Merger Agreements under circumstances that would entitle Issuer to terminate the Merger Agreements (without regard to any grace period provided for in Section 6.1(b)(x) of the Reorganization Agreement). In the event that Issuer terminates the Merger Agreements under circumstances where the proviso to
Section 6.1(f) of the reorganization Agreement is applicable, then immediately upon Grantee's receipt of the wire transfer contemplated by such proviso to
Section 6.1(f), this Agreement shall terminate and shall become void and have no further force or effect and Grantee shall surrender this Agreement to Issuer.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreements;

        (ii) Any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

        (iii) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreements and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreements, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (u) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

        (iv) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Reorganization Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreements and (y) shall not have been cured prior to the Notice Date (as defined below).

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under federal or state banking law, prior approval of or notice to the Federal Reserve Board or any other federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. [reserved]

    8. [reserved]

    9. [reserved]

    10. The six-month period for exercise of certain rights under Sections 2, 6 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board and the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $43.6 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $43.6 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $43.6 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of (i)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, plus (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreements, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          ONBANCORP, INC.
                                          By: /s/ ROBERT J. BENNETT
                                             Name: Robert J. Bennett
                                             Title: Chairman and Chief
                                             Executive Officer

                                          FIRST EMPIRE STATE CORPORATION
                                          By: /s/ RICHARD A. LAMMERT
                                             Name: Richard A. Lammert
                                             Title: Senior Vice President
                                             and General Counsel

                                                                      APPENDIX C

                                                                February 9, 1998

The Board of Directors
First Empire State Corporation
One M&T Plaza
Buffalo, NY 14240

ATTN: Gary S. Paul
      Senior Vice President

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to First Empire State Corporation ("FES") and its stockholders of the consideration to be paid ("Merger Consideration") in the proposed merger (the "Merger") of a subsidiary of FES and ONBANCorp, Inc. ("ONBK") pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement") dated October 28, 1997 by and among FES, Olympia Financial Corp. and ONBK. It is our understanding that the Merger will be structured as a purchase accounting transaction under generally accepted accounting principles.

    As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of ONBK, par value $1.00 per share ("ONBK Common Stock"), except for any dissenting shares, will be exchanged for 0.161 of a share of FES common stock, $5.00 par value per share, or $69.50 in cash.

    Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of ONBK or FES, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to FES. KBW has served as financial advisor to FES in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from FES for those services.

    In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ONBK and FES and the Merger, including among other things, the following:

    i. Reviewed the Merger Agreement;

    ii. Reviewed certain historical financial and other information concerning FES for the five years ending December 31, 1996 and the quarter ending September 30, 1997, including FES' Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iii. Reviewed certain historical financial and other information concerning ONBK for the five years ending December 31, 1996 and the quarter ending September 30, 1997, including ONBK's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both FES and ONBK;

    v. Held discussions with senior management of FES and ONBK with respect to their past and current financial performance, financial condition and future prospects;

    vi. Reviewed certain internal financial data, projections and other information of FES and ONBK, including financial projections prepared by management;

    vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared FES and ONBK from a financial point of view with certain of these institutions;

    viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

    ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

    In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of FES and ONBK as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for FES and ONBK are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of FES, ONBK, or any of their respective subsidiaries nor did we verify any of FES' or ONBK's books or records or review any individual loan or credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of FES and ONBK;
(ii) the assets and liabilities of FES and ONBK; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FES and its stockholders.

                                          Very truly yours,
                                          KEEFE, BRUYETTE & WOODS, INC.

                                                                      APPENDIX D

February 9, 1998

Board of Directors
ONBANCorp, Inc.
101 South Salina Street
Syracuse, New York 13202

Ladies and Gentlemen:

    ONBANCorp, Inc. ("ONBANCorp"), First Empire State Corporation ("First Empire") and Olympia Financial Corp., a wholly-owned subsidiary of First Empire ("Olympia"), have entered into an Agreement and Plan of Reorganization, dated as of October 28, 1997 (the "Agreement"), pursuant to which ONBANCorp will be merged with and into Olympia (the "Merger"). Upon consummation of the Merger, each share of ONBANCorp common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the Merger (together with the rights associated therewith issued pursuant to the Rights Agreement dated as of September 25, 1989 between ONBANCorp and The Bank of New York, as rights agent, the "ONBANCorp Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (i) 0.161 of a share of First Empire common stock, par value $5.00 per share, or (ii) $69.50 in cash, subject to the election and proration procedures set forth in the Agreement which provide, among other things, that the total number of ONBANCorp Shares which may be converted into First Empire common stock may not be less than 60% or more than 70% of the total number of shares of ONBANCorp Common Stock issued and outstanding immediately prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by the holders of the ONBANCorp Shares.

    Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of October 28, 1997, between ONBANCorp and First Empire; (iii) ONBANCorp's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its Annual Report on Form 10-K for the year ended December 31, 1996; (iv) First Empire's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its Annual Report on Form 10-K for the year ended December 31, 1996; (v) ONBANCorp's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997, respectively; (vi) First Empire's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997, respectively; (vii) summary financial information contained in ONBANCorp's press release dated January 26, 1998 concerning ONBANCorp's financial condition and results of operations for the three months and year ended December 31, 1997; (viii) summary financial information contained in First Empire's press release dated January 9, 1998 concerning First Empire's financial condition and results of operations for the three months and year ended December31, 1997; (ix) certain financial analyses and forecasts of ONBANCorp prepared by and reviewed with management of ONBANCorp and the views of senior management of ONBANCorp regarding ONBANCorp's past and current business operations, results thereof, financial condition and future prospects; (x) certain financial analyses and forecasts of First Empire prepared by and reviewed with management of First Empire and the views of senior management of First Empire regarding First Empire's past and current business operations, results thereof, financial condition and future prospects; (xi) the pro forma impact of the Merger; (xii) the publicly reported historical price and trading activity for ONBANCorp's and First Empire's common stock, including a comparison of certain financial and stock market information for ONBANCorp and First Empire with similar publicly available information for certain other companies the securities of which are publicly traded; (xiii) the financial terms of recent business combinations in the banking industry, to the extent publicly available;
(xiv) the current market environment generally and the banking environment in particular; and (xv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with rendering this opinion, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ONBANCorp or First Empire or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of ONBANCorp and First Empire). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of ONBANCorp and First Empire and that such performances will be achieved. We have also assumed that there has been no material change in ONBANCorp's or First Empire's assets, financial condition, results of operations, business or prospects since September 30, 1997, the date of the last financial statements noted above. We have assumed that ONBANCorp and First Empire will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Empire common stock will be when issued to ONBANCorp's shareholders pursuant to the Agreement or the prices at which ONBANCorp's or First Empire's common stock will trade at any time.

    We have acted as ONBANCorp's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past we have also provided, and may continue to provide, certain other investment banking services for ONBANCorp and have received, and will receive, compensation for such services.

    In the ordinary course of our business, we may actively trade the debt and equity securities of ONBANCorp and First Empire for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of ONBANCorp in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of ONBANCorp as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit to ONBANCorp's and First Empire's Joint Proxy Statement/ Prospectus dated the date hereof.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the consideration to be received in the Merger by the holders of ONBANCorp Shares is fair, from a financial point of view, to the holders of such shares.

                                          Very truly yours,

                                          SANDLER O'NEILL & PARTNERS, L.P.

                                                                      APPENDIX E

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

Section 262 Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof (or depository receipts in respect thereof), which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this Section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 721 and 722 of the New York Business Corporation Law ("NYBCL") provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.

    Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

    The Certificate of Incorporation of the Registrant provides that the Registrant will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    An index of exhibits appears at page II-6, which is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on February 9, 1998

                                FIRST EMPIRE STATE CORPORATION

                                By              /s/ MICHAEL P. PINTO
                                     -----------------------------------------
                                                  Michael P. Pinto
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act , this Registration Statement has been signed by the following persons in the capacities indicated on February 9, 1998.

                       SIGNATURE                          TITLE
--------------------------------------------------------  --------------------------------------------------------

                           *
       ------------------------------------------         Director, Chairman of the Board President and Chief
                   Robert G. Wilmers                        Executive Officer (Principal Executive Officer)

                           *
       ------------------------------------------         Executive Vice President and Chief Financial Officer
                    Michael P. Pinto                        (Principal Financial Officer)

                           *
       ------------------------------------------         Administrative Vice President Controller and Assistant
                  Michael R. Spychala                       Secretary (Principal Accounting Officer)

                           *
       ------------------------------------------         Director
                     Brent D. Baird

                           *
       ------------------------------------------         Director
                    John H. Benisch

                           *
       ------------------------------------------         Director
                   C. Angela Bontempo

                           *
       ------------------------------------------         Director
                    Robert T. Brady

                           *
       ------------------------------------------         Director
                   Patrick J. Callan

                       SIGNATURE                          TITLE
--------------------------------------------------------  --------------------------------------------------------
                           *
       ------------------------------------------         Director
                   Richard E. Garman

                           *
       ------------------------------------------         Director
                     James V. Glynn

                           *
       ------------------------------------------         Director
                     Roy M. Goodman

                           *
       ------------------------------------------         Director
                 Patrick W. E. Hodgson

                           *
       ------------------------------------------         Director
                 Samuel T. Hubbard, Jr.

                           *
       ------------------------------------------         Director
                   Lambros J. Lambros

                           *
       ------------------------------------------         Director
                   Wilfred J. Larson

                           *
       ------------------------------------------         Director
                    Jorge G. Pereira

                           *
       ------------------------------------------         Director
                Raymond D. Stevens, Jr.

                           *
       ------------------------------------------         Director
                 Herbert L. Washington

                           *
       ------------------------------------------         Director
                   John L. Wehle, Jr.

                    /s/ RICHARD A. LAMMERT
By:        ---------------------------------------
                      (ATTORNEY-IN-FACT)

                               INDEX OF EXHIBITS

Exhibit 2     Agreement and Plan of Reorganization (including Agreement and Plan of Merger as Annex A), included as Appendix A to the Proxy Statement and incorporated herein by reference.

Exhibit 5     Opinion of Richard A. Lammert, Esq. regarding the validity of First Empire
              Common Stock being registered, filed herewith.

Exhibit 8     Tax opinion of Arnold & Porter, filed herewith.

Exhibit 23.1  Consent of Price Waterhouse LLP, independent auditors for First Empire State
              Corporation, filed herewith.

Exhibit 23.2  Consent of KPMG Peat Marwick LLP, independent auditors for ONBANCorp, Inc., filed herewith.

Exhibit 23.3  Consent of Arnold & Porter, included in the opinion filed as Exhibit 8 hereto.

Exhibit 23.4  Consent of Keefe Bruyette & Woods, Inc., filed herewith.

Exhibit 23.5  Consent of Sandler O'Neill & Partners, L.P., filed herewith.

Exhibit 23.6  Consent of William F. Allyn, as required by Rule 438 under the Securities Act of 1933, filed herewith.

Exhibit 23.7  Consent of Robert J. Bennett, as required by Rule 438 under the Securities Act of 1933, filed herewith.

Exhibit 23.8  Consent of Russell A. King, as required by Rule 438 under the Securities Act of 1933, filed herewith.

Exhibit 23.9  Consent of Peter J. O'Donnell, as required by Rule 438 under the Securities
              Act of 1933, filed herewith.

Exhibit
23.10         Consent of John L. Vensel, as required by Rule 438 under the Securities Act of
              1933, filed herewith.

Exhibit 24    Powers of Attorney of certain directors and officers of First Empire, filed herewith.

Exhibit 99.1  Form of Proxy relating to First Empire, filed herewith.

Exhibit 99.2  Form of Proxy relating to ONBANCorp, filed herewith.

Exhibit 99.3  Stock Option Agreement, included as Appendix B to the Proxy Statement and incorporated herein by reference.